PROSPECTUS

                              EXCHANGE OFFER

                                    BY

                     LOEWEN GROUP INTERNATIONAL, INC.

[LOGO OF THE LOEWEN GROUP INTERNATIONAL, INC.]



                                  ----------

       Loewen Group International, Inc. is offering to exchange:

             . your outstanding 7.20% Series 6 Senior Guaranteed Notes (Unregistered) due 2003 for 7.20% Series 6 Senior
                Guaranteed Notes (Registered) due 2003, and

             . your outstanding 7.60% Series 7 Senior Guaranteed Notes (Unregistered) due 2008 for 7.60% Series 7 Senior
                Guaranteed Notes (Registered) due 2008.

   Following are certain terms and conditions relating to the registered notes:

             . The terms of the registered notes will be identical to those of your unregistered notes, except for certain transfer restrictions, registration rights and interest provisions.

             . The registered notes will be issued under the same indenture as your unregistered notes.

             . The registered notes will be fully and unconditionally guaranteed on a senior basis by The Loewen Group Inc.

             . You will be able to resell them without compliance with the prospectus delivery requirements of the Securities Act, subject to certain conditions.

             . The exchange of notes will not be a taxable event for U.S. or Canadian federal income tax purposes.

   To exchange your unregistered notes for registered notes, you must complete and send the letter of transmittal that accompanies this Prospectus to the exchange agent by 3:00 p.m., New York time, on October 30, 1998. If your unregistered notes are held in book-entry form at The Depository Trust Company, you must instruct DTC through your signed letter of transmittal that you wish to exchange your unregistered notes for registered notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of unregistered notes for registered notes.

   This Prospectus gives you detailed information about the exchange offer. We recommend that you read this entire Prospectus, along with the additional information described under the heading "Where You Can Find More Information." PAY PARTICULAR ATTENTION TO THE MATTERS REFERRED TO UNDER "RISK FACTORS" STARTING ON PAGE 13.

   The information contained in this Prospectus is not complete and may be amended. These securities may not be sold until the related registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. These securities have not been and will not be qualified for sale under the securities laws of Canada and, subject to certain exceptions, may not be offered or sold in Canada.

   These securities have not been approved by the Securities and Exchange Commission, any state securities commission or any securities commission or similar authority in Canada, nor have these organizations determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   This Prospectus is dated September 23, 1998.

                             ABOUT THIS PROSPECTUS

  In this Prospectus, we use the term "Loewen" to refer to The Loewen Group Inc.; we use the term "the Company" to refer to Loewen and its subsidiaries and associated companies; and we use the term "LGII" to refer to Loewen Group International, Inc. LGII is Loewen's principal subsidiary and the holding company for all of the Company's United States operations.

  All dollar amounts in this Prospectus are in United States dollars ("U.S.$" or "$") unless otherwise indicated. References to "Cdn.$" are to Canadian dollars.

  The Company prepares its consolidated financial statements included in its reports filed pursuant to the Exchange Act in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Differences between Canadian GAAP and accounting principles generally accepted in the United States ("U.S. GAAP"), as applicable to the Company, are explained in Note 23 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended 1997 (the "1997 Consolidated Financial Statements"), and in Note 8 to the interim consolidated financial statements included in the Company's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1998 (the "June 1998 Interim Consolidated Financial Statements"), filed August 18, 1998. The Company's selected consolidated financial data included in this Prospectus is presented on a Canadian GAAP and U.S. GAAP basis.

  Financial statements with respect to LGII also are prepared in accordance with Canadian GAAP. The LGII selected consolidated financial data included in this Prospectus are presented on a Canadian GAAP basis.

  Effective January 1, 1994, the Company adopted the United States dollar as its reporting currency. Financial information relating to periods prior to January 1, 1994 has been translated from Canadian dollars into United States dollars as required by Canadian GAAP at the December 31, 1993 rate of U.S.$1.00 = Cdn.$1.3217.

  CERTAIN IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LOEWEN THAT IS NOT INCLUDED IN THIS PROSPECTUS IS CONSIDERED TO BE A PART OF THIS PROSPECTUS BECAUSE IT IS INCLUDED IN OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. AMONG SUCH DOCUMENTS ARE LOEWEN'S ANNUAL REPORT ON FORM 10-K FOR THE LAST FISCAL YEAR AND ITS QUARTERLY REPORTS ON FORM 10-Q FILED SINCE THE END OF SUCH FISCAL YEAR. FOR A COMPLETE LIST OF THE DOCUMENTS INCORPORATED BY REFERENCE, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 55.

  AT YOUR REQUEST, LOEWEN WILL PROVIDE TO YOU, WITHOUT CHARGE, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO LOEWEN, 4126 NORLAND AVENUE, BURNABY, BRITISH COLUMBIA, CANADA V5G 3S8, ATTENTION: CORPORATE SECRETARY; TELEPHONE NO.: (604) 299-9321.

  IN ORDER TO ENSURE TIMELY DELIVERY OF REQUESTED DOCUMENTS, REQUESTS SHOULD BE MADE BY OCTOBER 23, 1998.

                               PROSPECTUS SUMMARY

  This summary is not complete and only highlights certain information in this Prospectus. As a result, this summary may not contain all of the information that is important to you. To understand the Exchange Offer, you should read this entire Prospectus, the documents incorporated by reference and the exhibits to the registration statement.

THE EXCHANGE OFFER

  When we initially sold the unregistered Series 6 and 7 notes, we agreed to register similar notes with the SEC and conduct this exchange offer. If we do not complete the exchange offer by December 24, 1998, we will be required to pay additional interest on the outstanding unregistered notes. You should read the discussion under the heading "Summary of Terms of the Exchange Notes" and "Description of the Exchange Notes" for further information regarding the registered notes.

  You will be able to resell the registered notes without compliance with the prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the headings "Summary of Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the registered notes.

THE COMPANY

  Loewen operates the second-largest number of funeral homes and cemeteries in North America and provides funeral, cemetery and cremation services at the time of need and on a pre-need basis. Loewen beneficially owns all of the outstanding common stock of LGII.

  As at July 31, 1998, the Company operated 1,123 funeral homes and 546 cemeteries throughout North America. During 1997, the Company expanded into the United Kingdom and now operates 26 funeral homes there. The Company also operates several insurance subsidiaries that principally sell life insurance products to fund funeral services purchased through a pre-need arrangement.

  The funeral service industry has a number of attractive characteristics. Historically, the funeral service industry has had a low business risk compared with most other businesses and has not been significantly affected by economic or market cycles. According to the preliminary 1996 Business Failure Record published by The Dun & Bradstreet Corporation, the average business failure rate in the United States in 1996 was 80 per 10,000. The 1996 business failure rate of the funeral service and crematoria industry was 12 per 10,000, among the lowest of all industries.

  Future demographic trends also are expected to contribute to the continued stability of the funeral service industry. Reflecting the well-publicized "graying of America" as the baby boom generation reaches old age, the U.S. Department of Commerce, Bureau of the Census, projects that the number of deaths in the United States will grow at approximately 0.9% annually through 2010.

  In addition, the funeral service industry in North America is highly fragmented, consisting primarily of small, stable, family-owned businesses. Management estimates that notwithstanding the increasing trend toward consolidation over the last few years, only approximately 13% of the 23,500 funeral homes and approximately 10% of the 10,500 cemeteries in North America are currently owned or operated by the five largest publicly traded North American funeral service companies.

  Historically, the Company has capitalized on these favorable industry fundamentals through a growth strategy that emphasized four key elements:

  (1) improving revenue and profitability of newly-acquired operations by implementing merchandising, marketing and pre-need sales programs, and realizing cost savings through bulk purchasing programs and other economies of scale,

  (2) continuing to increase the revenue and profitability of established locations through inflation-based pricing, further expansion of pre-need sales programs and additional merchandising and cost control programs,

  (3) acquiring large, multi-location urban properties that provide opportunities to consolidate economically smaller properties in a particular region, and

  (4) acquiring smaller funeral homes and cemeteries that offer significant synergies with existing properties.

  Although the Company has grown rapidly, the Company's recent operating results have been disappointing. Beginning in August 1997, the Company began implementing a number of management improvements and cost control measures including the closure of the Cincinnati office, field staff reductions aggregating approximately 550 employees and, in June 1998, the consolidation of management functions currently in the Company's Philadelphia office to the Vancouver head office. These measures have not yet had all of the desired impact and the Company's operating results for the three months ended June 30, 1998 were significantly below management's expectations. Although the Company will continue to implement its plans for improvements, on July 27, 1998 the Company secured the services of the investment banking firm Salomon Smith Barney to identify and evaluate opportunities to maximize shareholder value. Such opportunities may include strategic partnerships, combinations, dispositions and capital investments in the Company. In addition, the Company is reviewing its acquisition program with a goal of reducing substantially the level of acquisitions for the balance of 1998 and for 1999.

  Loewen was incorporated in 1985 under the laws of the Province of British Columbia, Canada. The principal executive offices of Loewen are located at 4126 Norland Avenue, Burnaby, British Columbia, Canada V5G 3S8; telephone no. (604) 299-9321.

  LGII was incorporated in 1987 under the laws of the State of Delaware. The principal executive offices of LGII are located at 3190 Tremont Avenue, Trevose, Pennsylvania, 19053; telephone no. (215) 364-7770.

SUMMARY OF TERMS OF THE EXCHANGE OFFER

The Exchange Offer........  LGII is offering to exchange:

                             . your outstanding 7.20% Series 6 Senior
                               Guaranteed Notes (Unregistered) due 2003 for
                               7.20% Series 6 Senior Guaranteed Notes
                               (Registered) due 2003, and

                             . your outstanding 7.60% Series 7 Senior
                               Guaranteed Notes (Unregistered) due 2008 for
                               7.60% Series 7 Senior Guaranteed Notes
                               (Registered) due 2008.

                            The registered notes will be identical to the unregistered notes, except for certain transfer restrictions, registration rights and interest provisions. You may exchange unregistered notes only in multiples of $1,000.

                            Once this exchange offer is complete, we will not conduct another exchange offer or register your unregistered notes at any time.

Expiration Date;
 Withdrawal of Tender.....  The exchange offer will expire at 3:00 p.m., New
                            York time, on October 30, 1998 unless we extend it. After you send your letter of transmittal to the exchange agent, if you decide not to exchange your unregistered notes, you can withdraw your letter of transmittal at any time before the exchange offer expires. Any unregistered notes not accepted for exchange for any reason will be returned to you as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering
 Outstanding Notes........  If you wish to exchange your unregistered notes, you must complete, sign and date the letter of transmittal and deliver it to State Street Bank and Trust Company. The letter of transmittal contains detailed instructions and also requires you to agree to comply with the registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery
 Procedures...............  You may be required to deliver certain documents with your letter of transmittal. If any of those documents are not available or deliverable before the exchange offer expires, you should follow the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Registration Rights
 Agreement................  If we are unable to complete the exchange offer because of a change in the SEC's position or a violation of applicable law, we will file a shelf registration statement covering resales of your outstanding notes. We will then use our best efforts to enable you to use the shelf registration statement for 180 days to resell your notes.

Resales...................  We believe you will be able to resell the registered notes without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                             . you acquire the notes in the ordinary course of
                               your business;

                             . you are not participating and do not intend to
                               participate in a distribution of the notes; and

                             . you are not an "affiliate" of ours.

                            If you do not meet these requirements, you may only transfer registered notes if you comply with the prospectus delivery and registration requirements of the Securities Act. Otherwise, you may incur liability under the Securities Act. We will not assume or indemnify you against such liability.

Certain U.S. and Canadian
 Federal Tax
 Considerations...........  For a discussion of certain U.S. and Canadian tax considerations relating to the exchange of unregistered notes for registered notes, see "Certain U.S. Federal Income Tax Considerations" and "Certain Canadian Federal Tax Considerations."

Certain Conditions to the
 Exchange Offer...........  The exchange offer is subject to certain customary conditions, which may be waived by LGII.

Use of Proceeds...........  There will be no proceeds to LGII or Loewen from the exchange of unregistered notes pursuant to the exchange offer.

Exchange Agent............  State Street Bank and Trust Company is the exchange agent. You can contact State Street Bank and Trust Company at State Street's Corporate Trust Department, Two International Place, 4th Floor, Boston, MA 02110, Attention: Kellie Mullen, telephone no. (617) 664-5290; and facsimile no.
                            (617) 664-5587.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

Issuer....................  Loewen Group International, Inc.

Exchange Notes............  In this Prospectus, the registered notes that will be issued in the exchange offer are called
                            "Exchange Notes." We will issue up to:

                             .$200 million principal amount of Series 6
                             Exchange Notes, and

                             .$250 million principal amount of Series 7
                             Exchange Notes.

Maturity Dates............  The Series 6 Exchange Notes will mature on June 1,
                            2003.

                            The Series 7 Exchange Notes will mature on June 1, 2008.

Interest Payment Dates....  June 1 and December 1, commencing December 1, 1998.
                            Interest on your outstanding unregistered notes will cease to accrue as soon as interest begins to accrue on the Exchange Notes.

Ranking...................  The Exchange Notes will be a senior obligation of
                            LGII and will rank equally as to the right of payment with all other senior indebtedness of LGII. Loewen's guarantees of the Exchange Notes will be senior obligations of Loewen and will rank equally as to the right of payment with all other senior indebtedness of Loewen.

                            When issued, the Exchange Notes and the guarantees will be secured by:

                             . a pledge of the shares of capital stock held by
                               Loewen of substantially all of the subsidiaries in which Loewen directly or indirectly holds more than a 50% voting or economic interest,

                             .  a guarantee by substantially all of the
                                Company's subsidiaries, and

                             . all of the financial assets of LGII (including shares of capital stock held by LGII of various subsidiaries).

                            The Exchange Notes will be subject to a covenant included in the Indenture that limits liens. In order to satisfy the lien limitation covenant, the collateral that secures the Exchange Notes has to be shared equally and ratably among you and all of our other senior creditors. You will not have any independent right to require a lien secured by the collateral to remain in place or unchanged or to require any other security for the Exchange Notes. Consequently, if a lien secured by the collateral is released and no other security is provided for the Exchange Notes, the Exchange Notes will become unsecured senior obligations of LGII and Loewen and will rank junior in right of payment to secured indebtedness of LGII and Loewen. As at June 30, 1998, the aggregate amount of senior indebtedness, including the indebtedness evidenced by the outstanding unregistered notes, was approximately $2 billion.

                            Creditors of LGII's and Loewen's subsidiaries will have a right to be paid before money is made available to LGII to make payments on the Exchange Notes. As at June 30, 1998, the aggregate amount of indebtedness of LGII's subsidiaries (excluding intercompany indebtedness) was approximately $73 million, and the aggregate amount of indebtedness of Loewen's subsidiaries other than LGII and its subsidiaries (excluding intercompany indebtedness) was approximately $3 million.

Guarantees................  Loewen will fully and unconditionally guarantee the
                            Exchange Notes on a senior basis.

Optional Redemption.......  LGII has the option to redeem the Exchange Notes, in whole or in part, at any time. The redemption price will be the greater of (1) 100% of the principal amount of the Exchange Notes and (2) the sum of the present values of the remaining scheduled principal and interest payments, discounted to the date of redemption on a semi-annual basis, at the applicable Treasury Yield plus
                            37.5 basis points (in the case of the Series 6 Exchange Notes) and 50 basis points (in the case of the Series 7 Exchange Notes), plus any accrued and unpaid interest to the redemption date.

Effect of Change of
 Control..................  In the event of a Change of Control, LGII must offer to purchase the outstanding Exchange Notes at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest to the purchase date. In addition, LGII must offer to purchase the Exchange Notes at a purchase price equal to 100% of the principal amount, plus any accrued and unpaid interest to the purchase date, with the net cash proceeds of certain sales or other dispositions of assets. To the extent LGII does not have available funds to meet its purchase obligations, LGII or Loewen (as the guarantor of the Exchange Notes) may be required to seek third-party financing to purchase the Exchange Notes. There can be no assurance that LGII or Loewen will be able to obtain third-party financing in these circumstances. The term "Change of Control" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of LGII or result in a downgrade of the credit rating of the Exchange Notes.

Certain Covenants.........  The Indenture contains certain covenants for your benefit which, among other things, and subject to certain exceptions, restrict our ability to:

                              . incur additional indebtedness*
                              . make certain payments, including dividends and
                                investments*
                              . create liens
                              . enter into agreements for a sale of assets*
                              . issue preferred stock*
                              . enter into transactions with interested
                                persons*
                              . make payments to subsidiaries*
                              . enter into sale-leaseback transactions
                              . enter into mergers and consolidations

                            The covenants marked by an asterisk will be suspended if the ratings assigned to the Exchange Notes by the Rating Agencies are no less than BBB-and Baa3, respectively. See "Description of Exchange Notes--Certain Covenants."

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

                             THE LOEWEN GROUP INC.
           (IN THOUSANDS OF U.S.$, EXCEPT OPERATING DATA AND RATIOS)

  Set forth below are certain selected consolidated financial and other data of the Company for the periods indicated. This information should be read in conjunction with the Company's 1997 Consolidated Financial Statements and other information included or incorporated by reference herein. The selected consolidated financial data for each of the years in the five-year period ended December 31, 1997 are derived from the Company's audited consolidated financial statements and notes thereto, which have been prepared in accordance with Canadian GAAP. The selected consolidated financial data for the six months ended June 30, 1998 and 1997 are derived from the unaudited June 1998 Interim Consolidated Financial Statements, which in management's opinion include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial results for the interim periods. Interim results are not necessarily indicative of results that may be expected for any other interim period or for a full year.

  The Company recorded pre-tax charges of $89.2 million ($58 million after tax) during 1997, representing $33.4 million of restructuring costs, $28.5 million of costs associated with strategic initiatives, and $27.3 million of other charges. The majority of the anticipated future savings from the restructuring and strategic initiatives are associated with the Company's efforts to more fully integrate its field and administrative operations, including its funeral homes and cemetery locations, and are expected to favorably influence gross margins in the Company's funeral and cemetery divisions. These initiatives are also expected to produce long-term savings, as a percentage of revenue, in general and administrative expenses and interest costs.

  The financial results for the year ended December 31, 1996 include $18.7 million (pre-tax) of finance and other costs related to an unsuccessful hostile takeover proposal for the Company. The financial results for the year ended December 31, 1995 include an aggregate of $195.7 million (pre-tax) for legal settlements and litigation related finance costs and certain general and administrative costs related to the legal settlements.

                          FOR THE SIX MONTHS
                            ENDED JUNE 30,                FOR THE YEAR ENDED DECEMBER 31,
                         --------------------- ----------------------------------------------------------------
                            1998       1997       1997        1996(1)         1995           1994       1993
                         ---------- ---------- ----------    ----------    ----------     ---------- ----------
INCOME STATEMENT DATA:
Revenue................. $  612,997 $  550,345 $1,114,099    $  908,385    $  598,493     $  417,328 $  303,011
Gross margin............    209,213    199,625    366,573       332,059       225,362        158,854    115,118
Earnings from
 operations.............    119,746    125,980    148,119       204,105       117,607         95,113     65,697
Net earnings (loss).....     42,047     49,968     42,728        63,906       (76,684)        38,494     28,182
OTHER FINANCIAL DATA:
Depreciation and
 amortization...........     40,383     33,400 $   71,383    $   56,763    $   40,103     $   28,990 $   21,196
EBITDA (2)..............    166,669    166,255    249,306       245,784       (25,758)       124,103     86,893
EBITDA, as adjusted ....         --         --    287,106(3)    264,462(4)    169,928(5)          --         --
Ratio of earnings to
 fixed charges (6)......       1.6x       1.9x       1.3x          1.9x            --(7)        2.5x       2.9x
Ratio of earnings to
 fixed charges, as
 adjusted...............         --         --       1.6x(8)       2.1x(9)       2.1x(10)         --         --
                            AS AT JUNE 30,                       AS AT DECEMBER 31,
                         --------------------- ----------------------------------------------------------------
                            1998       1997       1997        1996(1)       1995(1)        1994(1)    1993(1)
                         ---------- ---------- ----------    ----------    ----------     ---------- ----------
BALANCE SHEET DATA:
Total assets............ $4,822,292 $4,023,027 $4,503,160    $3,496,939    $2,262,980     $1,326,275 $  913,661
Total long-term debt
 (11)...................  2,113,284  1,470,660  1,793,934     1,495,925       932,296        515,703    341,184
Preferred securities of
 subsidiary.............     75,000     75,000     75,000        75,000        75,000         75,000        --
Shareholders' equity....  1,572,178  1,535,779  1,540,238     1,048,200       614,682        411,139    325,890
OPERATING DATA:
Number of funeral home
 locations (12).........      1,131        988      1,070           956           815            641        533
Number of funeral
 services...............     83,000     77,000    153,000       142,000       114,000         94,000     79,000
Number of cemeteries
 (12)...................        535        398        483           313           179            116         70

-------
 (1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1997.

 (2) EBITDA represents net earnings (loss) before interest, dividends on preferred securities of subsidiary, income taxes, depreciation and amortization. EBITDA has been included solely to facilitate the consideration of the covenants of the Indenture that are based, in part, on EBITDA. In addition, the Company understands that EBITDA is used by certain investors as one measure of the Company's historical ability to service its debt. EBITDA data are not a measure of financial performance, do not represent cash flow from operations under generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or for cash flow as a measure of liquidity. Please refer to the Consolidated Statements of Changes in Financial Position, which include information regarding cash provided by and applied to operations, investing and financing, and Management's Discussion and Analysis of Financial Condition and Results of Operations, which discusses liquidity and capital resources (including sources and uses of capital) in greater detail, both of which appear in the 1997 Form 10-K.
 (3) EBITDA, as adjusted, represents EBITDA before the effect of restructuring costs ($33.4 million), costs associated with strategic initiatives ($28.5 million), and the gain on sale of investment ($24.1 million).
 (4) EBITDA, as adjusted, represents EBITDA before the effect of finance and other costs ($18.7 million) related to the unsuccessful hostile takeover proposal for the Company.
 (5) EBITDA, as adjusted, represents EBITDA before the effect of legal settlements ($165 million), litigation related finance costs
     ($19.9 million), and professional fees and other costs related to certain litigation and settlements included in general and administrative expenses ($10.7 million).
 (6) The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added interest on long-term debt (excluding capitalized interest), dividends on preferred securities of subsidiary, amortization of deferred finance costs and taxes based on income of the Company. Fixed charges consist of interest on long-term debt, amortization of deferred finance costs and dividends on preferred securities of subsidiary.
 (7) The 1995 loss is not sufficient to cover fixed charges by a total of approximately $126.6 million and as such the ratio of earnings to fixed charges has not been computed. Reference is made to the Statement re Computation of Earnings to Fixed Charges Ratio (Canadian GAAP), which is
     Exhibit 12.1 to the 1997 Form 10-K.
 (8) The ratio of earnings to fixed charges, as adjusted, represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added interest on long-term debt (excluding capitalized interest), dividends on preferred securities of subsidiary, amortization of deferred finance costs, taxes based on income of the Company and the costs associated with the restructuring and strategic initiatives. The gain on the sale of investment has been deducted from net earnings.
 (9) The ratio of earnings to fixed charges, as adjusted, represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added interest on long-term debt (excluding capitalized interest), dividends on preferred securities of subsidiary, amortization of deferred finance costs, taxes based on income of the Company and finance and other costs related to the unsuccessful hostile takeover proposal for the Company.
(10) The ratio of earnings to fixed charges, as adjusted, represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added interest on long-term debt (excluding capitalized interest), dividends on preferred securities of subsidiaries, amortization of deferred finance costs, taxes based on income of the Company and the effect of legal settlements, litigation related finance costs and other costs related to certain litigation and settlements.
(11) Total long-term debt comprises long-term debt, including current portion.
(12) The numbers of locations for 1994 and 1993 include adjustments and consolidations related to prior periods.

  Had the Company prepared its consolidated financial statements in accordance with U.S. GAAP (see Note 23 to the 1997 Consolidated Financial Statements), selected consolidated financial data would have been as follows:

                          FOR THE SIX MONTHS
                            ENDED JUNE 30,                FOR THE YEAR ENDED DECEMBER 31,
                         --------------------- -----------------------------------------------------------------
                            1998       1997       1997        1996(1)         1995            1994       1993
                         ---------- ---------- ----------    ----------    ----------      ---------- ----------
INCOME STATEMENT DATA:
Revenue................. $  614,116 $  550,298 $1,115,400    $  909,137    $  598,493      $  417,479 $  308,402
Earnings from
 operations.............    126,216    130,408    147,933       198,869       117,376          94,758     66,711
Earnings (loss) before
 cumulative effect of
 change in accounting
 principles.............     41,827     51,403     42,231        64,559       (75,800)         39,652     28,912
OTHER FINANCIAL DATA:
EBITDA (2)..............    166,996    164,190    250,833       244,344       (26,967)        123,748     88,428
EBITDA, as adjusted.....         --         --    288,633(3)    263,022(4)    168,719 (5)         --         --
Ratio of earnings to
 fixed charges (6)......       1.6x       1.9x       1.3x          1.8x           --  (7)        2.4x       2.9x
Ratio of earnings to
 fixed charges, as
 adjusted...............         --         --       1.6x(8)       2.0x(9)       2.1x (10)        --         --
                            AS AT JUNE 30,                       AS AT DECEMBER 31,
                         --------------------- -----------------------------------------------------------------
                            1998       1997       1997        1996 (1)      1995 (1)        1994 (1)   1993 (1)
                         ---------- ---------- ----------    ----------    ----------      ---------- ----------
BALANCE SHEET DATA:
Total assets............ $5,152,648 $4,293,959 $4,776,535    $3,699,950    $2,345,874      $1,329,928 $  921,342
Total long-term debt
 (11)...................  2,113,284  1,470,660  1,793,934     1,495,925       892,296(12)     515,703    341,184
Preferred securities of
 subsidiary.............     75,000     75,000     75,000        75,000        75,000          75,000        --
Shareholders' equity ...  1,557,147  1,517,256  1,524,195     1,026,110       519,006(12)     385,950    299,059

--------
 (1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1997.
 (2) EBITDA represents net earnings (loss) before interest, dividends on preferred securities of subsidiary, income taxes, depreciation and amortization. EBITDA has been included solely to facilitate the consideration of the covenants of the Indenture that are based, in part, on EBITDA. In addition, the Company understands that EBITDA is used by certain investors as one measure of the Company's historical ability to service its debt. EBITDA data are not a measure of financial performance, do not represent cash flow from operations under generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of the Company's operating performance or for cash flow as a measure of liquidity. Please refer to the Consolidated Statements of Changes in Financial Position, which include information regarding cash provided by and applied to operations, investing and financing, and Management's Discussion and Analysis of Financial Condition and Results of Operations, which discusses liquidity and capital resources (including sources and uses of capital) in greater detail, both of which appear in the 1997 Form 10-K.
 (3) EBITDA, as adjusted, represents EBITDA before the effect of restructuring costs ($33.4 million), costs associated with strategic initiatives ($28.5 million), and the gain on sale of investment ($24.1 million).
 (4) EBITDA, as adjusted, represents EBITDA before the effect of finance and other costs ($18.7 million) related to the unsuccessful hostile takeover proposal for the Company.
 (5) EBITDA, as adjusted, represents EBITDA before the effect of legal settlements ($165 million), litigation related finance costs
     ($19.9 million), and professional fees and other costs related to certain litigation and settlements included in general and administrative expenses ($10.7 million).
 (6) The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added interest on long-term debt (excluding capitalized interest), dividends on preferred securities of subsidiary, amortization of deferred finance costs and taxes based on income of the Company. Fixed charges consist of interest on long-term debt, amortization of deferred finance costs and dividends on preferred securities of subsidiary.
 (7) The 1995 loss is not sufficient to cover fixed charges by a total of approximately $126.6 million and as such the ratio of earnings to fixed charges has not been computed. Reference is made to the Statement re Computation of Earnings to Fixed Charges Ratio (U.S. GAAP), which is
     Exhibit 12.2 to the 1997 Form 10-K.
 (8) The ratio of earnings to fixed charges, as adjusted, represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added interest on long-term debt (excluding capitalized interest), dividends on preferred securities of subsidiary, amortization of deferred finance costs, taxes based on income of the Company and the costs associated with the restructuring and strategic initiatives. The gain on the sale of investment has been deducted from net earnings.
 (9) The ratio of earnings to fixed charges, as adjusted, represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added interest on long-term debt (excluding capitalized interest), dividends on preferred securities of subsidiary, amortization of deferred finance costs, taxes based on income of the Company and finance and other costs related to the unsuccessful hostile takeover proposal for the Company.
(10) The ratio of earnings to fixed charges, as adjusted, represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income to which has been added interest on long-term debt (excluding capitalized interest), dividends on preferred securities of subsidiaries, amortization of deferred finance costs, taxes based on income of the Company and the effect of legal settlements, litigation related finance costs and other costs related to certain litigation and settlements.
(11) Total long-term debt comprises long-term debt, including current portion.
(12) In accordance with U.S. GAAP, the non-current portion of the provision for legal settlements was classified as a non-current accrued liability of $112.0 million rather than as long-term debt ($40.0 million) and share capital issuable under legal settlements ($72.0 million).

                        LOEWEN GROUP INTERNATIONAL, INC.
                            (IN THOUSANDS OF U.S.$)

  Loewen Group International, Inc. serves as the holding company for the United States assets and operations of the Company (other than assets and operations in Puerto Rico). At July 31, 1998, LGII's operations consisted of 970 funeral homes, 529 cemeteries and all of the Company's insurance companies. Loewen beneficially owns, directly or indirectly, all of the outstanding common stock of LGII.

  Set forth below are certain selected consolidated financial data relating to LGII. The selected consolidated financial data for each of the years in the five-year period ended December 31, 1997 are derived from audited consolidated financial statements of LGII, which have been prepared in accordance with Canadian GAAP. The selected consolidated financial data for the six months ended June 30, 1998 and 1997 are derived from the unaudited consolidated financial statements of LGII, which in management's opinion include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial results for the interim periods. Interim results are not necessarily indicative of results that may be expected for any other interim period or for a full year.

                                 FOR THE SIX MONTHS
                                   ENDED JUNE 30,                 FOR THE YEAR ENDED DECEMBER 31,
                                ---------------------- --------------------------------------------------------
                                   1998        1997       1997      1996(1)       1995        1994      1993
                                ----------  ---------- ----------  ----------  ----------  ---------- ---------
INCOME STATEMENT DATA:
Revenue.......................  $  567,018  $  511,047 $1,035,099  $  839,352  $  540,825  $  365,458 $ 263,493
Gross margin..................     192,071     177,126    308,697     296,566     198,867     136,639    97,328
Earnings from operations (2)..     111,860     110,910    116,774     179,185      75,715      84,390    59,462
Net earnings (loss) (3).......     (11,415)      2,699    (77,746)     (4,868)   (127,353)      7,491    10,671
                                   AS AT JUNE 30,                       AS AT DECEMBER 31,
                                ---------------------- --------------------------------------------------------
                                   1998        1997       1997      1996(1)     1995(1)     1994(1)    1993(1)
                                ----------  ---------- ----------  ----------  ----------  ---------- ---------
BALANCE SHEET DATA:
Current assets................  $  276,761  $  279,794 $  244,552  $  223,388  $  184,289  $   96,943 $  81,028
Non-current assets............   4,041,045   3,114,416  3,688,148   2,865,005   1,776,425     998,753   686,260
                                ----------  ---------- ----------  ----------  ----------  ---------- ---------
Total assets..................   4,317,806   3,394,210  3,932,700   3,088,393   1,960,714   1,095,696   767,288
Current liabilities...........     155,891     139,926    172,371     156,290     221,555      81,472    36,722
Long-term debt, excluding
 current portion..............   1,852,394   1,278,456  1,531,586   1,296,542     730,355     372,887   243,290
Other non-current
 liabilities..................   1,925,782   1,560,299  1,833,589   1,347,911     891,354     396,534   324,964
Preferred securities of
 subsidiary ..................      75,000      75,000     75,000      75,000      75,000      75,000       --
Shareholders' equity .........     308,739     340,529    320,154     212,650      42,450     169,803   162,312

--------
(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1997.
(2) Earnings from operations incurred during the year ended December 31, 1995 include additional intercompany charges payable to Loewen. These intercompany charges are eliminated in the consolidated financial statements of the Company.
(3) Losses incurred during the year ended December 31, 1995 are as a result of LGII recording the litigation settlements and additional intercompany charges payable to Loewen. These intercompany charges are eliminated in the consolidated financial statements of the Company.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, you should consider the following risk factors. Capitalized terms are defined in the section entitled "Description of Exchange Notes--Certain Definitions" on page 38.

RISKS RELATING TO THE EXCHANGE OFFER

 Consequences of Failure to Exchange; Possible Adverse Effect On Trading Market for Unregistered Notes

  If you do not exchange your unregistered notes for registered notes in the exchange offer, the transfer restrictions printed on your unregistered notes will continue to apply. These restrictions arise because your unregistered notes were not registered under the Securities Act and applicable state securities laws. In general, your unregistered notes may not be offered or sold until they are registered under the Securities Act and applicable state laws, unless the sale qualifies for an exemption. If you do not participate in the exchange offer, you may be required to hold the unregistered notes indefinitely, unless a registration statement with respect to the unregistered notes is filed and becomes effective. After the exchange offer is completed, LGII and Loewen will have no obligation, and do not intend, to register your unregistered notes under the Securities Act. In addition, if you tender your unregistered notes in the exchange offer for the purpose of participating in a distribution of the registered notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act if you resell your registered notes. Further, we expect that the outstanding aggregate principal amount of the unregistered notes will decrease because of the exchange offer. As a result, it is unlikely that a liquid trading market will exist for the unregistered notes at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the unregistered notes. See "The Exchange Offer" and "Description of Exchange Notes--Registration Rights Agreement."

 Absence of Public Market For the Unregistered Notes

  There is no existing public market for the unregistered notes, and a public market might not ever develop. Certain of the initial purchasers of the unregistered notes have advised LGII that they intend to make a market in the registered notes; however, they are not obligated to do so and they could discontinue any market-making at any time without notice.

RISKS RELATING TO LOEWEN AND LGII

 Holding Company Structure; Effective Subordination of the Exchange Notes

  LGII and Loewen are holding companies with no significant independent business operations. As a result, their primary sources of cash to pay their creditors (including holders of the Series 6 and 7 notes) are dividends and other payments from their respective subsidiaries. Consequently, obligations of LGII and Loewen to their creditors are junior in right of payment and junior to all liabilities (including trade payables) of their respective subsidiaries. As at June 30, 1998, the aggregate amount of Indebtedness of LGII's subsidiaries (excluding intercompany Indebtedness) was approximately $73 million, and the aggregate amount of Indebtedness of Loewen's subsidiaries other than LGII and its subsidiaries (excluding intercompany Indebtedness) was approximately $3 million.

 Potential Insufficiency of Collateral; No Independent Right to Security for the Exchange Notes

  The collateral that secures the Series 6 and 7 notes is shared equally and ratably among you and all other holders of Pari Passu Indebtedness. See "Description of Certain Other Indebtedness." The collateral may be insufficient to cover any payments due on the Exchange Notes. In addition, the collateral secures the Pari Passu Indebtedness, including the Exchange Notes, only so long as certain holders of Pari Passu Indebtedness require it. The collateral can be released by certain holders of the Pari Passu Indebtedness, in certain circumstances, without the approval of all the other holders of Pari Passu Indebtedness, including the holders of the Exchange

Notes. You have no independent right to require the Lien secured by the collateral to remain in place or to require any other security for the Exchange Notes.

FINANCIAL RISKS

 Risks of Acquisitions

  The Company's future growth will come primarily through the acquisition of additional funeral homes, cemeteries and crematoria. The Company might not be able to identify, negotiate and consummate acquisitions. Further, the funeral service industry acquisition market is extremely competitive. The Company's competition for acquisitions includes several publicly-traded companies with significant United States operations. If the Company's competitors price aggressively, particularly for strategic operations, acquisition costs may increase. The timing and certainty of completion of potential acquisitions are based on many factors, including the availability of financing. The Company might not be able to obtain sufficient funds to complete all future acquisitions. The Company cannot guarantee that it will complete any specific number or dollar amount of acquisitions in a particular year. The Company is reviewing its current acquisition program with a goal of reducing substantially the level of acquisitions for the balance of 1998 and for 1999.

  In addition, the Company might not be able to operate acquired businesses profitably or successfully integrate those businesses into the Company's operations without substantial costs, delays or other operational or financial problems.

 Risks of Managing Growth

  Although the Company has grown rapidly, the Company's recent operating results have been disappointing. Beginning in August 1997, the Company began implementing a number of management improvements and cost control measures including the closure of the Cincinnati office, field staff reductions aggregating approximately 550 employees and in June 1998, the consolidation of management functions currently in the Company's Philadelphia office to the Vancouver head office. These measures have not yet had all of the desired impact and the Company's operating results for the three months ended June 30, 1998 were significantly below management's expectations. Although the Company will continue to implement its plans for improvements, on July 27, 1998 the Company secured the services of the investment banking firm Salomon Smith Barney to identify and evaluate opportunities to maximize shareholder value. Such opportunities may include strategic partnerships, combinations, dispositions and capital investments in the Company.

  The Company recorded pre-tax charges of $89.2 million ($58 million after tax) during 1997, representing $33.4 million of restructuring costs, $28.5 million of costs associated with strategic initiatives, and $27.3 million of other charges.

                   FORWARD-LOOKING AND CAUTIONARY STATEMENTS

FORWARD-LOOKING STATEMENTS

  Management believes that the aggregate purchase price for acquisitions in 1998 will approximate $350 million. In 1998, funeral gross margin is expected to be approximately 40% and cemetery gross margin is expected to be approximately 30%.

  The foregoing statements and certain other statements made in this Prospectus, and certain documents incorporated by reference in this Prospectus, are "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are based on the knowledge and judgment of the Company's management as of the date that such statements are made. Examples of forward-looking statements include:

  . statements containing the words "intends," "believes," "expects,"
    "anticipates," or a similar word;

  . projections of revenue, earnings, capital structure and other financial items;

  . statements of the plans and objectives of the Company or its management;

  . statement of future economic performance; and

  . assumptions underlying statements regarding the Company or its business.

  Certain events or circumstances could cause actual results to differ materially from those estimated, projected or predicted. In addition, forward-looking statements are based on management's knowledge and judgment as of the date that such statements are made. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CAUTIONARY STATEMENTS

  Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are identified below. You also are urged to consider, among other things, the information in "Risk Factors" as some of the factors which could impact the forward-looking statements and, in hindsight, could prove such statements to be overly optimistic or unachievable.

  1. Acquisition Levels. The funeral services industry acquisition market is extremely competitive. The Company's competition for acquisitions includes several publicly-traded companies with significant United States operations. Aggressive pricing by the Company's competitors, particularly for strategic operations, may result in increased acquisition costs. The timing and certainty of completion of potential acquisitions are based on many factors, including the availability of financing. In light of the Company's first-half 1998 operating results and recently announced initiative to evaluate opportunities to maximize shareholder value, the Company has reduced its estimate of 1998 acquisitions from $500 million to $350 million. There can be no assurance that funds will be available to complete all future acquisitions, and there can be no assurance that the Company will complete any specific number or dollar amount of acquisitions in a particular year.

  2. Revenue and Margins. The most significant component of increases in revenue is the level of acquisitions, discussed above. Revenue is also affected by the volume of services rendered and the mix and pricing of services and products sold. Margins are affected by the volume of services rendered, the mix and pricing of services and products sold and related costs. Further, revenue and margins may be affected by fluctuations in competitive pricing strategies, pre-need sales and other sales programs implemented by the Company. In addition, revenue and margins may be affected by fluctuations in the mortality rate which, in any period, may be greater or less than that suggested by long-term trends.

  3. Other. Consolidated financial results also may be affected by (i) the ability of the Company to manage its growth by implementing appropriate management and administrative support structures, (ii) the cost of the Company's financing arrangements (including interest rates on long-term debt),
(iii) the number of Common shares outstanding, (iv) competition, (v) the Company's effective tax rate, (vi) the accounting treatment of acquisitions and the valuation of assets, (vii) the amount and growth rate of the Company's general and administrative costs, (viii) changes in applicable accounting principles and governmental regulations, (ix) the outcome of legal proceedings, and (x) the ability of the Company and third parties to achieve Year 2000 Issue compliance on a timely basis.

  All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                USE OF PROCEEDS

  There will be no proceeds to LGII or Loewen from the exchange of outstanding unregistered notes pursuant to the Exchange Offer.

                          CONSOLIDATED CAPITALIZATION

  The following table sets forth the total capitalization of the Company as at June 30, 1998, and as adjusted to reflect the exchange of all of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer. Because the Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued, whether none, some or all of the Exchange Notes are issued pursuant to the Exchange Offer will not change the outstanding long-term debt of LGII or Loewen.

                                                       AS AT JUNE 30, 1998
                                                     ---------------------------
                                                       ACTUAL     AS ADJUSTED
                                                     -----------  --------------
                                                     (IN THOUSANDS OF U.S.$)
Short-term debt, consisting of current portion of
 long-term debt..................................... $    47,542  $    47,542
                                                     -----------  -----------
Long-term debt
  Outstanding Notes.................................     450,000          --
  Exchange Notes....................................         --       450,000
  Senior Guaranteed Notes, Series 1-5...............     835,906      835,906
  Senior Amortizing Notes, Series D and E...........      94,286       94,286
  Bank revolving credit agreements..................     151,449      151,449
  PATS Senior Notes.................................     300,000      300,000
  MEIP term credit facility.........................     105,140      105,140
  Other long-term debt..............................     176,503      176,503
  Less current portion..............................     (47,542)     (47,542)
                                                     -----------  -----------
    Total long-term debt............................   2,065,742    2,065,742
Preferred securities of subsidiary (1)..............      75,000       75,000
Total shareholders' equity..........................   1,572,178    1,572,178
                                                     -----------  -----------
Total capitalization................................ $ 3,760,462  $ 3,760,462
                                                     ===========  ===========

--------
(1) Reference is made to Note 5 to the June 1998 Interim Consolidated Financial Statements for particulars of the preferred securities of subsidiary.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Outstanding Notes were sold by the Company on May 28, 1998 to the Initial Purchasers, who then sold the Outstanding Notes to certain institutional investors. In connection with the sale of the Outstanding Notes, LGII and Loewen and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which LGII and Loewen agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Notes for senior guaranteed notes of LGII with terms substantially identical to the Outstanding Notes (except that the Exchange Notes would not contain terms with respect to transfer restrictions, registration rights and penalty interest) within 90 days after the date of original issuance of the Outstanding Notes and (ii) to use their best efforts to cause such registration statement to become effective under the Securities Act within 180 days after such issue date. If applicable law or interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer, or if certain holders of the Outstanding Notes notify the Company that they are not permitted to participate in, or would not receive freely tradeable Exchange Notes pursuant to, the Exchange Offer, the Company will use its best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Notes (the "Shelf Registration Statement") and to keep the Shelf Registration Statement effective until 180 days after the effective date thereof. The interest rate on the Outstanding Notes is subject to increase under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreements. See "Description of the Exchange Notes--Registration Rights Agreement." Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means the registered holder of Notes or any other person who has obtained a properly completed bond power from a registered holder.

RESALE OF EXCHANGE NOTES

  Based on interpretations by the staff of the SEC set forth in no action letters issued to third-parties, LGII and Loewen believe that, except as described below, the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Notes. A holder of Outstanding Notes that is an "affiliate" of LGII or Loewen within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Notes from the Company to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the SEC, (b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

  This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, LGII will accept for exchange any and all Outstanding Notes properly tendered and not withdrawn prior to 3:00 p.m., New York time, on the Expiration Date. LGII will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes surrendered pursuant to the Exchange Offer. Outstanding Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes will be the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Outstanding Notes, such that the Series 6 Outstanding Notes and the Series 6 Exchange Notes will be treated as a single series of senior notes under the Indenture, and the Series 7 Outstanding Notes and the Series 7 Exchange Notes will be treated as a single series of senior notes under the Indenture.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Outstanding Notes being tendered for exchange. Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

  As of the date of this Prospectus, $450,000,000 aggregate principal amount of the Outstanding Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

  LGII intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, and the rules and regulations of the SEC thereunder. Outstanding Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest but will not retain any rights under the Registration Rights Agreement.

  LGII shall be deemed to have accepted for exchange properly tendered Outstanding Notes when, as and if LGII shall have given oral or written notice thereof to the Exchange Agent and complied with the applicable provisions of the Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from LGII. LGII expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions specified below under "--Certain Conditions to the Exchange Offer."

  Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. LGII will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 3:00 p.m., New York time on October 30, 1998, unless LGII, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, LGII will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Outstanding Notes an announcement thereof, each prior to 9:00 a.m., New York time, on the next business day after the Expiration Date.

  LGII reserves the right, in its sole discretion, (i) to delay accepting for exchange any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Certain Conditions to the Exchange Offer" shall have occurred, shall exist or shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Notes. If the Exchange Offer is amended in a manner determined by LGII to constitute a material change, LGII and Loewen will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and LGII will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Series 6 Exchange Notes will bear interest at the rate of 7.20% per annum and the Series 7 Exchange Notes will bear interest at the rate of 7.60% per annum, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 1998, to holders of record on the immediately preceding May 15, and November 15, respectively. On December 1, 1998, holders of the Exchange Notes will receive interest from the date of initial issuance of the Outstanding Notes. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the respective Exchange Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, LGII will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Outstanding Notes for exchange, if LGII determines, in its reasonable discretion, that:

    (a) an action or proceeding that might materially impair the ability of LGII to proceed with the Exchange Offer is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer; or

    (b) a law, statute, rule or regulation that might materially impair the ability of LGII to proceed with the Exchange Offer is proposed, adopted or enacted or an existing law, statute, rule or regulation is interpreted in a manner that might materially impair the ability of LGII to proceed with the Exchange Offer; or

    (c) a governmental approval that LGII deems necessary for the consummation of the Exchange Offer as contemplated hereby has not been obtained.

  LGII expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. LGII will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date.

  The foregoing conditions are for the sole benefit of LGII and may be asserted by LGII regardless of the circumstances giving rise to any such condition or may be waived by LGII in whole or in part at any time and from time to time in its reasonable judgment. The failure by LGII at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, LGII will not accept for exchange any Outstanding Notes tendered, and no Exchange Notes will be issued in exchange for any such Outstanding Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

PROCEDURES FOR TENDERING

  Only a holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent. In addition, either (i) Outstanding Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "The Exchange Offer--Exchange Agent" prior to 3:00 p.m., New York time, on the Expiration Date.

  The tender by a holder which is not properly withdrawn will constitute an agreement between such holder and LGII in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO LGII OR LOEWEN. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Each holder of Outstanding Notes who wishes to exchange Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not engaged in and does not intend to engage in a distribution of the Exchange Notes and (iii) it is not an "affiliate" of LGII or Loewen, within the meaning of Rule 405 under the Securities Act, or, if it is an affiliate of LGII or Loewen, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by LGII, evidence satisfactory to LGII of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by LGII in its sole discretion, which determination will be final and binding. LGII reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes if acceptance would, in the opinion of counsel for LGII, be unlawful. LGII also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. LGII's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as LGII shall determine. Although LGII intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither LGII, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In all cases, issuance of Exchange Notes for Outstanding Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Outstanding Notes or a timely Book-Entry Confirmation of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Outstanding Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Notes will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Outstanding Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Outstanding Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available or (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as all tendered Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 3:00 p.m., New York time, on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Notes to be withdrawn, identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes), and (where certificates for Outstanding Notes have been transmitted) specify the name in which such Outstanding Notes were registered, if different from that of the withdrawing holder. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by LGII, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of

Transmittal, and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    By Hand or Overnight Courier:      By Registered or Certified Mail:            By Facsimile:
State Street Bank and Trust Company   State Street Bank and Trust Company          (617) 664-5290
     Corporate Trust Department           Corporate Trust Department      (For Eligible Institutions Only)
 Two International Place, 4th Floor              P.O. Box 778
          Boston, MA 02110                   Boston, MA 02102-0078             Confirm by Telephone:
        Attn: Kellie Mullen                   Attn: Kellie Mullen                  (617) 664-5587

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by LGII. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company.

  LGII has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. LGII, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by LGII and are estimated in the aggregate to be approximately $500,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

TRANSFER TAXES

  LGII will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, certificates representing Outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer, as set forth in the legend thereon, as a consequence of the issuance of the Outstanding Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. LGII does not currently anticipate that it will register the Outstanding Notes under the Securities Act. See "Risk Factors--Risks Related to the Exchange Offer--Consequences of Failure to Exchange; Possible Adverse Effect on Trading Market for Outstanding Notes."

                         DESCRIPTION OF EXCHANGE NOTES

  The Exchange Notes will be issued in two separate series under an indenture dated as of May 28, 1998 (the "Indenture") between LGII, Loewen, as guarantor of the obligations of LGII under the Indenture, and State Street Bank and Trust Company, as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture (a copy of the form of which may be obtained from LGII or any of the Initial Purchasers, upon request), including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

  The Exchange Notes and the Guarantees will be senior obligations of LGII and Loewen, respectively, and will rank pari passu in right of payment with all other senior indebtedness of LGII and Loewen, respectively. Because other senior indebtedness is secured, the Exchange Notes, when issued, will be secured as described herein. The Exchange Notes are subject to a Lien Limitation that limits Liens to certain categories of Liens described in the Indenture. The Collateral for the holders of the Pari Passu Indebtedness includes a pledge for the benefit of such lenders of the shares held by Loewen of substantially all of the subsidiaries in which Loewen directly or indirectly holds more than a 50% voting or economic interest and all of the financial assets of LGII (LGII does not have material assets other than financial assets). In order to satisfy the Lien Limitation, the Lien secured by the Collateral has to be shared equally and ratably with the holders of the Indebtedness evidenced by the Exchange Notes. However, the holders of the Exchange Notes will not have an independent right to require the Lien secured by the Collateral to remain in place or unchanged or to require any other security for the Exchange Notes. As at June 30, 1998, the aggregate amount of Pari Passu Indebtedness was approximately $2 billion. The Exchange Notes and Guarantees are effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of LGII's and Loewen's subsidiaries, respectively. As at June 30, 1998, the aggregate amount of Indebtedness of LGII's subsidiaries (excluding intercompany Indebtedness) was approximately $73 million, and the aggregate amount of Indebtedness of Loewen's subsidiaries other than LGII and its subsidiaries (excluding intercompany Indebtedness) was approximately $3 million.

MATURITY, INTEREST AND PRINCIPAL

  The Series 6 Exchange Notes will mature on June 1, 2003, and the Series 7 Exchange Notes will mature on June 1, 2008. Interest on the Series 6 Exchange Notes will accrue at the rate of 7.20% per annum, and interest on the Series 7 Exchange Notes will accrue at the rate of 7.60% per annum. Interest will be payable semi-annually on each June 1 and December 1, commencing December 1, 1998, to the holders of record of Exchange Notes at the close of business on the May 15 and November 15 immediately preceding such interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

OPTIONAL REDEMPTION

  The Exchange Notes will be redeemable as a whole or in part, at the option of LGII, at any time at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 37.5 basis points (in the case of the Series 6 Exchange Notes) and 50 basis points (in the case of the Series 7 Exchange Notes), plus, in each case, accrued interest to the date of redemption.

  "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Notes due 2003 or 2008, as applicable, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Series 6 Exchange Notes or Series 7 Exchange Notes, as applicable. "Independent Investment Banker" means Salomon Brothers Inc and its successor or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices of the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of Salomon Brothers Inc, Goldman, Sachs & Co., Nesbitt Burns Securities Inc., BT Alex. Brown Incorporated, and Deutsche Morgan Grenfell Inc., and their respective successors; provided however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), LGII shall substitute therefor another Primary Treasury Dealer.

  Holders of Exchange Notes to be redeemed will receive notice thereof by first-class mail at least 10 and not more than 60 days prior to the date fixed for redemption.

CERTAIN COVENANTS

  LGII and Loewen, in its capacity as Guarantor, have made jointly and severally the following covenants, among others, in the Indenture.

  Limitation on Indebtedness. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (collectively, to "incur") any Indebtedness (including, without limitation, any Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing limitations, the Guarantor and LGII (and any Wholly-Owned Subsidiary with respect to Seller Financing Indebtedness) will be permitted to incur Indebtedness (including, without limitation, Acquired Indebtedness) if at the time of such incurrence, and after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Guarantor is at least equal to 2.25:1.

  Limitation on Restricted Payments. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly:

    (a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Guarantor or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Guarantor or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in Capital Stock of the Guarantor (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Guarantor (other than Redeemable Capital Stock) and (y) dividends or other distributions to the extent declared or paid to the Guarantor or any Wholly-Owned Subsidiary of the Guarantor),

    (b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Guarantor or any of its Restricted Subsidiaries (other than any such Capital Stock of a Wholly-Owned Subsidiary of the Guarantor),

    (c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Indebtedness that is subordinate or junior in right of payment to the Exchange Notes or Pari Passu Indebtedness (other than any such subordinated or Pari Passu Indebtedness owned by the Guarantor or a Wholly-Owned Subsidiary of the Guarantor) or

    (d) make any Investment (other than any Permitted Investment) in any person,

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) proposed to be transferred by the Guarantor or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default or Event of Default shall have occurred and be continuing, (B) immediately prior to and after giving effect to such Restricted Payment, the Guarantor would be able to incur $1.00 of additional Indebtedness pursuant to the covenant described under "-- Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness) and (C) the aggregate amount of all Restricted Payments declared or made from and after the Measurement Date would not exceed the sum of (1) 50% of the aggregate Consolidated Net Income of the Guarantor accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter of the Guarantor during which the Measurement Date occurs and ending on the last day of the fiscal quarter of the Guarantor immediately preceding the date of such proposed Restricted Payment, which period shall be treated as a single accounting period (or, if such aggregate cumulative Consolidated Net Income of the Guarantor for such period shall be a deficit, minus 100% of such deficit) plus (2) the aggregate net cash proceeds received by the Guarantor or LGII (without duplication) either (x) as capital contributions to the Guarantor or LGII (without duplication) after the Measurement Date from any person (other than the Guarantor, LGII or a Restricted Subsidiary of the Guarantor or LGII, as the case may be) or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock, but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Guarantor or LGII (without duplication) to any person (other than to the Guarantor, LGII or a Restricted Subsidiary of the Guarantor or LGII, as the case may be) after the Measurement Date plus (3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Measurement Date (excluding any Investment described in clause (v) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment less, in either case, the cost of the disposition of such Investment plus (4) the sum of $15,000,000. For purposes of the preceding clause (C)(2), the value of the aggregate net proceeds received by the Guarantor or LGII (without duplication) upon the issuance of Capital Stock upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental cash amount received by the Guarantor or LGII (without duplication) upon the conversion or exercise thereof.

  None of the foregoing provisions will prohibit (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph;
(ii) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Guarantor, LGII or any Restricted Subsidiary of the Guarantor or LGII in exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Guarantor or LGII from any person (other than a Related Obligor, as described in the last sentence of this paragraph) or (y) issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Guarantor or LGII to any person (other than to a Related Obligor); (iii) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Indebtedness that is subordinate or junior in right of payment to the Exchange Notes and the Guarantee by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Guarantor or LGII from any person (other than a Related Obligor) or (y) issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of the Guarantor or LGII to any person (other than a Related Obligor); provided, however, that the amount of any such net proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause (C)(2) of the preceding paragraph; or
(2) Indebtedness of the Guarantor or LGII issued to any person (other than a Related Obligor), so long as such Indebtedness is Pari Passu Indebtedness or Indebtedness that is subordinate or junior in right of payment to the Exchange Notes and the Guarantee in the same manner and at least to the same extent as the Indebtedness so purchased, exchanged, redeemed, acquired or retired; (iv) so long as no Default or Event of Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Pari Passu Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Guarantor or LGII from any person (other than a Related Obligor) or (y) issue and sale of
(1) Capital Stock (other than Redeemable Capital Stock) of the Guarantor or LGII to any person (other than a Related Obligor); provided, however, that the amount of any such net proceeds that are utilized for any such redemption, repurchase or other acquisition or retirement shall be excluded from clause
(C)(2) of the preceding paragraph; or (2) Indebtedness of the Guarantor or LGII issued to any person (other than a Related Obligor), so long as such Indebtedness is Pari Passu Indebtedness or Indebtedness that is subordinate or junior in right of payment to the Exchange Notes and the Guarantee in the same manner and at least to the same extent as the Indebtedness so purchased, exchanged, redeemed, acquired or retired; (v) Investments constituting Restricted Payments made as a result of the receipt of consideration that consists of cash or Cash Equivalents from any Asset Sale made pursuant to and in compliance with the covenant described under "--Disposition of Proceeds of Asset Sales" below; (vi) so long as no Default or Event of Default has occurred and is continuing, repurchases by the Guarantor of Common Stock of the Guarantor from employees of the Guarantor or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not exceeding $10,000,000 in any calendar year; (vii) Investments constituting Restricted Payments that are permitted by subparagraphs (iv) and (v) of the proviso to the section entitled "Limitation on Transactions with Interested Persons;" and (viii) the declaration or the payment of dividends on, or the scheduled purchase or redemption of, the Preferred Securities of a Special Finance Subsidiary or the Series C Preferred Shares of the Guarantor. In computing the amount of Restricted Payments previously made for purposes of clause (C) of the preceding paragraph, Restricted Payments made under the preceding clauses (v),
(vi) and (vii) shall be included and those under clauses (i), (ii), (iii),
(iv) and (viii) shall not be so included. For purposes of this covenant only, the term "Related Obligor" shall mean the Guarantor, LGII or a Restricted Subsidiary of the Guarantor or LGII.

  Limitation on Liens. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including without limitation LGII) to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom where the aggregate amount of Indebtedness secured by any such Liens, together with the aggregate amount of property subject to any Sale-Leaseback Transactions of the Guarantor and its Restricted Subsidiaries (other than Permitted Sale-Leaseback Transactions), exceeds 10% of the Guarantor's Consolidated Net Worth unless (x) in the case of Liens securing Indebtedness that is subordinate or junior in right of payment to the Exchange Notes, the Exchange Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and
(y) in all other cases, the Exchange Notes are equally and ratably secured except for (a) Liens existing as at the Measurement Date; (b) Liens securing the

Exchange Notes or the Guarantees; (c) Liens in favor of the Guarantor, LGII or any Wholly-Owned Subsidiary; (d) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Guarantor or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; and (e) Permitted Liens.

  Change of Control. Upon the occurrence of a Change of Control, LGII will be, and the Guarantor will ensure that LGII will be, obligated to make an offer to purchase (a "Change of Control Offer"), and shall purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Exchange Notes properly tendered and not withdrawn at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

  If a Change of Control occurs and LGII fails to pay the Purchase Price for all Exchange Notes properly tendered and not withdrawn, the Guarantor will be obligated to purchase all such Exchange Notes at the Change of Control Purchase Price on the Change of Control Purchase Date.

  In order to effect such Change of Control Offer, LGII or the Guarantor, as the case may be, shall, not later than the 30th day after the occurrence of the Change of Control, mail to each holder of Exchange Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Exchange Notes must follow to accept the Change of Control Offer.

  If a Change of Control were to occur, there can be no assurance that LGII or the Guarantor would have sufficient funds to pay the purchase price for all Exchange Notes that LGII or the Guarantor might be required to purchase. In the event that LGII or the Guarantor were required to purchase Exchange Notes pursuant to a Change of Control Offer, each of LGII and the Guarantor expect that they would need to seek third-party financing to the extent they may not have available funds to meet their purchase obligations. However, there can be no assurance that LGII or the Guarantor would be able to obtain such financing on favorable terms, if at all.

  Neither LGII nor the Guarantor shall be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by LGII and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

  In the event that a Change of Control occurs and LGII or the Guarantor is required to purchase Exchange Notes as described above, LGII and the Guarantor will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder.

  With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and, therefore, it may be unclear whether a Change of Control has occurred and whether the Exchange Notes are subject to a Change of Control Offer.

  Disposition of Proceeds of Asset Sales. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) or First Capital Life Insurance Company of Louisiana, National Capital Life Insurance Company, Security Industrial Insurance Company, Security Industrial Fire Insurance Company or any successor to such Subsidiaries to, make any Asset Sale unless (a) the Guarantor or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 75% of such consideration consists of cash or Cash Equivalents. To the extent the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, the Credit Agreements (as required by the terms thereof) or any other Pari Passu Indebtedness, or are not so applied, the Guarantor or such Restricted Subsidiary, as the case may be, may, within 180 days of such Asset Sale, apply such Net Cash Proceeds to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Guarantor and its Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"). Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, the Credit Agreements nor invested in Replacement Assets within the 180-day period described above constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $10,000,000, the Guarantor shall cause LGII to make an offer to purchase (an "Asset Sale Offer"), from all holders of the Exchange Notes, not more than 40 Business Days thereafter, an aggregate principal amount of Exchange Notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. To the extent that the aggregate principal amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, LGII may use such deficiency for general corporate purposes. If the aggregate principal amount of Exchange Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Exchange Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  In the event that an Asset Sale occurs and LGII or the Guarantor is required to purchase Exchange Notes as described above, LGII and the Guarantor will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder.

  Limitation on Issuances and Sale of Preferred Stock by Restricted Subsidiaries. The Guarantor (a) will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to issue any Preferred Stock (other than (i) Preferred Stock issued to the Guarantor or a Wholly-Owned Subsidiary of the Guarantor and (ii) Preferred Securities of a Special Finance Subsidiary); and (b) will not permit any person to own any Preferred Stock of any Restricted Subsidiary of the Guarantor (other than (i) Preferred Stock owned by the Guarantor or a Wholly-Owned Subsidiary of the Guarantor and
(ii) Preferred Securities of a Special Finance Subsidiary); provided, however, that this covenant shall not prohibit the issuance and sale of (x) all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary of the Guarantor owned by the Guarantor or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture or (y) directors' qualifying shares or investments by foreign nationals mandated by applicable law.

  Limitation on Transactions with Interested Persons. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Guarantor or any beneficial owner (determined in accordance with the Indenture) of 5% or more of the Common Shares of the Guarantor at any time outstanding ("Interested Persons"), unless (a) such transaction or series of related transactions are on terms that are no less favorable to the Guarantor or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Guarantor or Interested Persons, (b) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $10,000,000, the Guarantor has obtained a written opinion from an Independent Financial Advisor stating that the terms of such transaction or series of transactions are fair to the Guarantor or its Restricted Subsidiary, as the case may be, from a financial point of view and
(c) with respect to a transaction or series of transactions involving aggregate payments or value equal to or greater than $2,500,000, the Guarantor shall have delivered an officers' certificate to the Trustee certifying that such transaction or series of transactions comply with the preceding clause
(a) and, if applicable, certifying that the opinion referred to in the preceding clause (b) has been delivered and that such transaction or series of transactions have been approved by a majority of the Board of Directors of the Guarantor (including a majority of the disinterested directors); provided, however, that this covenant will not restrict the Guarantor from (i) paying dividends in respect of its Capital Stock permitted under the covenant described under "--Limitation on Restricted Payments" above, (ii) paying reasonable and customary fees to directors of the Guarantor or any Restricted Subsidiary who are not employees of the Guarantor or any Restricted Subsidiary, (iii) entering into transactions with its Wholly-Owned Subsidiaries or permitting its Wholly-Owned Subsidiaries from entering into transactions with other Wholly-Owned Subsidiaries of the Guarantor, (iv) making loans or advances to senior officers and directors of the Guarantor or any Restricted Subsidiary not in excess of $6,000,000 in the aggregate at any one time outstanding, (v) guaranteeing loans made to officers and other employees of the Guarantor and its Restricted Subsidiaries in connection with the Guarantor's 1994 Management Equity Investment Plan not in excess of $6,000,000 in the aggregate at any one time outstanding, (vi) making loans or advances to officers, employees or consultants of the Guarantor and its Restricted Subsidiaries for travel and moving expenses in the ordinary course of business for bona fide business purposes of the Guarantor and its Restricted Subsidiaries, (vii) making other loans or advances to officers, employees or consultants of the Guarantor and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Guarantor and its Restricted Subsidiaries not in excess of $10,000,000 in the aggregate at any one time outstanding, (viii) making payments to officers or employees of the Guarantor or its Restricted Subsidiaries pursuant to obligations undertaken, at a time when such persons were not officers or employees of the Guarantor or its Restricted Subsidiaries, in connection with arms' length Asset Acquisitions or (ix) declaring or paying dividends on, or purchasing or redeeming, the Preferred Securities of a Special Finance Subsidiary.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Guarantor to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Guarantor or any other Restricted Subsidiary of the Guarantor, (c) make loans or advances to, or any Investment in, the Guarantor or any other Restricted Subsidiary of the Guarantor, (d) transfer any of its properties or assets to the Guarantor or any other Restricted Subsidiary of the Guarantor or
(e) guarantee any Indebtedness of the Guarantor or any other Restricted Subsidiary of the Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Guarantor or any Restricted Subsidiary of the Guarantor, (iii) customary restrictions on transfers of property subject to a Lien permitted under the Indenture which could not materially adversely affect the Guarantor's ability to satisfy its obligations under the Indenture and the Exchange Notes, (iv) any agreement or other instrument of a person acquired by the Guarantor or any Restricted Subsidiary of the Guarantor (or a Restricted Subsidiary of such person) in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the properties or assets of the person, so acquired, (v) provisions contained in any agreement or instrument relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument and (vi) encumbrances and restrictions under Indebtedness in effect on the Issue Date (including under the Exchange Notes) and encumbrances and restrictions in permitted refinancings or replacements thereof which are no less favorable to the holders of the Exchange Notes than those contained in the Indebtedness so refinanced or replaced.

  Limitation on Sale-Leaseback Transactions. The Guarantor will not, and will not permit any of its Restricted Subsidiaries (including, without limitation, LGII) to, enter into any Sale-Leaseback Transaction with respect to any property of the Guarantor or any of its Restricted Subsidiaries where the aggregate amount of property subject to such Sale-Leaseback Transactions, together with the aggregate amount of Liens securing Indebtedness of the Guarantor and its Restricted Subsidiaries (other than Permitted Liens), exceeds 10% of the Guarantor's Consolidated Net Worth. Notwithstanding the foregoing, the Guarantor and its Restricted Subsidiaries may enter into Sale-Leaseback Transactions ("Permitted Sale-Leaseback Transactions") with respect to property acquired or constructed after the Issue Date; provided that (a) the Attributable Value of such Sale-Leaseback Transaction shall be deemed to be Indebtedness of the Guarantor or such Restricted Subsidiary, as the case may be, and (b) after giving pro forma effect to any such Sale-Leaseback Transaction and the foregoing clause (a), the Guarantor would be able to incur $1.00 of additional Indebtedness pursuant to the covenant described under "--Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness).

  Limitation on Applicability of Certain Covenants. During any period of time that (i) the ratings assigned to the Exchange Notes by each of S&P and Moody's (collectively, the "Rating Agencies") are no less than BBB- and Baa3, respectively (the "Investment Grade Ratings"), and (ii) no Default or Event of Default has occurred and is continuing, the Guarantor and its Restricted Subsidiaries (including, without limitation, LGII) will not be subject to the covenants entitled "Limitation on Indebtedness," "Limitation on Restricted Payments," "Disposition of Proceeds of Asset Sales," "Limitation on Issuances and Sale of Preferred Stock by Restricted Subsidiaries," "Limitations on Transactions with Interested Persons" and "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" (collectively, the "Suspended Covenants"). If one or both Rating Agencies withdraws its rating or downgrades its Investment Grade Rating, then thereafter the Guarantor and its Restricted Subsidiaries will be subject, on a prospective basis, to the Suspended Covenants (until the Rating Agencies have again assigned Investment Grade Ratings to the Exchange Notes) and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the covenant entitled "Limitation on Restricted Payments" as if such covenant had been in effect at all times after the Measurement Date.

  Reporting Requirements. The Guarantor will file with the Commission, or if not permitted or required to so file will deliver to the Trustee, the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Guarantor has a class of securities registered under the Exchange Act. The Guarantor will be required to file with the Trustee and provide to each Holder within 15 days after it files them with the Commission (or if any such filing is not permitted under the Exchange Act, 15 days after the Guarantor would have been required to make such filing) copies of such reports and documents.

  Rule 144A Information Requirement. If at any time the Guarantor is no longer subject to the reporting requirements of the Exchange Act, it will furnish to the Holders or beneficial holders of the Exchange Notes and prospective purchasers of the Exchange Notes designated by the holders of the Exchange Notes, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

MERGER, SALE OF ASSETS, ETC.

  The Guarantor will not, and will not permit LGII to, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Guarantor will not permit any of its Restricted Subsidiaries (including without limitation LGII) to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Guarantor or LGII or the Guarantor and its Restricted Subsidiaries, taken as a whole, or LGII and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto (a) either (i) if the transaction or series of transactions is a merger or consolidation, the Guarantor or LGII or the Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation, or
(ii) the person formed by such consolidation or into which the Guarantor, LGII or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Guarantor, LGII or such Restricted Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Guarantor or LGII, as the case may be, under the Exchange Notes and the Indenture, and in each case, the Indenture shall remain in full force and effect; (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Guarantor, LGII or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to the covenant described under "--Certain Covenants; Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness); and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Consolidated Net Worth of the Guarantor, LGII or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Guarantor or LGII, as the case may be, immediately before such transaction or series of transactions.

  In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Guarantor or LGII, as the case may be, shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture; provided, however, that, solely for purposes of computing amounts described in subclause
(C) of the covenant described under "--Certain Covenants; Limitation on Restricted Payments" above, any such successor person shall only be deemed to have succeeded to and be substituted for the Guarantor or LGII, as the case may be, with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Guarantor or LGII in accordance with the foregoing, in which the Guarantor or LGII is not the continuing corporation, the successor corporation formed by such a consolidation or into which the Guarantor or LGII is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Guarantor or LGII, as the case may be, under the Indenture with the same effect as if such successor corporation had been named as the Guarantor or LGII therein.

EVENTS OF DEFAULT

  The following will be "Events of Default" with respect to each series of Exchange Notes:

    (i) default in the payment of the principal of or premium, if any, on any Senior Note of such series when the same becomes due and payable (upon Stated Maturity, acceleration, optional redemption, required purchase, scheduled principal payment or otherwise); or

    (ii) default in the payment of an installment of interest on any of the Exchange Notes of such series, when the same becomes due and payable, which default continues for a period of 30 days; or

    (iii) failure to perform or observe any other term, covenant or agreement contained in the Exchange Notes of such series or the Indenture or the Guarantee with respect to Exchange Notes of such series (other than a default specified in clause (i) or (ii) above) and such default continues for a period of 30 days after written notice of such default requiring the Guarantor and LGII to remedy the same shall have been given (x) to the Guarantor and LGII by the Trustee or (y) to the Guarantor, LGII and the Trustee by holders of 25% in aggregate principal amount of the Exchange Notes of such series then outstanding; or

    (iv) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Guarantor or any Restricted Subsidiary of the Guarantor

  (including without limitation LGII) then has outstanding Indebtedness in excess of $20,000,000 (including Exchange Notes of another series), individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (v) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $20,000,000, either individually or in the aggregate, shall be entered against the Guarantor or any Restricted Subsidiary of the Guarantor (including without limitation LGII) or any of their respective properties and shall not be discharged or bonded against or stayed and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

    (vi) either (i) the collateral agent under the Collateral Agreement or
  (ii) any holder of at least $20,000,000 in aggregate principal amount of Indebtedness of the Guarantor or any of its Restricted Subsidiaries (including without limitation LGII) shall commence judicial proceedings to foreclose upon assets of the Guarantor or any of its Restricted Subsidiaries having an aggregate Fair Market Value, individually or in the aggregate, in excess of $20,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

    (vii) the Guarantee with respect to such series ceases to be in full force and effect or is declared null and void, or the Guarantor denies that it has any further liability under the Guarantee with respect to such series or gives notice to such effect (other than by reason of the termination of the Indenture or the release of the Guarantee with respect to such series in accordance with the Indenture) and such condition shall have continued for a period of 60 days after written notice of such failure (which notice shall specify the Default, demand that it be remedied and state that it is a "Notice of Default") requiring the Guarantor and LGII to remedy the same shall have been given (x) to the Guarantor and LGII by the Trustee or (y) to the Guarantor, LGII and the Trustee by holders of at least 25% in aggregate principal amount of the Exchange Notes of either series then outstanding; or

    (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Guarantor or any Significant Subsidiary of the Guarantor (including without limitation LGII) shall have occurred.

  If an Event of Default (other than as specified in clause (viii) above) shall occur and be continuing with respect to the Exchange Notes of either series, the Trustee, by notice to the Guarantor and LGII, or the holders of at least 25% in aggregate principal amount of the Exchange Notes of such series then outstanding, by notice to the Trustee, the Guarantor and LGII, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Exchange Notes of such series due and payable immediately, upon which declaration, all amounts payable in respect of the Exchange Notes of such series shall be immediately due and payable. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Exchange Notes of such series shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Exchange Notes.

  After a declaration of acceleration under the Indenture with respect to the Exchange Notes of either series, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Exchange Notes of such series, by written notice to the Guarantor, LGII and the Trustee, may rescind such declaration if (a) the Guarantor or LGII has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Exchange Notes of such series, (iii) the principal of and premium, if any, on any Exchange Notes of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Exchange Notes of such series, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Exchange Notes of such series which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Exchange Notes of such series that have become due solely by such declaration of acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the Exchange Notes of any series, the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes of such series may on behalf of the holders of all the Exchange Notes of such series waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Senior Note of such series, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Senior Note of such series outstanding.

  No holder of any of the Exchange Notes of any series has any right to institute any proceeding with respect to the Indenture or the Exchange Notes of such series or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Exchange Notes of such series have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Exchange Notes of such series and the Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Exchange Notes of such series. Such limitations do not apply, however, to a suit instituted by a holder of a Senior Note of such series for the enforcement of the payment of the principal of, premium, if any, or interest on such Senior Note on or after the respective due dates expressed in such Senior Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of not less than a majority in aggregate principal amount of the outstanding Exchange Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture with respect to the Exchange Notes of such series.

  If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Exchange Notes notice of the Event of Default within 30 days after obtaining knowledge thereof. Except in the case of an Event of Default in payment of principal of, premium, if any, or interest on any Exchange Notes, the Trustee may withhold the notice to the holders of such Exchange Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Exchange Notes.

  LGII is required to furnish to the Trustee annual and quarterly statements as to the performance by LGII of its obligations under the Indenture and as to any default in such performance. LGII is also required to notify the Trustee within ten days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  Each of the Guarantor and LGII may, at its option and at any time, terminate the obligations of the Guarantor and LGII with respect to the outstanding Exchange Notes of any series ("defeasance"). Such defeasance means that the Guarantor and LGII shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Exchange Notes of such series, except for (i) the rights of holders of outstanding Exchange Notes of such series to receive payment in respect of the principal of, premium, if any, and interest on such Exchange Notes when such payments are due, (ii) LGII's obligations to issue temporary Exchange Notes of such series, register the transfer or exchange of any Exchange Notes of such series, replace mutilated, destroyed, lost or stolen Exchange Notes of such series and maintain an office or agency for payments in respect of the Exchange Notes of such series, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, each of the Guarantor and LGII may, at its option and at any time, elect to terminate the obligations of the Guarantor and LGII with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above (including the covenant described under "--Certain Covenants; Change of Control" above) and any subsequent failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes of such series ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) LGII must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Notes of such series, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Exchange Notes of such series to maturity (except lost, stolen or destroyed Exchange Notes of such series which have been replaced or paid); (ii) the Guarantor or LGII shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Exchange Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);
(iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of LGII; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Guarantor or LGII is a party or by which it is bound; (vi) the Guarantor or LGII shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) the Guarantor or LGII shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Exchange Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes of either series when (i) either (a) all the Exchange Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes of such series which have been replaced or repaid and Exchange Notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by LGII and thereafter repaid to LGII or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Exchange Notes of such series have been called for redemption or otherwise become due and payable and the Guarantor or LGII has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Exchange Notes of such series to the date of deposit together with irrevocable instructions from the Guarantor or LGII directing the Trustee to apply such funds to the payment thereof at maturity; (ii) the Guarantor and LGII have paid all other sums payable under the Indenture by LGII; (iii) there exists no Default or Event of Default under the Indenture; and (iv) the Guarantor or LGII has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

  The Indenture provides that the Guarantor and LGII, when authorized by a Board Resolution, and the Trustee may amend, waive or supplement the Indenture or the Exchange Notes without notice to or consent of any Holder: (a) to cure any ambiguity, defect or inconsistency; (b) to comply with the provisions described under "Merger, Sale of Assets, Etc." above; (c) to provide for uncertificated Exchange Notes in addition to certificated Exchange Notes;
(d) to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; or (e) to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder. Notwithstanding the foregoing, the Guarantor, the Trustee and LGII may not make any change that adversely affects the rights of any Holder under the Indenture. Other modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in aggregate principal amount of each series of the then outstanding Exchange Notes, except that, without the consent of each holder of the Exchange Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Exchange Notes whose holders must consent to any amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Exchange Notes; (iii) change the currency in which the Exchange Notes are payable; (iv) reduce the principal of or change the fixed maturity of any Exchange Notes, or change the date on which any Exchange Notes may be subject to repurchase, or reduce the repurchase price therefor; (v) make any Exchange Notes payable in money other than that stated in the Exchange Notes; (vi) make any change in provisions of the Indenture protecting the right of each holder of a Senior Note to receive payment of principal of and interest on such Senior Note on or after the date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Exchange Notes of such series to waive Defaults or Events of Default; (vii) subordinate in right of payment, or otherwise subordinate, the Exchange Notes of such series to any other Indebtedness or obligation of the Guarantor or LGII; or (viii) amend, alter, change or modify the obligation of LGII to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer or waive any Default in the performance of any such offers or modify any of the provisions or definitions with respect to any such offers.

REGISTRATION RIGHTS AGREEMENT

  In the event that (i) due to a change in current interpretations by the SEC, LGII determines that consummation of the Exchange Offer as contemplated by the Registration Rights Agreement would violate applicable law or applicable interpretations by the SEC, (ii) the Exchange Offer is not for any other reason consummated within 150 days after the date on which LGII delivered the Outstanding Notes to the Initial Purchasers (the "Closing Date") or (iii) any holder or holders of $5,000,000 aggregate principal amount of Exchange Notes, within 30 days after consummation of the Exchange Offer, notify LGII that such holders (x) are prohibited by applicable law or SEC policy from participating in the Exchange Offer, (y) may not resell Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus and that the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holders or (z) are broker-dealers and hold Exchange Notes acquired directly from LGII or an Affiliate of LGII, it is contemplated that the Guarantor and LGII will file a Shelf Registration Statement covering resales (a) by all holders of Exchange Notes in the event LGII determines that the consummation of the Exchange Offer would violate applicable law or interpretations by the SEC pursuant to the foregoing clause (i) or the Exchange Offer is not consummated within 210 days after the Closing Date pursuant to the foregoing clause (ii), or (b) by the Initial Purchasers after consummation of the Exchange Offer, if the Shelf Registration Statement is required solely pursuant to the foregoing clause (iii), and will use their best efforts to cause the Shelf Registration Statement to become effective and to keep the Shelf Registration Statement effective for 180 days from the effective date thereof. The Guarantor and LGII shall, if they file the Shelf Registration Statement, provide to each holder of Exchange Notes covered by the Shelf Registration Statement copies of the prospectus included therein and notify each such holder when the Shelf Registration Statement has become effective. A holder that sells Exchange Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a current prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

  Under the Registration Rights Agreement, the Guarantor and LGII have agreed to use their best efforts to: (i) file the Exchange Offer Registration Statement or a Shelf Registration Statement with the SEC within 90 days after the Closing Date, (ii) have such Exchange Offer Registration Statement or Shelf Registration Statement declared effective by the SEC within 180 days after the Closing Date, and (iii) commence the Exchange Offer and issue the Exchange Notes in exchange for all Exchange Notes validly tendered in accordance with the terms of the Exchange Offer prior to the close of the Exchange Offer, or, in the alternative, cause the Shelf Registration Statement to remain effective for 180 days from the effective date thereof. Although the Guarantor and LGII intend to file the Exchange Offer Registration Statement and, if required, a Shelf Registration Statement, there can be no assurance that such registration statements will be filed or, if filed, that either will become effective. Each holder of Exchange Notes, by virtue of being or becoming so, will be bound by the provisions of the Registration Rights Agreement that may require the holder to furnish notice or other information to the Guarantor and LGII as a condition to certain obligations of the Guarantor and LGII to file a Shelf Registration Statement by a particular date or to maintain its effectiveness for the prescribed 180-day period.

PENALTY INTEREST

  Additional interest ("Penalty Interest") shall be assessed on the Outstanding Notes as follows:

    (i) (A) if the Exchange Offer Registration Statement or, in the event that due to a change in current interpretations by the SEC the Guarantor and LGII are not permitted to effect the Exchange Offer, a Shelf Registration Statement, is not filed within 90 days following the Closing Date or (B) in the event that within 30 days after the consummation of the Exchange Offer (the "prescribed time period"), any holder or holders of $5,000,000 aggregate principal amount of Outstanding Notes shall notify LGII that such holders (x) are prohibited by applicable law or SEC policy from participating in the Exchange Offer, (y) may not resell Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus and that the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holders or (z) are broker-dealers and hold Outstanding Notes acquired directly from LGII or an Affiliate of LGII or Loewen, if the Shelf Registration Statement is not filed within 90 days after expiration of the prescribed time period, then commencing on the 91st day after either the Closing Date or the expiration of the prescribed time period, as the case may be, Penalty Interest shall be accrued on the Outstanding Notes over and above the accrued interest at a rate of .50% per annum for the first 90 days immediately following the 46th day after either the Closing Date or the expiration of the prescribed time period, as the case may be, such Penalty Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period;

    (ii) if the Exchange Offer Registration Statement or a Shelf Registration Statement is filed pursuant to clause (i) of the preceding paragraph and is not declared effective within 180 days following either the Closing Date or the expiration of the prescribed time period, as the case may be, then commencing on the 181st day after either the Closing Date or the expiration of the prescribed time period, as the case may be, Penalty Interest shall be accrued on the Outstanding Notes over and above the accrued interest at a rate of .50% per annum for the first 90 days immediately following the 181st day after either the Closing Date or the expiration of the prescribed time period, as the case may be, such Penalty Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period; and

    (iii) if either (A) the Guarantor and LGII have not exchanged Exchange Notes for all Outstanding Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective, or (B) if applicable, a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective prior to 180 days from its original effective date, then, subject to certain exceptions, Penalty Interest shall be accrued on the Exchange Notes over and above the accrued interest at a rate of .50% per annum for the first 60 days immediately following the (x) 31st day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above, such Penalty Interest rate increasing by an additional .25% per annum at the beginning of each subsequent 60-day period; provided, however, that the Penalty Interest rate on the Outstanding Notes may not exceed

  1.50% per annum; and provided further that Penalty Interest on the Outstanding Notes shall cease to accrue (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of
  (ii) above), or (3) upon the exchange of Exchange Notes for all Outstanding Notes validly tendered in the Exchange Offer or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective prior to 180 days from its original effective date (in the case of (iii) above).

  Any amounts of Penalty Interest due pursuant to clause (i), (ii) or (iii) above will be payable in cash on the interest payment dates of the Outstanding Notes. The amount of Penalty Interest will be determined by multiplying the applicable Penalty Interest rate by the principal amount of the Outstanding Notes, multiplied by a fraction, the numerator of which is the number of days such Penalty Interest rate was applicable during such period (determined on the basis of a 360-day year composed of twelve 30-day months), and the denominator of which is 360.

  The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. A copy of the Registration Rights Agreement may be obtained from LGII, the Guarantor or any of the Initial Purchasers, upon request.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Guarantor or LGII, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture and the Exchange Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CONSENT TO SERVICE AND JURISDICTION

  Each of LGII and Loewen has appointed Thelen Reid & Priest LLP, 40 West 57th Street, 26th Floor, New York, New York 10019-4097, Attention: David P. Graybeal, Esq., as its authorized agent upon whom process may be served in any suit, action or proceeding arising out of or based on the Indenture which may be instituted in any federal or state court located in The City of New York, expressly consents to the jurisdiction of any such court in respect of any such suit, action or proceeding, and waives other requirements of or objections to personal jurisdiction with respect thereto.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a person (a) assumed or created in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Restricted Subsidiary of any other person.

  "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.

  "Asset Acquisition" means (a) an Investment by the Guarantor or any Restricted Subsidiary of the Guarantor (including without limitation LGII) in any other person pursuant to which such person shall become a Restricted Subsidiary of the Guarantor, or shall be merged with or into the Guarantor or any Restricted Subsidiary of the Guarantor, (b) the acquisition by the Guarantor or any Restricted Subsidiary of the Guarantor of the assets of any person (other than a Restricted Subsidiary of the Guarantor) which constitute all or substantially all of the assets of such person or (c) the acquisition by the Guarantor or any Restricted Subsidiary of the Guarantor of any division or line of business of any person (other than a Restricted Subsidiary of the Guarantor).

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease or other disposition to any person other than the Guarantor or a Restricted Subsidiary of the Guarantor (including without limitation LGII), in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary of the Guarantor (other than in respect of director's qualifying shares or investments by foreign nationals mandated by applicable law) or of First Capital Life Insurance Company of Louisiana, National Capital Life Insurance Company, Security Industrial Insurance Company, Security Industrial Fire Insurance Company or any successor to such Subsidiaries; (b) all or substantially all of the properties and assets of any division or line of business of the Guarantor or any Restricted Subsidiary of the Guarantor; or
(c) any other properties or assets of the Guarantor or any Restricted Subsidiary of the Guarantor other than properties or assets acquired in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, transfer or other disposition of equipment, tools or other assets (including Capital Stock of any Restricted Subsidiary of the Guarantor) by the Guarantor or any of its Restricted Subsidiaries in one or a series of related transactions in respect of which the Guarantor or such Restricted Subsidiary receives cash or property with an aggregate Fair Market Value of $2,000,000 or less; and (ii) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "--Merger, Sale of Assets, Etc." above.

  "Attributable Value" means, as to any particular lease under which any person is at the time liable other than a Capitalized Lease Obligation, and at any date as at which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which any person is at the time liable and at any date as at which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with GAAP.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York, State of New York or the city in which the Corporate Trust Office is located, are authorized or obligated by law, regulation or executive order to close.

  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

  "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means, at any time, (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the Untied States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) certificates of deposit with a maturity of 180 days or less of any financial institution that is not organized under the laws of the United States, any state thereof or the District of Columbia that are rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 180 days from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (v) notes held by the Guarantor or any Restricted Subsidiary (including without limitation LGII) which were obtained by the Guarantor or such Restricted Subsidiary in connection with Asset Sales (x) in the ordinary course of its funeral home, cemetery or cremation businesses or (y) which were required to be made pursuant to applicable federal or state law.

  "Change of Control" means the occurrence on or after the Measurement Date of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total Voting Stock of the Guarantor or LGII, under circumstances where the Permitted Holders (i) "beneficially own" (as so defined) a lower percentage of the Voting Stock than such other "person" or "group" and (ii) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Guarantor or LGII; (b) the Guarantor or LGII consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another person, or another person consolidates with, or merges with or into, the Guarantor or LGII, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Guarantor or LGII is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Guarantor or LGII is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could then be paid by the Guarantor or LGII as a Restricted Payment under the Indenture, and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Guarantor or LGII (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders or stockholders of the Guarantor or LGII was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason
(including the failure of such individuals to be elected in a proxy contest involving a solicitation of proxies) to constitute a majority of the Board of Directors of the Guarantor or LGII then in office; or (d) the Guarantor or LGII is liquidated or dissolved or adopts a plan of liquidation other than a liquidation of LGII into the Guarantor.

  "Collateral Agreement" means the Collateral Trust Agreement dated as of May 15, 1996, among Bankers Trust Company, as trustee, Loewen, LGII and various other Subsidiaries, as amended or supplemented from time to time.

  "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period, (A) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) depreciation, depletion, amortization and other non-cash charges for such period (c) Consolidated Interest Expense and (d) Consolidated Income Tax Expense less (B) any non-cash items increasing Consolidated Net Income for such period.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the full fiscal quarter immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such full fiscal quarter being referred to herein as the "Prior Quarter") to the aggregate amount of Consolidated Fixed Charges of such person for the Prior Quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the net proceeds thereof) during the period commencing on the first day of the Prior Quarter to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period, and (b) any Material Asset Sales or Material Asset Acquisitions (including, without limitation, any Material Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Material Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Material Asset Sale or Material Asset Acquisition occurred on the first day of the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as at the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period. If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. For purposes of this calculation, a Material Asset Acquisition is an Asset Acquisition which is deemed by such person to be material for such purposes or which has a purchase price of $30,000,000 or more and a Material Asset Sale is one or more Asset Sales which relate to assets with an aggregate value of more than $30,000,000.

  "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of (i) Consolidated Interest Expense and (ii) the product of (a) the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Preferred Stock and Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis and (b) a multiplier, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal; provided, however, that the multiplier in clause (b) shall be one if such dividend or other distribution is fully tax deductible.

  "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of (i) the interest expense of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations, (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses, (ii) the portion of net income (but not losses) of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries, (iii) net income (or loss) of any person combined with such person or one of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis, (v) gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries, and (vi) the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

  "Consolidated Net Tangible Assets" of the Guarantor as at any date means the total amount of assets of the Guarantor and its Restricted Subsidiaries, less applicable reserves, on a consolidated basis as at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less: (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other persons holding equity investments in Restricted Subsidiaries, in the case of each of clauses (i) and (ii) above as reflected on the consolidated balance sheet of the Guarantor and its Restricted Subsidiaries as at the end of the fiscal quarter immediately preceding such date.

  "Consolidated Net Worth" means, with respect to any person at any date, the consolidated stockholders' equity of such person less the amount of such stockholders' equity attributable to Redeemable Capital Stock of such person and its Subsidiaries, as determined in accordance with GAAP.

  "Credit Agreements" means the Revolving Credit Facility, the Canadian Revolving Credit Facility (as defined herein) and the MEIP Loan (as defined herein); in each case as any such instrument may be amended, supplemented or otherwise modified from time to time, and any successor or replacement facility. For a description of each of the Credit Agreements, see "Description of Certain Indebtedness."

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Guarantor or any of its Restricted Subsidiaries against fluctuations in currency values.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Event of Default" has the meaning set forth under "Events of Default" herein.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided, however, that, with respect to any transaction which involves an asset or assets in excess of $5,000,000, such determination shall be evidenced by resolutions of the Board of Directors of the Guarantor delivered to the Trustee.

  "Final Maturity Date" means June 1, 2003, with respect to the Series 6 Exchange Notes, and June 1, 2008, with respect to the Series 7 Exchange Notes.

  "GAAP" means Canadian GAAP consistently applied until such time as the Guarantor or LGII shall prepare their respective books of record in accordance with U.S. GAAP at which time and all times thereafter GAAP shall mean U.S. GAAP consistently applied.

  "Guarantees" means the guarantees of the Exchange Notes created pursuant to the Indenture.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

  "Guarantor" means The Loewen Group Inc. and shall include any successor replacing such Guarantor pursuant to the Indenture, and thereafter means such successor.

  "Holder" means the person in whose name a Senior Note is registered on the Registrar's books.

  "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 90 days, but excluding, without limitation, all obligations, contingent or otherwise, of such person in connection with any undrawn letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations under or in respect of Currency Agreements and Interest Rate Protection Obligations of such person, (i) any Preferred Stock of any Restricted Subsidiary of such person valued at the sum of (without duplication) (A) the liquidation preference thereof, (B) any mandatory redemption payment obligations in respect thereof and (C) accrued dividends thereon, and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses
(a) through (i) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. For purposes of this definition, the term "Indebtedness" shall not include (i) Indebtedness of a Wholly-Owned Subsidiary owed to and held by the Guarantor, LGII or another Wholly-Owned Subsidiary, in each case which is not subordinate in right of payment to any Indebtedness of such Subsidiary, except that (a) any transfer of such Indebtedness by the Guarantor, LGII or a Wholly-Owned Subsidiary (other than to the Guarantor, LGII or to a Wholly-Owned Subsidiary) and (b) the sale, transfer or other disposition by the Guarantor, LGII or any Restricted Subsidiary of the Guarantor or LGII of Capital Stock of a Wholly-Owned Subsidiary which is owed Indebtedness of another Wholly-Owned Subsidiary such that it ceases to be a Wholly-Owned Subsidiary of the Guarantor or LGII shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture; and (ii) Indebtedness of the Guarantor or LGII owed to and held by a Wholly-Owned Subsidiary of the Guarantor or LGII which is unsecured and subordinate in right of payment to the payment and performance of the Guarantor's or LGII's obligations under the Indenture and the Exchange Notes except that (a) any transfer of such Indebtedness by a Wholly-Owned Subsidiary of the Guarantor or LGII (other than to another Wholly-Owned Subsidiary of the Guarantor or LGII) and (b) the sale, transfer or other disposition by the Guarantor or LGII or any Restricted Subsidiary of the Guarantor or LGII of Capital Stock of a Wholly-Owned Subsidiary which holds Indebtedness of the Guarantor or LGII such that it ceases to be a Wholly-Owned Subsidiary shall, in each case, be an incurrence of Indebtedness by the Guarantor or LGII, as the case may be, subject to the other provisions of the Indenture.

  "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Guarantor or LGII and (ii) which, in the judgment of the Board of Directors of the Guarantor, is otherwise independent and qualified to perform the task for which it is to be engaged.

  "Interest Rate Protection Agreement" means any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Interest Rate Protection Obligations" means the obligations of any person under any Interest Rate Protection Agreement.

  "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. "Investments" shall exclude extensions of trade credit by the Guarantor and its Restricted Subsidiaries (including without limitation LGII) in the ordinary course of business in accordance with normal trade practices of the Guarantor or such Restricted Subsidiary, as the case may be.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Maturity Date" means, with respect to any Senior Note, the date on which any principal of such Senior Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

  "Measurement Date" means March 20, 1996.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Guarantor or any Restricted Subsidiary of the Guarantor (including without limitation LGII) net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale,
(iii) amounts required to be paid to any person (other than the Guarantor or any Restricted Subsidiary of the Guarantor) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Guarantor or any Restricted Subsidiary of the Guarantor, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Guarantor or any Restricted Subsidiary of the Guarantor, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

  "Pari Passu Indebtedness" means Indebtedness of LGII or the Guarantor which ranks pari passu in right of payment with the Exchange Notes or the Guarantees, as the case may be.

  "Permitted Holders" mean (i) Raymond Loewen and Anne Loewen, taken together and (ii) in the case of LGII, the Guarantor.

  "Permitted Indebtedness" means, without duplication, each of the following:

    (a) The Exchange Notes and Indebtedness of the Guarantor evidenced by the Guarantees;

    (b) Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) outstanding on the Issue Date (other than Indebtedness under the Credit Agreements);

    (c) Indebtedness of LGII or the Guarantor, as the case may be, under the Credit Agreements in an aggregate principal amount at any one time outstanding not to exceed $750,000,000 less the Net Proceeds of any Asset Sale that are applied to repay, and permanently reduce the commitments under, the Credit Agreements (as required by the terms thereof);

    (d) (i) Interest Rate Protection Obligations of the Guarantor covering Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII); (ii) Interest Rate Protection Obligations of any Restricted Subsidiary of the Guarantor covering Indebtedness of such Restricted Subsidiary; provided, however, that, in the case of either clause (i) or (ii), (x) any Indebtedness to which any such Interest Rate Protection Obligations relate bears interest at fluctuating interest rates and is otherwise permitted to be incurred under this covenant and (y) the notional principal amount of any such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

    (e) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

    (g) Indebtedness incurred in respect of performance bonds or letters of credit in lieu thereof provided in the ordinary course of business;

    (h) Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) represented by letters of credit for the account of the Guarantor and its Restricted Subsidiaries in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

    (i) Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) in addition to that described in clauses (a) through (h) above, in an aggregate principal amount outstanding at any time not exceeding $5,000,000; and

    (j) (i) Indebtedness of the Guarantor the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Guarantor and its Restricted Subsidiaries (including without limitation LGII) and (ii) Indebtedness of any Restricted Subsidiary of the Guarantor the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary, in each case other than the Indebtedness refinanced, redeemed or retired as described under "Use of Proceeds" herein or incurred under clause (c), (d), (e), (f), (g), (h), or (i) of this covenant; provided, however, that (x) the principal amount of Indebtedness incurred pursuant to this clause (j) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of the Guarantor as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith,
  (y) in the case of Indebtedness incurred by the Guarantor pursuant to this clause (j) to refinance Pari Passu Indebtedness, such Indebtedness constitutes Pari Passu Indebtedness.

  "Permitted Investments" means any of the following: (i) Investments in any Wholly-Owned Subsidiary of the Guarantor (including (a) LGII and (b) any person that pursuant to such Investment becomes a Wholly-Owned Subsidiary of the Guarantor) and any person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Guarantor or any Wholly-Owned Subsidiary of the Guarantor at the time such Investment is made; (ii) Investments in Cash Equivalents; (iii) Investments in Currency Agreements on commercially reasonable terms entered into by the Guarantor or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of the business of the Guarantor or its Restricted Subsidiaries to hedge against fluctuations in foreign exchange rates; (iv) loans or advances to officers, employees or consultants of the Guarantor and its Restricted Subsidiaries for travel and moving expenses in the ordinary course of business for bona fide business purposes of the Guarantor and its Restricted Subsidiaries; (v) other loans or advances to officers, employees or consultants of the Guarantor and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Guarantor and its Restricted Subsidiaries not in excess of $10,000,000 in the aggregate at any one time outstanding; (vi) Investments in evidences of Indebtedness, securities or other property received from another person by the Guarantor or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by the Guarantor or any of its Restricted Subsidiaries, or for other liabilities or obligations of such other person to the Guarantor or any of its Restricted Subsidiaries that were created, in accordance with the terms of the Indenture;
(vii) Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by the Guarantor or any of its Restricted Subsidiaries in the ordinary course of business in connection with the operations of the Guarantor and its Restricted Subsidiaries to hedge against fluctuations in interest rates; (viii) Investments of funds received by the Guarantor or its Restricted Subsidiaries (including without limitation LGII) in the ordinary course of business, which funds are required to be held in trust for the benefit of others by the Guarantor or such Restricted Subsidiary, as the case may be, and which funds do not constitute assets or liabilities of the Guarantor or such Restricted Subsidiary; (ix) Investments not in excess of $50,000,000 in the aggregate in other Unrestricted Subsidiaries which are engaged in the insurance business; and (x) Investments not in excess of $50,000,000 in persons (other than Wholly-Owned Subsidiaries) engaged in businesses incidental to the funeral home, cemetery and cremation businesses of the Guarantor and its Restricted Subsidiaries.

  "Permitted Liens" means the following types of Liens:

    (a) Liens for taxes, assessments or governmental charges or claims either
  (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Guarantor or any of its Restricted Subsidiaries (including without limitation LGII) shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, governmental contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

    (d) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

    (e) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Guarantor or any of its Restricted Subsidiaries (including without limitation LGII);

    (f) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

    (g) any Lien existing on any asset of any corporation at the time such corporation becomes a Restricted Subsidiary and not created in contemplation of such event;

    (h) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset; provided, that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion thereof;

    (i) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Guarantor or a Restricted Subsidiary and not created in contemplation of such event;

    (j) any Lien existing on any asset prior to the acquisition thereof by the Guarantor or a Restricted Subsidiary and not created in contemplation of such acquisition; and

    (k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

    (l) any extension, renewal or replacement of any Lien permitted by the preceding clauses (g), (h), (i) or (j) hereof in respect of the same property or assets theretofore subject to such Lien in connection with the extension, renewal or refunding of the Indebtedness secured thereby; provided that (1) such Lien shall attach solely to the same property or assets and (2) such extension, renewal or refunding of such Indebtedness shall be without increase in the principal remaining unpaid as at the date of such extension, renewal or refunding.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof.

  "Preferred Securities" means, with respect to a Special Finance Subsidiary, any securities of such Subsidiary treated for accounting purposes as an equity security that has preferential rights to any other security of such person with respect to dividends or redemptions or upon liquidation.

  "Preferred Stock" means, with respect to any person, any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation and any Preferred Securities.

  "Redeemable Capital Stock" means any shares of any class or series of Capital Stock, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any Senior Note or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity.

  "Restricted Subsidiary" means any Subsidiary of the Guarantor other than an Unrestricted Subsidiary.

  "Sale-Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

  "S&P" means Standard & Poor's Corporation, and its successors.

  "SEC" means the Securities and Exchange Commission, as from time to time constituted.

  "Seller Financing Indebtedness" means a purchase money Indebtedness issued to the seller of a business or other assets for, and not in excess of, the purchase price thereof.

  "Significant Subsidiary" shall mean a Restricted Subsidiary which is a "Significant Subsidiary" as defined in Rule 1.02(w) of Regulation S-X under the Securities Act.

  "Special Finance Subsidiary" means a Restricted Subsidiary whose sole assets are debt obligations of LGII or the Guarantor and whose sole liabilities are Preferred Securities the proceeds from the sale of which are or have been advanced to LGII or the Guarantor.

  "Stated Maturity" means, when used with respect to any Senior Note or any installment of interest thereon, the date specified in such Senior Note as the fixed date on which the principal of such Senior Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

  "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof and (ii) any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

  "Unrestricted Subsidiary" means (i) First Capital Life Insurance Company of Louisiana, National Capital Life Insurance Company, Security Industrial Insurance Company, Security Industrial Fire Insurance Company or any successor to such Subsidiaries or (ii) a Subsidiary of the Guarantor declared by the Board of Directors of the Guarantor to be an Unrestricted Subsidiary; provided, that no such Subsidiary shall be declared to be an Unrestricted

Subsidiary unless (x) none of its properties or assets were owned by the Guarantor or any of its Subsidiaries prior to the Issue Date, other than any such assets as are transferred to such Unrestricted Subsidiary in accordance with the covenant described under "--Certain Covenants; Limitation on Restricted Payments" above, (y) its properties and assets, to the extent that they secure Indebtedness, secure only Non-Recourse Indebtedness and (z) it has no Indebtedness other than Non-Recourse Indebtedness. As used above, "Non-Recourse Indebtedness" means Indebtedness as to which (i) neither the Guarantor nor any of its Subsidiaries (other than the relevant Unrestricted Subsidiary or another Unrestricted Subsidiary) (1) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness), (2) guarantees or is otherwise directly or indirectly liable or
(3) constitutes the lender (in each case, other than pursuant to and in compliance with the covenant described under "--Certain Covenants; Limitation on Restricted Payments") and (ii) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Guarantor or its Subsidiaries (other than Unrestricted Subsidiaries) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect a least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly-Owned Subsidiary" means (i) any Restricted Subsidiary of the Guarantor of which 100% of the outstanding Capital Stock is owned by the Guarantor or one or more Wholly-Owned Subsidiaries of the Guarantor or by the Guarantor and one or more Wholly-Owned Subsidiaries of the Guarantor, including LGII, or (ii) any Subsidiary, at least 66 2/3% of the outstanding voting securities of which, and all of the outstanding shares entitled to receive dividends or other distributions of which, shall at the time be owned or controlled, directly or indirectly, by the Guarantor or one or more Wholly-Owned Subsidiaries of the Guarantor or by the Guarantor and one or more Wholly-Owned Subsidiaries of the Guarantor, including LGII. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

  All of the following indebtedness of LGII and Loewen is secured in the manner described below under "Collateral Trust Agreement." The dollar amounts reflected below are as at June 30, 1998, unless otherwise indicated.

CREDIT FACILITIES

  LGII has a $600 million revolving credit facility that matures in March 2001 (the "Revolving Credit Facility"). The Revolving Credit Facility bears interest at alternative market rates selected by LGII. As at July 31, 1998, the amount outstanding under the Revolving Credit Facility was $208 million, and such amount bore interest at 7.53% per annum. In addition, as at July 31, 1998, letters of credit in an aggregate amount of approximately $18 million had been issued under the Revolving Credit Facility.

  Loewen has a Cdn.$50 million revolving credit facility that matures in July 1999, which will be reduced to Cdn.$5 million in September 1998 (the "Canadian Revolving Credit Facility"), and a subsidiary of Loewen has a $105 million secured term loan implemented in connection with the 1994 Management Equity Investment Plan that will terminate in July 2000 (the "MEIP Loan").

SENIOR NOTES

  In addition to the Outstanding Series 6 and Series 7 Notes, LGII has outstanding four series of senior guaranteed notes aggregating $700 million (the "Series 1-4 Senior Notes") issued in March and October of

1996. The Series 1-4 Senior Notes are guaranteed by Loewen and bear interest rates ranging from 7.50% to 8.25% and have initial terms of five to seven years. LGII also has outstanding one series of senior amortizing notes (the "Series E Amortizing Notes") in the amount of $43 million. The Series E Amortizing Notes are guaranteed by Loewen, bear interest at a rate of 6.49% and have an initial term of ten years.

  LGII also has outstanding $300 million in pass-through asset trust senior guaranteed notes, due 2009 (the "PATS Senior Notes"). The PATS Senior Notes bear interest at a rate of 6.70% until October 1, 1999, at which time the interest rate will be reset at a fixed annual rate of 6.05% plus an adjustment equal to LGII's then-current credit spread to the ten-year United States Treasury rate. The PATS Senior Notes are redeemable at the election of the holder, in whole but not in part, at 100% of the principal amount of October 1, 1999. The PATS Senior Notes are guaranteed by Loewen.

  Loewen has outstanding Cdn.$200 million of 6.10% Series 5 Senior Guaranteed Notes due 2002 (the "Series 5 Senior Notes"). The Series 5 Senior Notes are guaranteed by LGII. Loewen also has outstanding one series of senior amortizing notes (the "Series D Amortizing Notes") in the amount of $51 million. The Series D Amortizing Notes are guaranteed by LGII and bear an interest rate of 9.62% and have an initial term of ten years.

COLLATERAL TRUST AGREEMENT

  In May 1996, Loewen, LGII and their senior lenders entered into a collateral trust arrangement pursuant to which the senior lenders share certain collateral on a pari passu basis (the "Collateral Trust Agreement"). The Collateral includes (i) a pledge for the benefit of the senior lenders of the shares of capital stock held by Loewen of substantially all of its subsidiaries, (ii) a guarantee by substantially all of the Company's subsidiaries and (iii) all of the financial assets of LGII (including the shares of the capital stock held by LGII of various subsidiaries). The Collateral is held by a trustee for the equal and ratable benefit of the various holders of pari passu indebtedness, which group currently consists principally of the lenders under the Revolving Credit Facility, the Canadian Revolving Credit Facility, the MEIP Loan, the PATS Senior Notes, the Series 1-4 Senior Notes, the Series 5 Senior Notes, the Outstanding Notes, and the Series D and E Amortizing Notes, as well as the holders of certain letters of credit. The Exchange Notes offered hereby will be secured by the Collateral to the extent described in this Prospectus.

RESTRICTIONS

  Certain of the Company's debt instruments and credit facilities contain restrictions, including change of control provisions, provisions requiring the Company to maintain specified financial ratios and provisions limiting the payment of dividends on Common Shares and preferred shares, the encumbrance of assets, payments to subsidiaries, the redemption or repurchase of shares, dispositions of assets, additional debt, transactions with interested persons, sales of preferred stock, sale-leaseback transactions and merger and acquisitions. At June 30, 1998, none of the Company's retained earnings were restricted or unavailable for payment of dividends under the most restrictive agreement.

  In connection with the issuance of the MIPS by LGC in August 1994, Loewen is the guarantor of a Series A Junior Subordinated Debenture due August 31, 2024 issued by LGII (the "Series A Debenture"). Under the terms of the Series A Debenture, Loewen may not pay dividends on its Common shares if (i) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default (as defined in the Series A Debenture), (ii) Loewen is in default with respect to payment of any obligation under certain related guarantees or (iii) LGII shall have given notice of its election to select an Extension Period (as defined in the Series A Debenture), and such period, or any extension thereof, shall be continuing. For further information regarding the MIPS, see Note 5 to the June 1998 Interim Consolidated Financial Statements.

  Payments of dividends and loans and advances by subsidiaries to Loewen or LGII are not restricted except that the Company's insurance subsidiaries are subject to certain state regulations that restrict distributions, loans and advances from such subsidiaries to the Company.

                             PLAN OF DISTRIBUTION

  Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, LGII and Loewen believe that, except as described below, the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that (i) such Exchange Notes are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Notes. A holder of Outstanding Notes that is an "affiliate" of LGII or Loewen within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Notes from LGII to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the SEC,
(b) will not be permitted or entitled to tender such Outstanding Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Notes. Any holder who tenders Outstanding Notes in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

  To date, the staff of the SEC has taken the position that a broker-dealer that has acquired securities in exchange for securities that were acquired by such broker-dealer as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") may fulfill its prospectus delivery requirements with the prospectus contained in an exchange offer registration statement. Pursuant to the Registration Rights Agreement, LGII has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. LGII and Loewen have agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

  Each holder of Outstanding Notes who wishes to exchange its Outstanding Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to LGII as set forth in "The Exchange Offer-- Procedures for Tendering." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Outstanding Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by its of such Exchange Notes.

  Neither LGII nor Loewen will receive any proceeds from the issuance of the Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be "underwriting compensation" under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  LGII has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.

                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is the opinion of Thelen Reid & Priest LLP, United States counsel to LGII and Loewen, as to the material United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) that exchanges Outstanding Notes for Exchange Notes in the Exchange Offer and that holds the Outstanding Notes, and will hold the Exchange Notes, as capital assets. The opinion also describes the principal United States federal income tax consequences expected to result from the holding of Exchange Notes by certain Non-U.S. Holders (as defined below).

  The opinion reflects counsel's interpretation of the provisions of the United States Internal Revenue Code of 1986, as amended (the "Tax Code"), applicable Treasury regulations thereunder, judicial authority and administrative rulings and practices now in effect, as applied to the proposed transactions. There can be no assurance that the Internal Revenue Service will not take a different position concerning the consequences of the Exchange Offer or the ownership or disposition of Exchange Notes or that any such position would not be sustained. Thus, future legislative, judicial or administrative changes or interpretations, which may or may not be retroactive, could produce United States tax consequences different from those expressed in counsel's opinion. The opinion does not discuss all aspects of federal income taxation that may be relevant to a particular holder in light of the holder's particular investment circumstances, or to certain types of holders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt entities and dealers in securities) and does not discuss any aspect of state, local or foreign tax laws.

  As used in this opinion, the term "U.S. Holder" means a beneficial owner of Notes that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of the source of its income or a trust whose administration is subject to the primary operation of a United States court and which has one or more fiduciaries who are United States persons and who have the authority to control all substantial decisions of the trust.

  The term "Non-U.S. Holder" means a beneficial owner of Notes that, for United States federal income tax purposes, is not a U.S. Holder.

TAX CONSEQUENCES TO U.S. HOLDERS

  Exchange Offer

  The exchange of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the exchange will not result in a significant modification of LGII's and Loewen's obligations to the holders. Rather, the Exchange Notes received by a holder of the Outstanding Notes will be treated as a continuation of the Outstanding Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging the Outstanding Notes for the Exchange Notes pursuant to the Exchange Offer.

  Interest

  Except as provided below in respect of certain Additional Interest (as described below), a holder of a Note will be required to report stated interest on the Note as interest income in accordance with the holder's method of accounting for tax purposes.

  Under the tax rules relating to original issue discount ("OID"), holders of debt instruments issued at a discount that exceeds a nominal amount may be required to recognize taxable interest income prior to the receipt of cash.

  The Outstanding Notes were issued without taxable OID. In the case of an instrument with alternative payment schedules, the Treasury Regulations relating to OID permit the accrual of OID to be determined under the payment schedule that is significantly more likely than not to occur, as determined by the issuer, so long as the timing and amount of the payments under each possible payment schedule are known as of the issue date. Under certain circumstances, including failure of the Company to register the Exchange Notes on a timely basis pursuant to an effective registration statement, additional interest (the "Additional Interest") will accrue on the Notes as described in "Description of Exchange Notes--Registration Rights Agreement." The possibility that Additional Interest may accrue on the Notes may be considered to result in one or more alternative payment schedules. The Company determined that it was significantly more likely than not that the Notes would be paid according to their stated schedule. Accordingly the Company did not take Additional Interest into account in concluding that the original Notes were issued without OID. In the event that Additional Interest becomes payable on the Notes, the Company will be required to redetermine the OID, if any, on such Notes by treating the Notes as if they were newly issued on the date that the right to Additional Interest first accrues.

  Tax Basis in Outstanding Notes and Exchange Notes

  A holder's tax basis in a Note will be the holder's purchase price for the Note, increased for OID, if any, previously included in income by the holder with respect to the Notes and not yet paid. If a holder of an Outstanding Note exchanges the Outstanding Note for an Exchange Note pursuant to the Exchange Offer, the tax basis of the Exchange Note immediately after such exchange should equal the holder's tax basis in the Outstanding Note immediately prior to the Exchange.

  Disposition of Outstanding Notes or Exchange Notes

  The sale, exchange, redemption or other disposition of a Note will be a taxable event, except in the case of an exchange pursuant to the Exchange Offer (see the above discussion), or certain exchanges in which gain or loss is not recognized under the Code. A holder will recognize gain or loss equal to the difference between (i) the amount of cash (plus the fair market value of any property) received upon such sale, exchange, redemption or other taxable disposition of the Outstanding Note or the Exchange Note (except to the extent attributable to accrued interest) and (ii) the holder's adjusted tax basis in such Outstanding Note or Exchange Note. Such gain or loss will be capital gain or loss. Under recently enacted legislation, gain on a Note held for more than one year at the time of the sale or other disposition constitutes long-term capital gain. The holding period of an Exchange Note will include the holding period of the Outstanding Note surrendered in exchange therefor.

  Purchasers of Notes at Other than Original Issuance Price

  The foregoing does not discuss special rules that may affect the treatment of purchasers that acquire Notes other than at par, including those provisions of the Internal Revenue Code relating to the treatment of "market discount," "bond premium" and "amortizable bond premium." Any such purchaser should consult its tax advisor as to the consequences to it of the acquisition, ownership, and disposition of Notes.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  In the case of a Non-U.S. Holder, such Non-U.S. Holder will not be subject to U.S. federal income tax, including U.S. withholding tax, on interest paid or OID (if any) on the Notes under the "portfolio interest" exception, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not (a) a bank receiving interest or OID pursuant to a loan agreement entered into in the ordinary course of its trade or business or (b) a controlled foreign corporation that is related to the Company through stock ownership,
(iii) such interest or OID is not effectively connected with a United States trade or business, and (iv) either (a) the beneficial owner of the Notes certifies to the Company or its agent, under penalties of perjury, that the beneficial owner is a foreign person and provides a completed IRS Form W-8 ("Certificate of Foreign Status") or (b) a securities clearing organization, bank or other financial institution which holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes, certifies to the Company or its agency, under penalties of perjury, that it has received Form W-8 from the beneficial owner or that it has received from another financial institution a Form W-8 and furnishes the payor with a copy thereof. If any of the situations described in proviso (i), (ii) or (iv) of the preceding sentence do not exist, then, except as described below for effectively connected income, interest paid and OID, if any, on the Notes would be subject to U.S. withholding tax at a 30% rate (or lower tax treaty rate as evidenced by an IRS Form 1001 (Ownership Exemption or Reduced Rate Certificate)). If the income on the Notes is effectively connected with a Non-U.S. Holder's conduct of a trade or business within the United States, then, absent tax treaty protection, the Non-U.S. Holder will be subject to U.S. federal income tax on such income in essentially the same manner as a United States person and, in the case of a foreign corporation, may also be subject to the U.S. branch profits tax.

  In October 1997, the Internal Revenue Service adopted final Treasury regulations ("Final Regulations") setting forth revised procedures for claiming the benefit of the portfolio interest exemption and treaty withholding rate reductions. These rules will be effective for payments made after December 31, 1999. Until then, the rules discussed in the immediately preceding paragraph apply. Under the Final Regulations, Non-U.S. Holders of the Notes can continue to claim the benefit of the portfolio debt exemption by filing a Form W-8 with the issuer. After December 31, 1999, Form W-8 will also be used to claim the benefit of applicable tax treaty provisions. In addition, the existing procedures under which financial institutions are permitted to provide certifications of foreign status on behalf of their non-U.S. customers have been continued and expanded. The IRS is currently in the process of revising Form W-8. A Non-U.S. Holder must file a revised Form W-8, expected to become available in late 1998, with the issuer prior to the earlier of the expiration date of its existing Form W-8 or December 31, 2000, in order to claim the benefit of the portfolio interest exemption or a treaty withholding rate reduction under the Final Regulations.

BACKUP WITHHOLDING

  Generally, unless a holder provides its correct taxpayer identification number (employer identification number or social security number) to the Company and certifies that such number is correct, under the federal income tax backup withholding rules, 31% of (i) the interest paid on the Notes, and
(ii) proceeds of sale of the Notes, must be withheld and remitted to the United States Treasury. However, certain holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. For a foreign individual to qualify as an exempt foreign recipient, that holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status. A Form W-8 filed to claim the benefit of the portfolio interest exception is generally sufficient to prevent backup withholding in the case of an exempt foreign recipient.

  Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

                  CERTAIN CANADIAN FEDERAL TAX CONSIDERATIONS

  The following is the opinion of Russell & DuMoulin, Canadian counsel to LGII and Loewen, as to the material Canadian federal income tax consequences generally applicable to an individual who is resident in the United States and not in Canada who exchanges Outstanding Notes for Exchange Notes pursuant to the Exchange Offer.

  This opinion is based upon the current provisions of the Income Tax Act of Canada (the "Tax Act"), the regulations thereunder and on counsel's understanding of the current administrative practices of Revenue Canada Customs, Excise and Taxation. The provisions of the Tax Act are subject to income tax treaties to which Canada is a party, including the Canada-U.S. Income Tax Convention (1980) (the "Tax Treaty"). This discussion is general only and is not a substitute for independent advice from each Note holder's own tax advisor.

  There will be no Canadian income tax consequences to a holder of Outstanding Notes in connection with the exchange of the Outstanding Notes for Exchange Notes pursuant to the Exchange Offer.

  Interest income paid by LGII will not subject holders of Exchange Notes to any Canadian income taxes or withholding taxes. However, any payments made by Loewen to or for the benefit of the holders of Exchange Notes pursuant to the Guarantees will be subject to Canadian withholding tax to the extent such payments represent payments made as, on account or in lieu of payment of interest. Under the Tax Act and the Tax Treaty, the rate of such Canadian withholding tax would be 15%.

                      WHERE YOU CAN FIND MORE INFORMATION

  LGII and Loewen have filed with the SEC a Registration Statement on Form S-4 under the Securities Act covering the registered notes and Loewen's guarantee of the notes to be issued in the exchange offer. This Prospectus serves as the Prospectus of LGII and Loewen that is filed as part of the registration statement. Other parts of the registration statement are omitted from this Prospectus. Statements made in this Prospectus concerning the contents of any agreement or other document are not necessarily complete. For a more complete description of the matter involved, you should read the entire agreement or other document, which has been filed as an exhibit to the registration statement.

  Loewen files annual, quarterly and special reports, proxy statements and other information with the SEC. Loewen's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Loewen files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  The SEC allows public companies like Loewen to "incorporate by reference" the information Loewen filed with the SEC, which means that Loewen can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus. Information that Loewen files later with the SEC will automatically update and supersede information in this Prospectus and information incorporated by reference. Loewen incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until Loewen completes the Exchange Offer.

  . Annual Report on Form 10-K for the year ended December 31, 1997, filed March 30, 1998;

  . Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998, filed May 12, 1998 and for the quarter ended June 30, 1998, filed August 12, 1998, amended by Forms 10-Q/A, filed August 13, 1998 and August 18, 1998;

  . Current Reports on Form 8-K dated March 2, March 5, March 16, May 7, May 14, May 28, June 22, July 21, July 27, July 31, August 6, and September 11, 1998; and

  . the description of the Common Shares contained in Loewen's Current Report on Form 8-K dated May 2, 1997.

  You may request a copy of these filings (excluding exhibits) at no cost, by writing or telephoning the Corporate Secretary of Loewen at the following address:

                              4126 Norland Avenue
                           Burnaby, British Columbia
                                CANADA V5G 3S8
                                (604) 299-9321

  YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

  YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                                 LEGAL MATTERS

  The validity of the Exchange Notes and certain matters of New York law relating to the validity of the Guarantees will be passed upon for LGII and Loewen by Thelen Reid & Priest LLP, San Francisco, California. Certain legal matters relating to the Guarantees will be passed upon for Loewen by Russell & DuMoulin, Vancouver, Canada.

                                    EXPERTS

  The 1997 Consolidated Financial Statements of the Company incorporated by reference in this Prospectus have been audited by KPMG, Chartered Accountants, for the periods indicated in their report thereon, which is incorporated in by reference. Such annual consolidated financial statements have been so incorporated in reliance on the report of KPMG.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
LOEWEN GROUP INTERNATIONAL, INC.
  Consolidated Balance Sheets as of June 30, 1998 and December 31, 1997...  F-2
  Consolidated Statements of Operations and Retained Earnings (Deficit)
   for the Three Months Ended June 30, 1998 and 1997 and the Six Months
   Ended June 30, 1998 and 1997...........................................  F-3
  Consolidated Statements of Changes in Financial Position for the Six
   Months Ended June 30, 1998 and 1997....................................  F-4
  Notes to Interim Consolidated Financial Statements......................  F-5
TLGI MANAGEMENT CORP. (1)
  Consolidated Balance Sheets as of June 30, 1998 and December 31, 1997... F-18
  Consolidated Statements of Operations for the Three Months Ended June
   30, 1998 and 1997 and the
   Six Months Ended June 30, 1998 and 1997................................ F-19
  Consolidated Statements of Retained Earnings (Deficit) for the Three
   Months Ended June 30, 1998 and 1997 and the Six Months Ended June 30,
   1998 and 1997.......................................................... F-20
  Consolidated Statements of Changes in Financial Position for the Six
   Months Ended June 30, 1998 and 1997.................................... F-21
  Notes to Interim Consolidated Financial Statements...................... F-22
4103 INVESTMENTS LTD. (1)
  Balance Sheets as of June 30, 1998 and December 31, 1997................ F-24
  Statements of Operations and Retained Earnings for the Three Months
   Ended June 30, 1998 and 1997, the Six Months Ended June 30, 1998 and
   the Period from March 24 to June 30, 1997.............................. F-25
  Notes to Interim Financial Statements................................... F-26
NEWEOL INVESTMENTS LTD. (1)
  Consolidated Balance Sheets as of June 30, 1998 and December 31, 1997... F-27
  Consolidated Statements of Operations and Retained Earnings for the
   Three Months Ended June 30, 1998 and 1997 and the Six Months Ended June
   30, 1998 and 1997...................................................... F-28
  Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   1998 and 1997.......................................................... F-29
  Notes to Interim Consolidated Financial Statements...................... F-30
LOEWEN LUXEMBOURG (NO. 1) S.A. (1)
  Report of Independent Auditors.......................................... F-36
  Consolidated Balance Sheets as of June 30, 1998, December 31, 1997 and
   1996................................................................... F-37
  Consolidated Statements of Operations and Retained Earnings for the
   Three Months Ended June 30, 1998 and 1997, Six Months Ended June 30,
   1998 and 1997 and the Years Ended December 31, 1997, 1996 and 1995..... F-38
  Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   1998 and 1997 and the Years Ended December 31, 1997, 1996 and 1995..... F-39
  Notes to Consolidated Financial Statements.............................. F-40
LOEWEN LUXEMBOURG (NO. 2) S.A. (1)
  Report of Independent Auditors.......................................... F-46
  Consolidated Balance Sheets as of June 30, 1998, December 31, 1997 and
   1996................................................................... F-47
  Consolidated Statements of Operations and Retained Earnings for the
   Three Months Ended June 30, 1998 and 1997, Six Months Ended June 30,
   1998 and 1997 and the Years Ended December 31, 1997, 1996 and 1995..... F-48
  Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   1998 and 1997 and the Years Ended December 31, 1997, 1996 and 1995..... F-49
  Notes to Consolidated Financial Statements.............................. F-50

--------
(1) Financial statements of TLGI Management Corp., 4103 Investments Ltd., Neweol Investments Ltd., Loewen Luxembourg (No. 1) S.A., and Loewen Luxembourg (No. 2) S.A. are included in this Prospectus because the outstanding shares of each of such companies constitute a "substantial portion" of the collateral (within the meaning of Securities and Exchange Commission Rule 3-10 under Regulation S-X) that secures the Series 1 through 4 Notes and Series 6 and 7 Notes that were issued by LGII and guaranteed by Loewen.

                        LOEWEN GROUP INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

             TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                                        JUNE 30,    DECEMBER 31,
                                                          1998          1997
                                                       -----------  ------------
                                                       (UNAUDITED)
                        ASSETS
                        ------
Current assets
  Cash and term deposits.............................. $   29,611    $   35,563
  Receivables, net of allowances......................    204,087       169,758
  Inventories.........................................     32,253        30,391
  Prepaid expenses....................................     10,810         8,840
                                                       ----------    ----------
                                                          276,761       244,552
Prearranged funeral services..........................    366,314       345,795
Long-term receivables, net of allowances..............    475,649       387,282
Investments...........................................    190,308       184,723
Insurance invested assets.............................    324,326       305,610
Cemetery property, at cost............................  1,029,987       935,453
Property and equipment................................    715,541       679,219
Names and reputations.................................    639,107       569,063
Deferred income taxes.................................    127,441       124,654
Other assets..........................................    172,372       156,349
                                                       ----------    ----------
                                                       $4,317,806    $3,932,700
                                                       ==========    ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current liabilities
  Accounts payable and accrued liabilities............ $  118,305    $  138,963
  Long-term debt, current portion.....................     37,586        33,408
                                                       ----------    ----------
                                                          155,891       172,371
Loans and advances from affiliates....................  1,071,064     1,013,914
Long-term debt........................................  1,852,394     1,531,586
Other liabilities.....................................    272,854       259,388
Insurance policy liabilities..........................    215,550       214,492
Deferred prearranged funeral services revenue.........    366,314       345,795
Preferred securities of subsidiary....................     75,000        75,000
Shareholders' equity
  Share capital.......................................    487,514       487,514
  Deficit.............................................   (178,775)     (167,360)
                                                       ----------    ----------
                                                          308,739       320,154
                                                       ----------    ----------
                                                       $4,317,806    $3,932,700
                                                       ==========    ==========

Commitments and contingencies (Notes 3, 6 and 7)

      See accompanying notes to interim consolidated financial statements

                        LOEWEN GROUP INTERNATIONAL, INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

             TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                      THREE MONTHS ENDED    SIX MONTHS ENDED
                                           JUNE 30,             JUNE 30,
                                      -------------------  -------------------
                                        1998       1997      1998       1997
                                      ---------  --------  ---------  --------
                                                   (UNAUDITED)
Revenue
  Funeral...........................  $ 134,948  $130,995  $ 287,431  $269,952
  Cemetery..........................    118,123   103,020    230,509   197,275
  Insurance.........................     26,210    22,101     49,078    43,820
                                      ---------  --------  ---------  --------
                                        279,281   256,116    567,018   511,047
Costs and expenses
  Funeral...........................     83,925    79,759    171,935   161,931
  Cemetery..........................     83,358    69,404    161,080   136,900
  Insurance.........................     22,311    17,101     41,932    35,090
                                      ---------  --------  ---------  --------
                                        189,594   166,264    374,947   333,921
                                      ---------  --------  ---------  --------
                                         89,687    89,852    192,071   177,126
Expenses
  General and administrative........     22,787    15,758     44,847    36,539
  Depreciation and amortization.....     18,237    14,645     35,364    29,677
                                      ---------  --------  ---------  --------
                                         41,024    30,403     80,211    66,216
                                      ---------  --------  ---------  --------
Earnings from operations............     48,663    59,449    111,860   110,910
Interest and financing fees paid to
 affiliates, net....................     29,706    22,159     59,116    41,985
Interest on long-term debt..........     34,025    30,409     63,444    58,202
                                      ---------  --------  ---------  --------
Earnings (loss) before undernoted
 items..............................    (15,068)    6,881    (10,700)   10,723
Dividends on preferred securities of
 subsidiary.........................      1,772     1,772      3,544     3,544
                                      ---------  --------  ---------  --------
Earnings (loss) before income taxes
 and undernoted items...............    (16,840)    5,109    (14,244)    7,179
Income taxes........................     (1,020)    4,935      4,120     8,736
                                      ---------  --------  ---------  --------
                                        (15,820)      174    (18,364)   (1,557)
Equity and other earnings of associ-
 ated companies.....................      4,283     1,522      6,949     4,256
                                      ---------  --------  ---------  --------
Net earnings (loss) for the period..    (11,537)    1,696    (11,415)    2,699
Deficit, beginning of period........   (167,238)  (88,611)  (167,360)  (89,614)
                                      ---------  --------  ---------  --------
Deficit, end of period..............  $(178,775) $(86,915) $(178,775) $(86,915)
                                      =========  ========  =========  ========

      See accompanying notes to interim consolidated financial statements

                        LOEWEN GROUP INTERNATIONAL, INC.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

             TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
                                                              (UNAUDITED)
CASH PROVIDED BY (APPLIED TO)
Operations
  Net earnings (loss).................................... $ (11,415) $   2,699
  Items not affecting cash
    Depreciation and amortization........................    35,364     29,677
    Equity and other earnings of associated companies....    (6,949)    (4,256)
  Other, including net changes in other non-cash
   balances..............................................  (165,572)  (152,680)
                                                          ---------  ---------
                                                           (148,572)  (124,560)
                                                          ---------  ---------
Investing
  Business acquisitions..................................  (208,042)  (264,126)
  Construction of new facilities.........................    (7,795)    (1,683)
  Investments, net.......................................       (56)       (92)
  Purchase of insurance invested assets..................  (104,533)  (136,373)
  Proceeds on disposition and maturities of insurance
   invested assets.......................................    85,816    132,094
  Purchase of property and equipment.....................   (17,594)   (26,974)
  Proceeds on disposition of assets......................     4,672     20,738
  Other..................................................    19,603    (19,883)
                                                          ---------  ---------
                                                           (227,929)  (296,299)
                                                          ---------  ---------
Financing
  Issue of share capital.................................       --     125,180
  Increase in long-term debt.............................   835,101    433,019
  Reduction in long-term debt............................  (508,697)  (454,167)
  Loans and advances from affiliates.....................    57,148    310,228
  Proceeds of factoring accounts receivable..............       --      18,985
  Other..................................................   (13,003)    (1,599)
                                                          ---------  ---------
                                                            370,549    431,646
                                                          ---------  ---------
Increase (decrease) in cash and cash equivalents during
 the period..............................................    (5,952)    10,787
Cash and cash equivalents, beginning of period...........    35,563     17,510
                                                          ---------  ---------
Cash and cash equivalents, end of period................. $  29,611  $  28,297
                                                          =========  =========

Cash and cash equivalents include cash and term deposits.


      See accompanying notes to interim consolidated financial statements

                       LOEWEN GROUP INTERNATIONAL, INC.

        NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

NOTE 1. BASIS OF PRESENTATION

  Loewen Group International, Inc. (the "Company") was incorporated on February 25, 1987 under the laws of the State of Delaware and is directly and indirectly a wholly owned subsidiary of The Loewen Group Inc. (the "Parent Company"). The United States dollar is the principal currency of the Company's business and accordingly the interim consolidated financial statements are expressed in United States dollars. The interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada.

  The interim consolidated financial statements (unaudited) include the accounts of all subsidiary companies and all adjustments, including normal recurring adjustments, which in management's opinion are necessary for a fair presentation of the financial results for the interim periods. The financial statements have been prepared consistent with the accounting policies described in the Parent Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997 and should be read in conjunction therewith. Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current period.

 Use of estimates

  The preparation of interim consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. As a result, actual results could differ from those estimates.

NOTE 2. ACQUISITIONS

  During the six months ended June 30, 1998, the Company acquired 58 funeral homes and 49 cemeteries. During the six months ended June 30, 1997, the Company acquired 47 funeral homes and 85 cemeteries.

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


  All of the Company's acquisitions have been accounted for by the purchase method. The preliminary purchase price allocation for certain of these acquisitions has been estimated based on available information at the time and is subject to revision. The effect of acquisitions at dates of purchase on the Consolidated Balance Sheet is shown below.

                                                                 JUNE 30,
                                                             ------------------
                                                               1998      1997
                                                             --------  --------
   Current assets..........................................  $  3,998  $  4,815
   Prearranged funeral services............................    12,074    12,593
   Long-term receivables, net of allowances................     6,167    54,553
   Cemetery property, at cost..............................    75,623   177,329
   Property and equipment..................................    34,432    36,280
   Names and reputations...................................    75,556    22,630
   Other assets............................................    13,916        63
                                                             --------  --------
                                                              221,766   308,263
   Current liabilities.....................................       --     (1,265)
   Long-term debt..........................................    (1,431)     (289)
   Other liabilities.......................................      (219)  (29,990)
   Deferred prearranged funeral services revenue...........   (12,074)  (12,593)
                                                             --------  --------
                                                             $208,042  $264,126
                                                             ========  ========
   Consideration
     Cash, including assumed debt repaid at closing........  $188,741  $257,426
     Debt..................................................    19,301     4,804
     Share capital of Parent Company.......................       --      1,896
                                                             --------  --------
   Purchase Price..........................................  $208,042  $264,126
                                                             ========  ========

  The following table reflects, on an unaudited pro-forma basis, the combined results of the Company's operations acquired during the period ended June 30, 1998 as if all such acquisitions had taken place at the beginning of the respective years presented. Appropriate adjustments have been made to reflect the accounting basis used in recording these acquisitions. This pro-forma information does not purport to be indicative of the results of operations that would have resulted had the acquisitions been in effect for the entire periods presented, and is not intended to be a projection of future results or trends.

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ------------------
                                                                1998      1997
                                                              --------  --------
   Revenues.................................................. $577,778  $536,126
   Net earnings (loss)....................................... $(11,881) $  1,913

NOTE 3. INVESTMENTS

  (a) 4103 Investments Ltd. ("4103 Investments")

  The Company owns 189,475,132 Class B non-voting common shares of 4103 Investments, an entity under common control, which represents 48.68% of 4103 Investments common shares. 4103 Investments cannot declare dividends on the Class A voting common shares without first paying an equal dividend on the Class B common shares.

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


  4103 Investments has a 10.23% common share investment and a 100% preferred share investment in Prime Succession Holdings, Inc. ("Prime"), a 10% common share investment and 73.3% preferred share investment in Rose Hills Holdings Corp. ("RH Holdings") and an 82.86% preferred share investment in TLGI Management Corp.

  The Company accounts for its investment in 4103 Investments common shares by the equity method. For the six months ended June 30, 1998, income of $6,600 (1997--$3,400) was recorded representing the Company's proportionate share of the income attributable to 4103 Investments common shares.

  Summarized financial data for 4103 Investments are presented as follows:

                                                              SIX
                                                            MONTHS
                                              THREE MONTHS   ENDED  PERIOD FROM
                                             ENDED JUNE 30,  JUNE   MARCH 24 TO
                                             --------------   30,    JUNE 30,
                                              1998    1997   1998      1997
                                             ------- ------ ------- -----------
Income statement information:
  Earnings before income taxes and equity
   loss of associated company............... $11,349 $6,854 $16,085   $7,621
  Net earnings..............................   8,822  6,395  13,556    6,900

                                                           JUNE 30, DECEMBER 31,
                                                             1998       1997
                                                           -------- ------------
Balance sheet information:
  Current assets.......................................... $ 14,107   $  9,032
  Non-current assets......................................  298,794    292,634
                                                           --------   --------
  Total assets............................................  312,901    301,666
  Current liabilities.....................................      927        579
  Non-current liabilities.................................    3,367      1,984
                                                           --------   --------
  Total liabilities.......................................    4,294      2,563
  Shareholders' equity....................................  308,607    299,103

  (b) Prime

  In 1996, the Company and Blackstone Capital Partners II Merchant Banking Fund L.P. and certain affiliates (together, "Blackstone") acquired Prime, which holds all of the outstanding common shares of Prime Succession, Inc., an operator of funeral homes and cemeteries in the United States. The excess of the purchase price over the fair value of net assets of approximately $230,000,000 was established as goodwill in Prime Succession, Inc. and is being amortized over 40 years. The Company owns 11.57% of Prime common stock.

  The Company accounted for its investment in Prime preferred stock by the cost method. For the six months ended June 30, 1997, $1,588,000 was recorded representing the 10% cumulative annual payment-in-kind dividend.

  The Company accounts for its investment in Prime common stock by the equity method. Under this method, the Company records its proportionate share of the net earnings (loss) of Prime after deducting the payment-in-kind dividend. For the six months ended June 30, 1998, a loss of $585,000 (1997--loss of $823,000) was recorded representing the Company's proportionate share of the loss attributable to the Prime common stock.

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


  Under a Put/Call Agreement entered into with Blackstone, the Company has the option to acquire ("Call") Blackstone's Prime common stock commencing on the fourth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Put/Call Agreement. Blackstone has the option to sell ("Put") its Prime common stock to the Company commencing on the sixth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Put/Call Agreement.

  Any payment to Blackstone is subject to Blackstone or the Company exercising their respective rights under the Put or the Call. It is not currently possible to determine whether Blackstone or the Company will exercise such rights. Furthermore, any amount to be paid pursuant to the Put or Call is dependent on calculated equity value which is based on EBITDA of future periods. Accordingly, it is not possible at this date to estimate the future amount that may be payable to Blackstone on the exercise of the Put or the Call.

  Summarized financial data for Prime are presented as follows:

                                             THREE MONTHS       SIX MONTHS
                                                 ENDED             ENDED
                                               JUNE 30,          JUNE 30,
                                            ----------------  ----------------
                                             1998     1997     1998     1997
                                            -------  -------  -------  -------
Income statement information:
  Revenue.................................. $25,113  $24,364  $51,698  $48,559
  Gross margin.............................   8,330    8,572   18,204   17,253
  Earnings from operations.................   4,690    5,047   10,995   10,118
  Payment-in-kind dividend.................   1,746    1,588    3,493    3,175
  Net loss attributable to common
   shareholders............................  (3,245)  (2,309)  (4,894)  (4,846)

                                                           JUNE 30, DECEMBER 31,
                                                             1998       1997
                                                           -------- ------------
Balance sheet information:
  Current assets.......................................... $ 20,709   $ 25,694
  Non-current assets......................................  370,107    369,412
                                                           --------   --------
  Total assets............................................  390,816    395,106
  Current liabilities.....................................   13,092     14,964
  Non-current liabilities.................................  252,717    253,734
                                                           --------   --------
  Total liabilities.......................................  265,809    268,698
  Shareholders' equity....................................  125,007    126,408

  (c) RH Holdings

  In 1996, the Company and Blackstone acquired RH Holdings, which holds all of the outstanding common stock of Rose Hills Company ("RHC") and the cemetery related assets of Rose Hills Memorial Park Association, representing the largest single location cemetery in the United States. The excess purchase price over the fair value of net assets of approximately $130,000,000 was established as goodwill in RH Holdings and is being amortized over 40 years. The Company owns 10.45% of RH Holdings' voting common stock and 26.7% of RH Holdings' non-voting preferred stock.

  The Company accounts for its investment in RH Holdings preferred stock by the cost method. For the six months ended June 30, 1998, income of $1,264,000 (1997--$1,150,000) was recorded representing the 10% cumulative annual payment-in-kind dividend.

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


  The Company accounts for its investment in RH Holdings common stock by the equity method. Under the equity method, the Company records its proportionate share of the net earnings (loss) of RH Holdings after deducting the payment-in-kind dividend. For the six months ended June 30, 1998, a loss of $330,000 (1997--loss of $622,000) was recorded representing the Company's proportionate share of the loss attributable to the common stock of RH Holdings. The properties contributed by the Company had a net carrying value of $20,382,000. The Company has deferred a gain of $2,618,000 on the disposition of these properties and will recognize the gain if and when the properties are sold. The deferred gain is recorded in other liabilities on the consolidated balance sheet.

  Under a Put/Call Agreement entered into with Blackstone, the Company has the option to acquire ("Call") Blackstone's RH Holdings common stock commencing on the fourth anniversary of the acquisition, and for a period of two years thereafter, at a price to be determined pursuant to the Put/Call Agreement. Blackstone has the option to sell ("Put") its RH Holdings common stock to the Company commencing on the sixth anniversary of the acquisition, and for a period of two years thereafter, at a price determined pursuant to the Put/Call Agreement.

  Any payment to Blackstone will be subject to Blackstone or the Company exercising their respective rights under the Put or the Call. It is not currently possible to determine whether Blackstone or the Company will exercise such rights. Furthermore, any amount to be paid pursuant to the Put or Call is dependent on calculated equity value which is based on EBITDA of future periods. Accordingly, it is not possible at this date to estimate the future amount that may be payable to Blackstone on the exercise of the Put or the Call.

  Summarized financial data for RH Holdings are presented as follows:

                                             THREE MONTHS       SIX MONTHS
                                                 ENDED             ENDED
                                               JUNE 30,          JUNE 30,
                                            ----------------  ----------------
                                             1998     1997     1998     1997
                                            -------  -------  -------  -------
Income statement information:
  Revenue.................................. $19,638  $18,246  $42,248  $36,096
  Gross margin.............................  16,735   15,452   35,604   30,823
  Earnings from operations.................   4,424    4,262   11,276    9,168
  Payment-in-kind dividend.................   2,365    2,150    4,730    4,300
  Net loss attributable to common share-
   holders.................................  (2,179)  (2,053)  (3,161)  (3,693)

                                                           JUNE 30, DECEMBER 31,
                                                             1998       1997
                                                           -------- ------------
Balance sheet information:
  Current assets.......................................... $ 20,083   $ 17,117
  Non-current assets......................................  297,474    294,934
                                                           --------   --------
  Total assets............................................  317,557    312,051
  Current liabilities.....................................   19,904     15,780
  Non-current liabilities.................................  168,826    169,013
                                                           --------   --------
  Total liabilities.......................................  188,730    184,793
  Shareholders' equity....................................  128,827    127,258

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


NOTE 4. LONG-TERM DEBT

                                                         JUNE 30,  DECEMBER 31,
                                                           1998        1997
                                                        ---------- ------------
Bank revolving credit agreements......................  $  121,000  $  234,500
Management Equity Investment Plan ("MEIP") bank term
 credit agreement due in 2000.........................     105,140     105,140
6.49% Series E senior amortizing notes due in 2004....      42,857      50,000
7.50% Series 1 senior notes due in 2001...............     225,000     225,000
7.75% Series 3 senior notes due in 2001...............     125,000     125,000
8.25% Series 2 and 4 senior notes due in 2003.........     350,000     350,000
7.20% Series 6 senior notes due in 2003...............     200,000         --
7.60% Series 7 senior notes due in 2008...............     250,000         --
6.70% PATS senior notes...............................     300,000     300,000
Present value of notes issued for legal settlements
 discounted at an effective interest rate of 7.75%....      38,147      39,115
Present value of contingent consideration payable on
 acquisitions discounted at an effective interest rate
 of 8.0%..............................................      19,785      24,515
Other, principally arising from vendor financing of
 acquired operations or long-term debt assumed on
 acquisitions, bearing interest at fixed and floating
 rates varying from 4.8% to 14.0%, certain of which
 are secured by assets of certain subsidiaries........     113,051     111,724
                                                        ----------  ----------
                                                         1,889,980   1,564,994
Less current portion..................................      37,586      33,408
                                                        ----------  ----------
                                                        $1,852,394  $1,531,586
                                                        ==========  ==========

  (a) In 1996, the Company, the Parent Company and their senior lenders entered into a collateral trust arrangement pursuant to which the senior lenders share certain collateral on a pari passu basis. The collateral includes (i) a pledge for the benefit of the senior lenders of the shares of capital stock held by the Parent Company of substantially all of its subsidiaries and a guarantee by substantially all of the Parent Company's subsidiaries and (ii) all of the financial assets of the Company (including the shares of the capital stock held by the Company of various subsidiaries) (collectively, the "Collateral"). The Collateral and guarantees are held by a trustee for the equal and ratable benefit of the various holders of pari passu indebtedness. The senior lenders consist principally of the lenders under the senior amortizing notes, senior notes and bank revolving and term credit agreements and certain loans and advances from affiliates as well as the holders of certain letters of credit. At June 30, 1998, the Company's indebtedness owed to the senior lending group subject to the collateral trust arrangement, including holders of certain letters of credit, aggregated $2,887,000,000.

  (b) Certain of the above loan agreements contain various restrictive provisions, including change of control provisions and provisions restricting payment by the Parent Company of dividends on Common and Preferred shares, restricting encumbrance of assets, limiting redemption or repurchase by the Parent Company of its shares, limiting disposition of assets, limiting the amount of additional debt and requiring the Parent Company and its subsidiaries to maintain specified financial ratios.

  (c) In May 1998, the Company completed a private placement in the United States of $200,000,000 of 7.20% Series 6 Senior Guaranteed Notes due 2003 (the "Series 6 senior notes") and $250,000,000 of 7.60%

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

Series 7 Senior Guaranteed Notes due 2008 (the "Series 7 senior notes"). The net proceeds from the Series 6 and 7 senior notes were used to repay indebtedness outstanding under the revolving credit facility. The Series 6 and 7 senior notes are guaranteed by the Parent Company.

  (d) In March 1998, the Company amended its $1,000,000,000 revolving credit agreement to provide greater flexibility for the timing of equity and other financing alternatives. As part of the amendment, the 364-day tranche was terminated and the $750,000,000 tranche was reduced to a $600,000,000 revolving credit agreement with a three-year term.

  (e) Repayment of the Series E senior amortizing notes commenced February 1998 in equal annual amounts.

NOTE 5. PREFERRED SECURITIES OF SUBSIDIARY

  On August 15, 1994, 3,000,000 9.45% Cumulative Monthly Income Preferred Securities, Series A ("MIPS") were issued by Loewen Group Capital, L.P. ("LGC") in a public offering for an aggregate amount of $75,000,000. LGC is a limited partnership and the Company as its general partner manages its business and affairs.

  The MIPS are due August 31, 2024 and are subject to redemption at par at the option of LGC, in whole or in part, from time to time, on or after August 31, 2004.

  Holders of the MIPS are entitled to receive cumulative dividends at an annual rate of 9.45% of the liquidation preference of $25 per MIPS. The dividends accrue from the date of original issuance and are payable monthly in arrears.

  The Company has the right to defer payment of dividends on the MIPS for one or more periods, each not to exceed 60 consecutive months. In this event the Parent Company may not declare or pay dividends on, or redeem, purchase or acquire or make a liquidation payment with respect to any class of its capital stock.

  The Parent Company has guaranteed certain payment obligations of the Company to LGC and of LGC to the MIPS holders. The guarantees are subordinated to all liabilities of the Parent Company and are unsecured.

NOTE 6. LEGAL PROCEEDINGS

CLASS ACTIONS ALLEGING SECURITIES LAWS VIOLATIONS

  On November 4, 1995, a class action lawsuit claiming violations of federal securities laws was filed on behalf of a class of purchasers of Parent Company securities against the Parent Company and five individuals who were officers of the Parent Company (four of whom were also directors) in the United States District Court for the Eastern District of Pennsylvania. The Company, Loewen Group Capital, L.P., ("LGC") and the lead underwriters (the "MIPS Underwriters") of LGC's 1994 offering of the Monthly Income Preferred Securities ("MIPS"), were subsequently added as defendants. On November 7, 1995, a class action lawsuit was filed on behalf of a class of purchasers of Common Shares against the Parent Company and the same individual defendants in the United States District Court for the Southern District of Mississippi alleging Federal securities law violations and related common law claims. On December 1, 1995, a class action lawsuit was filed on behalf of a class of purchasers of the Parent Company's securities against the Parent Company, the Company, LGC and the same individual defendants in the United States District Court for the Eastern District of Pennsylvania. On June 11, 1996 all claims against the MIPS Underwriters were dismissed without prejudice, by agreement of the parties. The cases were consolidated before the District Court of the Eastern District of Pennsylvania. A Consolidated and Amended Class Action Complaint was filed on September 16, 1996.

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


  The parties have agreed to a settlement of all claims in the action. The District Court entered an order approving the settlement on April 21, 1998, which became effective May 21, 1998. No objections to the settlement were filed, and no appeal was filed from the order of approval. The settlement provides for the payment by the Parent Company on behalf of all defendants of $5,000,000, plus up to $100,000 for costs of notice and 50% of the costs of administration of the settlement.

ESNER ESTATE

  On February 1, 1995, Stuart B. Esner and Sandra Esner (the "Executors") as co-executor for the Estate of Gerald F. Esner (the "Esner Estate") filed an action in the Court of Common Pleas of Bucks County, Pennsylvania against Osiris Holding Corporation ("Osiris") and a law firm (the "Law Firm") that previously represented Osiris and its principal shareholders, Gerald F. Esner, Lawrence Miller and William R. Shane. Messrs. Miller and Shane are employees of the Parent Company and the Company. Mr. Miller is currently a director of the Parent Company and the Company.

  The complaint alleged that Osiris breached the terms of a Second Amended and Restated Shareholders' Agreement among Messrs. Esner, Miller and Shane (the "Shareholders' Agreement") by attempting to repurchase shares of Osiris held by the Esner Estate (the "Esner Shares") without complying with the terms of the Shareholders' Agreement, and that the Law Firm breached its fiduciary duty and committed malpractice in connection with the drafting of the Shareholders' Agreement and its representation of Esner and Osiris. The Executors asked the Court (i) to have the value of Osiris reappraised pursuant to the terms of the Shareholders' Agreement and (ii) to require Osiris to repurchase the Esner Shares pursuant to a new appraisal and the alleged terms of the Shareholders' Agreement or, alternatively, to pay the Esner Estate the fair value of the Esner Shares as determined by the new appraisal.

  In March 1995, the Company purchased all of the issued and outstanding shares of Osiris, including the Esner Shares. In connection with the purchase, the Company entered into an indemnification agreement whereby Messrs. Miller and Shane agreed to indemnify and hold the Company harmless with respect to any claims, liabilities, losses and expenses, including reasonable attorney's fees, in connection with or arising from the Esner Estate litigation.

  On April 9, 1996, the Executors filed a second complaint, which names Messrs. Miller and Shane and the Company as defendants. The second complaint alleges breach of contract, fraud and related claims against Messrs. Miller and Shane, and that the Company joined a civil conspiracy by acquiring Osiris. The Executors request compensatory damages of $24,300,000 against the various defendants, and seek punitive damages from Messrs. Miller and Shane. The two cases were consolidated by the Court.

  On October 9, 1996, the Executors instituted a new civil action against the Law Firm. On November 18, 1996 the Executors instituted a new civil action against the individual partners of the Law Firm. In both complaints, the Executors expanded upon the allegations against the Law Firm contained in the previous complaints. By stipulation approved by the Court on February 24, 1997, the parties agreed to consolidate all suits and to permit the Executors to file a Third Amended Complaint, which was filed on February 10, 1997. The prayers for relief remain unchanged. Osiris and Messrs. Miller and Shane filed, and the Court granted, preliminary challenges to the Third Amended Complaint. The Court also dismissed the claims against the Company for failure to state a claim upon which relief can be granted, although the Third Amended Complaint does continue on unaffected counts.

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


  The Parent Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the Parent Company's or the Company's interim consolidated financial statements.

ROJAS ET AL.

  On February 22, 1995, Juan Riveras Rojas, Leyda Rivera Vega, the Conjugal Partnership constituted between them, and Carlos Rivera Bustamente instituted a legal action against the Parent Company, the Company and a subsidiary in the United States District Court for the District of Puerto Rico. The complaint alleges that the defendants breached a contract and ancillary agreements with the plaintiffs relating to the purchase of funeral homes and cemeteries, and committed related torts. The plaintiffs seek compensatory damages of $12,500,000, and unspecified punitive damages (although the Parent Company is advised by counsel that there is no entitlement to punitive damages under Puerto Rican law). The Parent Company filed a motion to dismiss the complaint for failure to join an indispensable party. That motion was granted on March 30, 1998. Plaintiffs filed a notice of appeal to the U.S. Circuit Court of Appeals for the First Circuit but later withdrew it. It is foreseeable that plaintiffs will reassert their claims as counterclaims to the complaint filed by the Parent Company, described below.

  The Parent Company claims it has suffered damages far in excess of the amount claimed by the plaintiffs as a result of breach of contract and related torts on the part of the plaintiffs. A subsidiary of the Parent Company has filed a complaint seeking damages in excess of $19,000,000 from the plaintiffs in the General Court of Justice of the Commonwealth of Puerto Rico. The Parent Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the Parent Company's or the Company's interim consolidated financial statements.

FELDHEIM ET AL. V. SI-SIFH CORP. ET AL. AND DUFFY ET AL. V. SI-SIFH CORP. ET
AL.

  Two complaints were filed in 1997 on behalf of individuals who claim damages in connection with funeral insurance policies allegedly issued to them by insurance companies owned, directly or indirectly, by S.I. Acquisition Associates, L.P. ("S.I."). The Company acquired the assets but not the stock of S.I. in March 1996. In January 1997, Elmer C. Feldheim and four other individuals filed a lawsuit on behalf of themselves and a class of similarly situated individuals and/or entities against SI-SIFH Corp., SI-SI Insurance Company, Inc., Loewen Louisiana Holdings, Inc., and the Company in the Parish of Jefferson, State of Louisiana. Plaintiffs seek a class action. SI-SIFH Corp. and SI-SI Insurance Company, Inc. are affiliates of S.I.

  In June 1997, Lloyd Duffy, Sr. and four other individuals filed a lawsuit on behalf of themselves and a class of similarly situated individuals and/or entities against SI-SIFH Corp., SI-SI Insurance Company, Inc., Loewen Louisiana Holdings, Inc., and the Company in the Parish of Orleans, State of Louisiana. Plaintiffs seek a class action. The Duffy complaint was filed by the same lawyers who filed the complaint in the Feldheim case, and is a virtually identical copy of the Feldheim complaint. The Duffy case is pending in the trial court and, as of the date hereof, no discovery has taken place.

  The Feldheim and Duffy plaintiffs allegedly hold or held funeral insurance policies issued by insurance companies owned, directly or indirectly, by the defendants. The plaintiffs allege that (i) the defendants failed to provide the funeral services purchased with the policies by, among other things, offering a casket of inferior

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

quality upon presentation of a policy, and (ii) in connection with the sale of the insurance policy, the insurance companies negligently or fraudulently represented and interpreted the scope and terms of the policies and omitted to provide material information regarding the policy benefits and limitations. Plaintiffs also alleged unfair trade practices in violation of Louisiana's trade practices laws.

  Plaintiffs' petitions seek damages, penalties and attorneys fees. Louisiana law prohibits plaintiffs from alleging specific amounts of damages. Plaintiffs also seek a declaratory judgment compelling defendants to honor the policies.

  On June 13, 1997, the district court in Jefferson Parish dismissed the Feldheim plaintiffs' claim to a class action, and plaintiffs appealed. Briefing of the appeal was completed in December 1997, and oral argument was held in January 1998. On June 30, 1998, the Louisiana Fifth Circuit Court of Appeal affirmed the dismissal of the Feldheim plaintiffs' class-action claims except as to plaintiffs' "Sub Class B's" plaintiffs (the proposed class of current policyholders who are seeking a declaratory judgment). The appellate court found that the trial court's opinion did not consider the validity of class treatment for "Sub Class B's" claim for a declaratory judgment when it dismissed plaintiffs' class-action claims, and it remanded the case to the trial court for a hearing on that issue. As of the date hereof, no discovery has taken place.

  On April 17, 1998 the trial court in the Duffy lawsuit declined to grant the defendants' exception seeking to dismiss the plaintiffs' class action allegations on the face of the pleadings. Instead, the court deferred ruling on those issues until the previously set October 7, 1998 hearing on the class action issues, and the court indicated it would permit some discovery. On April 23, 1998 the defendants filed a Notice of Intent to Seek Supervisory Writs with the Court of Appeal from the trial court's April 17, 1998 judgment, and the trial court granted the defendants' motion for a stay of all proceedings pending a ruling by the Court of Appeal on the supervisory writ application. The defendants filed their Application for Supervisory Writs with the Louisiana Fourth Circuit Court of Appeal on June 5, 1998, but a decision has not yet been rendered. On July 16, 1998, the trial court lifted its previously entered stay of all proceedings in this case; defendants have filed a motion requesting that the trial court reinstitute its stay.

  The Parent Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings, including whether a class will be certified, and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the Parent Company's or the Company's interim consolidated financial statements.

LUENING, ET AL. V. SI-SIFH CORP., ET AL.

  In June 1998, Warren S. Luening and four other individuals filed a lawsuit on behalf of themselves and a class of similarly situated individuals and/or entities against SI-SIFH Corp., SI-SI Insurance Company, Inc., Loewen Louisiana Holdings, Inc., and the Company in the Parish of St. Bernard, State of Louisiana. Plaintiffs seek a class action. Defendants in this case are the same entities against whom complaints were filed in Jefferson Parish, Louisiana (the Feldheim case) and in Orleans Parish, Louisiana (the Duffy case), and, aside from the addition of local counsel in St. Bernard Parish, the same lawyers who filed the Feldheim and Duffy complaints filed the Luening complaint.

  Plaintiffs allegedly hold and held funeral insurance policies issued by insurance companies owned, directly or indirectly, by the defendants. Plaintiffs allege that (i) the defendants charged them for certain funeral services, including the services of a funeral director and staff, a funeral ceremony, care of the deceased, automotive services and a casket, even though these services were allegedly covered by their policies, and (ii) the defendants

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

have been unjustly enriched through the payment of services allegedly covered under the plaintiffs' policies, and the plaintiffs are therefore entitled to restitution of those payments. Plaintiffs' complaint seeks compensatory and nonpecuniary damages and attorneys' fees. Louisiana law prohibits plaintiffs from alleging specific amounts of damages in their complaint. As of the date hereof, no discovery has taken place, it is not possible to predict the final outcome of this legal proceeding, and it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to plaintiffs.

OTHER

  No material developments occurred in connection with any other previously reported legal proceedings against the Company during the last fiscal quarter.

  The Company is a party to other legal proceedings in the ordinary course of its business but does not expect the outcome of any other proceedings, individually or in the aggregate, to have a material adverse effect on the Company's financial position, results of operation or liquidity.

ENVIRONMENTAL CONTINGENCIES AND LIABILITIES

  The Company's operations are subject to numerous environmental laws, regulations and guidelines adopted by various governmental authorities in the jurisdictions in which the Company operates. Liabilities are recorded when environmental liabilities are either known or considered probable and can be reasonably estimated. The Company's policies are designed to control environmental risk upon acquisition through extensive due diligence and corrective measures taken prior to acquisition. The Company believes environmental liabilities to be immaterial individually and in the aggregate.

NOTE 7. SUBSEQUENT EVENTS

  (a) Acquisitions

  During the period from July 1, 1998 to July 31, 1998, the Company acquired two funeral homes and 10 cemeteries. The aggregate cost of these transactions was approximately $27,000,000.

  As of July 31, 1998, the Company has committed to acquire certain funeral homes, cemeteries and related operations, subject in most instances to certain conditions including approval by the Company's Board of Directors. The aggregate cost of these transactions, if completed, will be approximately $126,100,000.

  (b) Sale of First Capital Life Insurance Company of Louisiana

  In July 1998, the Company announced that it has entered into an agreement to sell First Capital Life Insurance Company of Louisiana for gross proceeds to the Company of approximately $24,000,000 and a pre-tax gain of approximately $5,000,000. The sale, which is subject to certain conditions including insurance regulatory approvals, is expected to close in the second half of 1998.

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


NOTE 8. UNITED STATES ACCOUNTING PRINCIPLES

  The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. These principles differ in the following material respects from those in the United States as summarized below:

  (a) Earnings (loss)

                                             THREE MONTHS     SIX MONTHS ENDED
                                            ENDED JUNE 30,        JUNE 30,
                                           -----------------  -----------------
                                             1998     1997      1998     1997
                                           --------  -------  --------  -------
Earnings (loss)
Net earnings (loss) in accordance with
 Canadian GAAP...........................  $(11,537) $ 1,696  $(11,415) $ 2,699
Less effects of differences in accounting
 for:
  Factoring transactions.................    (1,893)    (298)   (3,943)   2,364
  Income taxes...........................    (1,492)     867    (1,876)   1,310
  Insurance operations...................       881     (278)    1,582      245
                                           --------  -------  --------  -------
Net earnings (loss) in accordance with
 United States GAAP......................  $(14,041) $ 1,987  $(15,652) $ 6,618
Other comprehensive income (loss):
  Unrealized gains (losses) on
   securities, net of tax:
    Unrealized holding gains (losses)
     arising during the period...........     3,358    6,402     8,094    2,945
    Less: reclassification adjustment for
     gains included in net income........    (5,947)  (1,109)   (6,923)  (1,169)
                                           --------  -------  --------  -------
Comprehensive income (loss) in accordance
 with United States GAAP.................  $(16,630) $ 7,280  $(14,481) $ 8,394
                                           ========  =======  ========  =======

                       LOEWEN GROUP INTERNATIONAL, INC.

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


  (b) Balance Sheet

  The amounts in the interim consolidated balance sheet that differ from those reported under Canadian GAAP are as follows:

                                 JUNE 30, 1998           DECEMBER 31, 1997
                            ------------------------- -------------------------
                             CANADIAN   UNITED STATES  CANADIAN   UNITED STATES
                               GAAP         GAAP         GAAP         GAAP
                            ----------  ------------- ----------  -------------
Assets
 Receivables, net of
  allowances............... $  204,087   $  251,136   $  169,758   $  229,314
 Long-term receivables, net
  of allowances............    475,649      588,014      387,282      528,015
 Insurance invested
  assets...................    324,326      332,227      305,610      312,073
 Cemetery property.........  1,029,987    1,419,147      935,453    1,308,128
 Names and reputations.....    639,107      670,305      569,063      598,688
 Other assets..............    172,372      200,120      156,349      181,556
Liabilities and
 Shareholders' Equity
 Loans and advances from
  affiliates, current
  portion..................        --        43,058          --        53,399
 Loans and advances from
  affiliates...............  1,071,064    1,171,534    1,013,914    1,138,511
 Insurance policy
  liabilities..............    215,550      243,025      214,492      240,750
 Other liabilities.........    272,854      268,986      259,388      257,128
 Deferred income taxes.....   (127,441)     326,025     (124,654)     309,725
 Share capital.............    487,514      489,188      487,514      489,188
 Deficit...................   (178,775)    (192,011)    (167,360)    (176,359)
 Unrealized gains (losses)
  on securities available
  for sale, net of tax.....        --         6,382          --         5,211

  (c) Statement of Cash Flows

  The statement of cash flows under United States GAAP would differ from the statement of changes in financial position under Canadian GAAP as the following non-cash transactions would not be reflected as cash flows:

                                                                  SIX MONTHS
                                                                     ENDED
                                                                   JUNE 30,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
   Debt and shares issued on acquisitions...................... $19,301 $ 6,700
   Note receivable from sale of subsidiaries...................     --   15,725

  (d) Recent Accounting Standards

  Statement of Financial Accounting Standards No. 133 ("FAS 133") "Accounting for Derivative Instruments and Hedging Activities" is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

  Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities" is effective for fiscal years beginning after December 15, 1998. SOP 98-5 states that costs of start-up activities, including organization costs, should be expensed as incurred.

  Management has not determined the impact of these recent accounting standards on its consolidated financial statements.

                             TLGI MANAGEMENT CORP.

                          CONSOLIDATED BALANCE SHEETS
                   EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS

                                                         JUNE 30,   DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
                        ASSETS
                        ------
Current assets
  Cash and term deposits...............................  $    --      $    278
  Receivables, net of allowances.......................     6,905        7,951
  Inventories..........................................     3,229        2,614
                                                         --------     --------
                                                           10,134       10,843
Prearranged funeral services...........................    74,732       72,996
Investments in affiliate...............................    98,475       98,475
Notes receivable from Parent Company...................    95,151       95,151
Cemetery property, at cost.............................     2,566        3,055
Property and equipment.................................    73,546       72,505
Names and reputations..................................    37,237       37,794
Deferred income taxes..................................     3,082          612
Other assets...........................................     4,511        3,871
                                                         --------     --------
                                                         $399,434     $395,302
                                                         ========     ========
          LIABILITIES AND SHAREHOLDER EQUITY
          ----------------------------------
Current liabilities
  Accounts payable and accrued liabilities.............  $ 23,198     $ 15,610
Long-term debt and other liabilities...................     4,248        4,571
Loans and advances from affiliates.....................    22,292       25,265
Loans and advances from Parent Company.................    14,572       14,572
Deferred prearranged funeral services revenue..........    74,732       72,996
Redeemable preferred shares............................   257,530      250,092
Shareholder equity
  Share capital........................................    28,598       28,598
  Contributed surplus..................................     4,621        4,621
  Deficit..............................................   (30,357)     (21,023)
                                                         --------     --------
                                                            2,862       12,196
                                                         --------     --------
                                                         $399,434     $395,302
                                                         ========     ========


      See accompanying notes to interim consolidated financial statements

                             TLGI MANAGEMENT CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS

                                             THREE MONTHS       SIX MONTHS
                                                ENDED              ENDED
                                               JUNE 30,          JUNE 30,
                                           -----------------  ----------------
                                             1998     1997     1998     1997
                                           --------  -------  -------  -------
                                                     (UNAUDITED)
Revenue..................................  $ 13,267  $14,202  $28,859  $29,611
Costs and expenses.......................     8,677    8,846   17,248   17,781
                                           --------  -------  -------  -------
                                              4,590    5,356   11,611   11,830
Expenses
  General and administrative.............     1,839    1,733    3,715    3,605
  Depreciation and amortization..........       993      905    1,973    1,816
                                           --------  -------  -------  -------
                                              2,832    2,638    5,688    5,421
                                           --------  -------  -------  -------
Earnings from operations.................     1,758    2,718    5,923    6,409
Interest on loans and advances from
 affiliates and Parent Company...........      (466)  (1,406)    (844)  (3,932)
Dividend income on redeemable preferred
 shares of affiliate.....................       --       841      --     2,523
Interest income on note receivable from
 Parent Company..........................     1,663      --     3,325      --
Foreign exchange gain (loss).............    (9,065)     683   (7,437)    (525)
Other income.............................       214      228      294      403
                                           --------  -------  -------  -------
Earnings (loss) before undernoted items..    (5,896)   3,064    1,261    4,878
Dividend paid on redeemable preferred
 shares..................................    (4,430)  (4,245)  (8,801)  (4,245)
                                           --------  -------  -------  -------
Earnings (loss) before income taxes and
 undernoted items........................   (10,326)  (1,181)  (7,540)     633
Income taxes.............................    (1,464)     667    1,794    1,041
                                           --------  -------  -------  -------
                                             (8,862)  (1,848)  (9,334)    (408)
Equity in earnings of associated
 company.................................       --       953      --       953
                                           --------  -------  -------  -------
Net earnings (loss) for the period.......  $ (8,862) $  (895) $(9,334) $   545
                                           ========  =======  =======  =======



      See accompanying notes to interim consolidated financial statements

                             TLGI MANAGEMENT CORP.

             CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (DEFICIT)
                   EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS

                                          THREE MONTHS
                                              ENDED         SIX MONTHS ENDED
                                            JUNE 30,            JUNE 30,
                                        ------------------  ------------------
                                          1998      1997      1998      1997
                                        --------  --------  --------  --------
                                                    (UNAUDITED)
Retained earnings (deficit), beginning
 of period............................  $(21,495) $(41,284) $(21,023) $ 48,020
Net earnings (loss)...................    (8,862)     (895)   (9,334)      545
Excess on acquisition of investment
 from related party...................       --        --        --    (32,384)
Excess on issue of preferred shares...       --        --        --    (58,360)
                                        --------  --------  --------  --------
Deficit, end of period................  $(30,357) $(42,179) $(30,357) $(42,179)
                                        ========  ========  ========  ========



      See accompanying notes to interim consolidated financial statements

                             TLGI MANAGEMENT CORP.

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                   EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                            ------------------
                                                             1998      1997
                                                            -------  ---------
                                                               (UNAUDITED)
CASH PROVIDED BY (APPLIED TO)
Operations
  Net earnings (loss)...................................... $(9,334) $     545
  Items not affecting cash
    Depreciation and amortization..........................   1,973      1,816
    Equity in earnings of associated company...............     --        (953)
    Foreign exchange loss..................................   7,437        525
  Net changes in other non-cash balances...................   5,442     (9,443)
                                                            -------  ---------
                                                              5,518     (7,510)
                                                            -------  ---------
Investing
  Construction of new facilities...........................    (525)    (1,570)
  Investments in affiliates................................     --    (172,775)
  Purchase of property and equipment.......................  (1,975)      (722)
  Proceeds on disposition of affiliates and subsidiary.....     --      68,250
                                                            -------  ---------
                                                             (2,500)  (106,817)
                                                            -------  ---------
Financing
  Issue of common shares...................................     --     185,568
  Issue of redeemable preferred shares.....................     --     241,062
  Repurchase of common shares..............................     --    (241,062)
  Increase (decrease) in loans and advances from affiliates
   and Parent Company......................................  (2,973)   (68,275)
  Increase in notes receivable from affiliates and Parent
   Company.................................................     --      (2,523)
  Increase (decrease) in long-term debt and other
   liabilities.............................................    (323)         1
                                                            -------  ---------
                                                             (3,296)   114,771
                                                            -------  ---------
Increase (decrease) in cash and term deposits, during the
 period....................................................    (278)       444
Cash and term deposits, beginning of period................     278        --
                                                            -------  ---------
Cash and term deposits, end of period...................... $   --   $     444
                                                            =======  =========

      See accompanying notes to interim consolidated financial statements

                             TLGI MANAGEMENT CORP.

        NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
          TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS

NOTE 1. BASIS OF PRESENTATION

  TLGI Management Corp. (the "Company", formerly Loewen Management Corp.) was incorporated on November 24, 1970, under the B.C. Companies Act, and is a wholly owned subsidiary of The Loewen Group Inc. (the "Parent Company"). The Company serves as the holding company for certain of the Parent Company's Canadian funeral and cemetery operations.

  The interim consolidated financial statements (unaudited) include the accounts of all subsidiary companies and all adjustments, including normal recurring adjustments, which in management's opinion are necessary for a fair presentation of the financial results for the interim periods. The interim financial statements have been prepared consistent with the accounting policies described in the Parent Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997, and should be read in conjunction therewith.

  The Canadian dollar is the principal currency of the Company's business and, accordingly, the interim consolidated financial statements have been prepared in Canadian dollars in accordance with the accounting principles generally accepted in Canada.

 Basis of consolidation

  The interim consolidated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-4 of Loewen Group International, Inc. and the Parent Company.

  The accounts of all subsidiary companies acquired from third parties have been included in the interim consolidated financial statements from their respective dates of acquisition of control or formation. All subsidiaries are wholly owned at June 30, 1998, except for a few companies with small minority interests.

  All significant intercompany balances and transactions have been eliminated in the interim consolidated financial statements.

NOTE 2. UNITED STATES ACCOUNTING PRINCIPLES

  The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in Canada. These principles differ in the following material respects from those in the United States as summarized below:

  (a) Earnings (loss)

                                                  THREE MONTHS     SIX MONTHS
                                                      ENDED          ENDED
                                                    JUNE 30,        JUNE 30,
                                                  --------------  -------------
                                                   1998    1997    1998    1997
                                                  -------  -----  -------  ----
EARNINGS (LOSS)
Net earnings (loss) in accordance with Canadian
 GAAP............................................ $(8,862) $(895) $(9,334) $545
Less difference in accounting for income taxes...      29     28       49    48
                                                  -------  -----  -------  ----
Net earnings (loss) and comprehensive income in
 accordance with
 United States GAAP.............................. $(8,833) $(867) $(9,285) $593
                                                  =======  =====  =======  ====

                             TLGI MANAGEMENT CORP.

          TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS



  (b) Balance Sheet

  The amounts in the interim consolidated balance sheet that differ from those reported under Canadian GAAP are as follows:

                                   JUNE 30, 1998         DECEMBER 31, 1997
                               ----------------------- -----------------------
                               CANADIAN  UNITED STATES CANADIAN  UNITED STATES
                                 GAAP        GAAP        GAAP        GAAP
                               --------  ------------- --------  -------------
Assets
  Names and reputations....... $ 37,237    $ 37,495    $ 37,794    $ 38,060
Liabilities and Shareholder
 Equity
  Deferred income taxes.......   (3,082)        213        (612)      2,740
  Retained earnings
   (deficit)..................  (30,357)    (33,394)    (21,023)    (24,109)

  Under the rules and regulations of the Securities and Exchange Commission, notes receivable from Parent Company of $95,151,000 would be shown as a reduction of shareholder equity.

  (c) Statement of Cash Flows

  The statement of cash flows under United States GAAP would differ from the statement of changes in financial position under Canadian GAAP as the following non-cash transactions would not be reflected as cash flows:

                                                                   SIX MONTHS
                                                                     ENDED
                                                                    JUNE 30,
                                                                 --------------
                                                                 1998    1997
                                                                 ----- --------
   Investment in Neweol Investments Ltd. ("Neweol") and 1096952
    Ontario Ltd. common shares financed through issuance of
    common shares .............................................. $ --  $172,775
   Note received upon redemption of Neweol preferred shares and subsequently applied against certain notes payable to the
    same party..................................................   --    68,250
   Issuance of common shares in exchange for a receivable.......   --    12,793
   Issuance of redeemable preferred shares upon cancellation of
    common shares...............................................   --   241,062

NOTE 3. TRANSFER OF TAX LIABILITY

  During the six months ended June 30, 1998, the Company paid $1,815,000 of tax liabilities transferred from the Parent Company. These amounts will be recovered through deductions against the Company's taxable income.

                             4103 INVESTMENTS LTD.

                                 BALANCE SHEETS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                                         JUNE 30,   DECEMBER 31,
                                                           1998         1997
                                                        ----------- ------------
                                                        (UNAUDITED)
                        ASSETS
                        ------
Current assets
  Dividends receivable from affiliate companies........  $ 14,107     $  9,032

Investments in affiliates..............................   298,794      292,634
                                                         --------     --------
                                                         $312,901     $301,666
                                                         ========     ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current liabilities
  Due to Parent Company, non-interest bearing, payable
   on demand...........................................  $    579     $     49
  Income taxes payable.................................       348          530
                                                         --------     --------
                                                              927          579
Deferred income taxes..................................     3,367        1,984
Shareholders' equity
  Share capital........................................   283,255      283,255
  Retained earnings....................................    35,011       21,455
  Accumulated other comprehensive income
    Foreign currency translation adjustment............    (9,659)      (5,607)
                                                         --------     --------
                                                          308,607      299,103
                                                         --------     --------
                                                         $312,901     $301,666
                                                         ========     ========



             See accompanying notes to interim financial statements

                             4103 INVESTMENTS LTD.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                    THREE MONTHS ENDED   SIX MONTHS PERIOD FROM
                                         JUNE 30,          ENDED     MARCH 24
                                    --------------------  JUNE 30,  TO JUNE 30,
                                      1998       1997       1998       1997
                                    ---------  --------- ---------- -----------
                                                   (UNAUDITED)
Revenue
  Dividends on preferred shares of
   affiliate companies............  $   6,016  $  7,276   $12,033     $7,276
  Foreign exchange gain (loss)....      5,333      (422)    4,052        345
                                    ---------  --------   -------     ------
Earnings before income taxes and
 equity loss of affiliate
 companies........................     11,349     6,854    16,085      7,621
Income taxes......................      1,994        93     1,731        355
                                    ---------  --------   -------     ------
                                        9,355     6,761    14,354      7,266
Equity loss of associated
 companies........................        533       366       798        366
                                    ---------  --------   -------     ------
Net earnings......................  $   8,822  $  6,395   $13,556     $6,900
                                    =========  ========   =======     ======
Net earnings......................  $   8,822  $  6,395   $13,556     $6,900
Other comprehensive income, net of
 tax
  Foreign currency translation
   adjustment.....................     (5,333)      422    (4,052)      (345)
                                    ---------  --------   -------     ------
Comprehensive income..............  $   3,489  $  6,817   $ 9,504     $6,555
                                    =========  ========   =======     ======
Retained earnings, beginning of
 period...........................  $  26,189  $    505   $21,455     $  --
Net earnings......................      8,822     6,395    13,556      6,900
                                    ---------  --------   -------     ------
Retained earnings, end of period..  $  35,011  $  6,900   $35,011     $6,900
                                    =========  ========   =======     ======



             See accompanying notes to interim financial statements

                             4103 INVESTMENTS LTD.

               NOTES TO INTERIM FINANCIAL STATEMENTS (UNAUDITED)
            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

NOTE 1. BASIS OF PRESENTATION

  4103 Investments Ltd. (the "Company") was incorporated on March 24, 1997, under the laws of the Province of British Columbia and is directly and indirectly a wholly owned subsidiary of The Loewen Group Inc., (the "Parent Company").

  The interim financial statements (unaudited) reflect all adjustments, including normal recurring adjustments, which in management's opinion are necessary for a fair presentation of the financial results for the interim periods. The interim financial statements have been prepared consistent with the accounting policies described in the Company's financial statements as of and for the period ended December 31, 1997, included in the Parent Company's Annual Report on Form 10-K for the year ended December 31, 1997, and should be read in conjunction therewith.

  The interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States.

  The interim financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-4 of Loewen Group International, Inc. and the Parent Company.

NOTE 2. INVESTMENTS

  (a) Prime Succession Holdings, Inc. ("Prime")

  The Company accounts for its investment in Prime preferred stock by the cost method. For the six months ended June 30, 1998, income of $3,493,000 (1997-- $1,588,000) was recorded representing the cumulative payment-in-kind dividend.

  The Company accounts for its investment in Prime common stock by the equity method. Under this method, the Company records its proportionate share of the net earnings (loss) of Prime after deducting the payment-in-kind dividend. For the six months ended June 30, 1998 a loss of $482,000 (1997--loss of $233,000) was recorded representing the Company's proportionate share of the loss attributable to the Prime common stock.

  (b) Rose Hills Holdings Corp. ("RH Holdings")

  The Company accounts for its investment in RH Holdings preferred stock by the cost method. For the six months ended June 30, 1998, income of $3,466,000 (1997--$3,150,000) was recorded representing the cumulative payment-in-kind dividend.

  The Company accounts for its investment in RH Holdings common stock by the equity method. Under this method, the Company records its proportionate share of the net earnings (loss) of RH Holdings after deducting the payment-in-kind dividend. For the six months ended June 30, 1998, a loss of $316,000 (1997-- loss of $133,000) was recorded representing the Company's proportionate share of the loss attributable to the common stock of RH Holdings.

NOTE 3. STATEMENT OF CASH FLOWS

  The Company had no cash flows during the six months ended June 30, 1998 or 1997. The increases in the Company's assets represent non-cash income from its investments in affiliates. In addition, the Parent Company paid income taxes of $530,000 on behalf of the Company, which amounts have been recorded as an increase to Due to Parent Company.

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

                          CONSOLIDATED BALANCE SHEETS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS
                            EXCEPT NUMBER OF SHARES

                                                          JUNE 30,    DECEMBER 31,
                                                            1998          1997
                                                         -----------  ------------
                                                         (UNAUDITED)
                        ASSETS
                        ------
Current assets
  Cash.................................................  $    1,744    $      181
  Installment contract receivables, net of allowances..      48,483        61,549
                                                         ----------    ----------
                                                             50,227        61,730
Long-term installment contract receivables, net of
 allowances............................................     112,862       143,420
Investments............................................         --         13,358
Investment in affiliate................................      45,068        47,441
Notes receivable from affiliate........................   1,117,314     1,032,516
Due from Parent Company................................      23,166           --
Other assets...........................................       1,033         1,631
                                                         ----------    ----------
                                                         $1,349,670    $1,300,096
                                                         ----------    ----------
         LIABILITIES AND SHAREHOLDERS' EQUITY
         ------------------------------------
Current liabilities
  Accounts payable and accrued liabilities.............  $    6,886    $    3,444
  Due to affiliates....................................       2,174         7,868
                                                         ----------    ----------
                                                              9,060        11,312
Notes payable..........................................         --          2,517
Due to Parent Company..................................         --          3,701
Minority interest and redeemable shares of subsidiary..       9,423        21,999
Shareholders' equity
  Capital stock, no par value, 1,000,000,000 shares
   authorized, 267,706 shares issued and outstanding...   1,190,576     1,177,787
  Retained earnings....................................     140,733        82,660
  Accumulated other comprehensive income:
    Foreign currency translation adjustment............        (122)          120
                                                         ----------    ----------
                                                          1,331,187     1,260,567
                                                         ----------    ----------
                                                         $1,349,670    $1,300,096
                                                         ==========    ==========

Commitments and contingencies (Notes 2 and 3)

      See accompanying notes to interim consolidated financial statements

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                           THREE MONTHS
                                              ENDED         SIX MONTHS ENDED
                                             JUNE 30,           JUNE 30,
                                         -----------------  ------------------
                                           1998     1997      1998      1997
                                         --------  -------  --------  --------
                                                    (UNAUDITED)
Revenue from affiliates
  Interest income......................  $ 34,488  $23,863  $ 70,879  $ 44,274
  Other revenue........................       --       292       --        807
                                         --------  -------  --------  --------
                                           34,488   24,155    70,879    45,081
Expenses
  General and administrative...........     3,247      884     3,779     1,277
                                         --------  -------  --------  --------
Earnings before income tax expense and
 undernoted items......................    31,241   23,271    67,100    43,804
Current income tax expense.............     2,713    1,473     6,441     3,594
                                         --------  -------  --------  --------
                                           28,528   21,798    60,659    40,210
Equity in (losses) earnings of
 associated companies..................    (2,116)     338    (2,373)    1,602
Minority interest......................         1   (1,879)     (213)   (4,641)
                                         --------  -------  --------  --------
Net earnings...........................  $ 26,413  $20,257  $ 58,073  $ 37,171
                                         ========  =======  ========  ========
Net earnings...........................  $ 26,413  $20,257  $ 58,073  $ 37,171
Other comprehensive income, net of tax:
  Foreign currency translation
   adjustment..........................      (255)  (9,436)     (242)   (5,573)
                                         --------  -------  --------  --------
Comprehensive income...................  $ 26,158  $10,821  $ 57,831  $ 31,598
                                         ========  =======  ========  ========
Retained earnings, beginning of
 period................................  $114,320  $17,408  $ 82,660  $ 54,163
Net earnings...........................    26,413   20,257    58,073    37,171
Dividends on common shares.............       --       --        --    (53,669)
Dividends on redeemable preferred
 shares................................       --    (2,060)      --     (2,060)
                                         --------  -------  --------  --------
Retained earnings, end of period.......  $140,733  $35,605  $140,733  $ 35,605
                                         ========  =======  ========  ========


      See accompanying notes to interim consolidated financial statements

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                           -------------------
                                                             1998      1997
                                                           --------  ---------
                                                              (UNAUDITED)
CASH PROVIDED BY (APPLIED TO)
Operations
  Net earnings............................................ $ 58,073  $  37,171
  Items not affecting cash
    Minority interest.....................................      213      4,641
    Equity in losses (earnings) of associated companies...    2,373     (1,602)
  Net changes in other non-cash balances..................      852     (4,193)
                                                           --------  ---------
                                                             61,511     36,017
                                                           --------  ---------
Investing
  Loans to affiliate......................................  (94,335)  (267,977)
  Repayments of notes receivable from affiliate...........   44,000        --
  Purchase of accounts receivable from affiliate..........      --     (18,985)
  Collections of accounts receivable, net of deferred
   revenue, and allowance for doubtful accounts...........    6,585        --
  Other...................................................      387        --
  Investment in affiliate.................................      --     (15,473)
                                                           --------  ---------
                                                            (43,363)  (302,435)
                                                           --------  ---------
Financing
  Capital contributions from Parent Company...............      --     247,073
  Advances from Parent Company............................      --      16,267
  Repayment of advances from and advances to Parent
   Company................................................  (16,585)       --
  Increase in minority interest...........................      --       3,126
                                                           --------  ---------
                                                            (16,585)   266,466
                                                           --------  ---------
Increase in cash and cash equivalents during the period...    1,563         48
Cash, beginning of period.................................      181         83
                                                           --------  ---------
Cash, end of period....................................... $  1,744  $     131
                                                           ========  =========

      See accompanying notes to interim consolidated financial statements

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

        NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

NOTE 1. BASIS OF PRESENTATION

  Neweol Investments Ltd. (the "Company") was incorporated on November 6, 1992 under the federal laws of Canada and continued on June 3, 1993 under the laws of the Province of British Columbia as a wholly owned subsidiary of The Loewen Group Inc. ("Parent Company"). The principal activities of the Company are to provide financing to other subsidiaries of the Parent Company ("affiliates") and to hold investments in associated companies. The interim consolidated financial statements include the accounts of all subsidiaries and reflect all adjustments including normal recurring adjustments necessary for a fair presentation of the financial results for the interim periods. The interim consolidated financial statements have been prepared consistent with the accounting policies described in TLGI's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997, and should be read in conjunction therewith.

  The interim consolidated financial statements have been prepared in United States dollars in accordance with accounting principles generally accepted in the United States. The interim consolidated financial statements require the use of management estimates. Actual results could differ from those estimates. Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current period.

 Basis of consolidation

  These interim consolidated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-4 of the Loewen Group International, Inc. ("LGII") and the Parent Company. These interim consolidated financial statements exclude the effects of certain subsidiaries of Neweol which were transferred to an affiliate in a reorganization that was effective July 19 and August 13, 1996. Accordingly, these interim consolidated financial statements are not intended to be a complete presentation of the historical consolidated financial position of Neweol.

  All significant intercompany balances and transactions have been eliminated from the interim consolidated financial statements.

NOTE 2. INVESTMENT IN AFFILIATE

  The Company has a 15% interest in LGII. LGII serves as the holding company for the Parent Company's United States funeral, cemetery and insurance operations. The Company follows the equity method of accounting for this investment because it has significant influence over LGII as a result of its affiliate relationship and related party transactions. The Company's equity in the loss of LGII amounted to $2,373,000 for the six months ended June 30, 1998 (year ended December 31, 1997 ($9,627,000)). The total investment in LGII at June 30, 1998 was $45,068,000 (December 31, 1997--$47,441,000).

  LGII is subject to material contingencies, as disclosed below:

CLASS ACTIONS ALLEGING SECURITIES LAWS VIOLATIONS

  On November 4, 1995, a class action lawsuit claiming violations of federal securities laws was filed on behalf of a class of purchasers of Parent Company securities against the Parent Company and five individuals who were officers of the Parent Company (four of whom were also directors) in the United States District Court for the Eastern District of Pennsylvania. LGII, Loewen Group Capital, L.P., ("LGC") and the lead underwriters (the "MIPS Underwriters") of LGC's 1994 offering of the Monthly Income Preferred Securities ("MIPS"), were subsequently added as defendants. On November 7, 1995, a class action lawsuit was filed on behalf of a class of

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

purchasers of Common Shares against the Parent Company and the same individual defendants in the United States District Court for the Southern District of Mississippi alleging Federal securities law violations and related common law claims. On December 1, 1995, a class action lawsuit was filed on behalf of a class of purchasers of the Parent Company's securities against the Parent Company, LGII, LGC and the same individual defendants in the United States District Court for the Eastern District of Pennsylvania. On June 11, 1996 all claims against the MIPS Underwriters were dismissed without prejudice, by agreement of the parties. The cases were consolidated before the District Court of the Eastern District of Pennsylvania. A Consolidated and Amended Class Action Complaint was filed on September 16, 1996.

  The parties have agreed to a settlement of all claims in the action. The District Court entered an order approving the settlement on April 21, 1998, which became effective May 21, 1998. No objections to the settlement were filed, and no appeal was filed from the order of approval. The settlement provides for the payment by the Parent Company on behalf of all defendants of $5,000,000, plus up to $100,000 for costs of notice and 50% of the costs of administration of the settlement.

ESNER ESTATE

  On February 1, 1995, Stuart B. Esner and Sandra Esner (the "Executors") as co-executor for the Estate of Gerald F. Esner (the "Esner Estate") filed an action in the Court of Common Pleas of Bucks County, Pennsylvania against Osiris Holding Corporation ("Osiris") and a law firm (the "Law Firm") that previously represented Osiris and its principal shareholders, Gerald F. Esner, Lawrence Miller and William R. Shane. Messrs. Miller and Shane are employees of the Parent Company and LGII. Mr. Miller is currently a director of the Parent Company and LGII.

  The complaint alleged that Osiris breached the terms of a Second Amended and Restated Shareholders' Agreement among Messrs. Esner, Miller and Shane (the "Shareholders' Agreement") by attempting to repurchase shares of Osiris held by the Esner Estate (the "Esner Shares") without complying with the terms of the Shareholders' Agreement, and that the Law Firm breached its fiduciary duty and committed malpractice in connection with the drafting of the Shareholders' Agreement and its representation of Esner and Osiris. The Executors asked the Court (i) to have the value of Osiris reappraised pursuant to the terms of the Shareholders' Agreement and (ii) to require Osiris to repurchase the Esner Shares pursuant to a new appraisal and the alleged terms of the Shareholders' Agreement or, alternatively, to pay the Esner Estate the fair value of the Esner Shares as determined by the new appraisal.

  In March 1995, LGII purchased all of the issued and outstanding shares of Osiris, including the Esner Shares. In connection with the purchase, LGII entered into an indemnification agreement whereby Messrs. Miller and Shane agreed to indemnify and hold LGII harmless with respect to any claims, liabilities, losses and expenses, including reasonable attorney's fees, in connection with or arising from the Esner Estate litigation.

  On April 9, 1996, the Executors filed a second complaint, which names Messrs. Miller and Shane and LGII as defendants. The second complaint alleges breach of contract, fraud and related claims against Messrs. Miller and Shane, and that LGII joined a civil conspiracy by acquiring Osiris. The Executors request compensatory damages of $24,300,000 against the various defendants, and seek punitive damages from Messrs. Miller and Shane. The two cases were consolidated by the Court.

  On October 9, 1996, the Executors instituted a new civil action against the Law Firm. On November 18, 1996 the Executors instituted a new civil action against the individual partners of the Law Firm. In both complaints, the Executors expanded upon the allegations against the Law Firm contained in the previous complaints. By stipulation

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

approved by the Court on February 24, 1997, the parties agreed to consolidate all suits and to permit the Executors to file a Third Amended Complaint, which was filed on February 10, 1997. The prayers for relief remain unchanged. Osiris and Messrs. Miller and Shane filed, and the Court granted, preliminary challenges to the Third Amended Complaint. The Court also dismissed the claims against LGII for failure to state a claim upon which relief can be granted, although the Third Amended Complaint does continue on unaffected counts.

  The Parent Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the Parent Company's or LGII's interim consolidated financial statements.

ROJAS ET AL.

  On February 22, 1995, Juan Riveras Rojas, Leyda Rivera Vega, the Conjugal Partnership constituted between them, and Carlos Rivera Bustamente instituted a legal action against the Parent Company, LGII and a subsidiary in the United States District Court for the District of Puerto Rico. The complaint alleges that the defendants breached a contract and ancillary agreements with the plaintiffs relating to the purchase of funeral homes and cemeteries, and committed related torts. The plaintiffs seek compensatory damages of $12,500,000, and unspecified punitive damages (although the Parent Company is advised by counsel that there is no entitlement to punitive damages under Puerto Rican law). The Parent Company filed a motion to dismiss the complaint for failure to join an indispensable party. That motion was granted on March 30, 1998. Plaintiffs filed a notice of appeal to the U.S. Circuit Court of Appeals for the First Circuit but later withdrew it. It is foreseeable that plaintiffs will reassert their claims as counterclaims to the complaint filed by the Parent Company, described below.

  The Parent Company claims it has suffered damages far in excess of the amount claimed by the plaintiffs as a result of breach of contract and related torts on the part of the plaintiffs. A subsidiary of the Parent Company has filed a complaint seeking damages in excess of $19,000,000 from the plaintiffs in the General Court of Justice of the Commonwealth of Puerto Rico. The Parent Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to the plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the Parent Company's or LGII's interim consolidated financial statements.

FELDHEIM ET AL. V. SI-SIFH CORP. ET AL. AND DUFFY ET AL. V. SI-SIFH CORP. ET
AL.

  Two complaints were filed in 1997 on behalf of individuals who claim damages in connection with funeral insurance policies allegedly issued to them by insurance companies owned, directly or indirectly, by S.I. Acquisition Associates, L.P. ("S.I."). LGII acquired the assets but not the stock of S.I. in March 1996. In January 1997, Elmer C. Feldheim and four other individuals filed a lawsuit on behalf of themselves and a class of similarly situated individuals and/or entities against SI-SIFH Corp., SI-SI Insurance Company, Inc., Loewen Louisiana Holdings, Inc., and LGII in the Parish of Jefferson, State of Louisiana. Plaintiffs seek a class action. SI-SIFH Corp. and SI-SI Insurance Company, Inc. are affiliates of S.I.

  In June 1997, Lloyd Duffy, Sr. and four other individuals filed a lawsuit on behalf of themselves and a class of similarly situated individuals and/or entities against SI-SIFH Corp., SI-SI Insurance Company, Inc., Loewen Louisiana Holdings, Inc., and LGII in the Parish of Orleans, State of Louisiana. Plaintiffs seek a class

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

action. The Duffy complaint was filed by the same lawyers who filed the complaint in the Feldheim case, and is a virtually identical copy of the Feldheim complaint. The Duffy case is pending in the trial court and, as of the date hereof, no discovery has taken place.

  The Feldheim and Duffy plaintiffs allegedly hold or held funeral insurance policies issued by insurance companies owned, directly or indirectly, by the defendants. The plaintiffs allege that (i) the defendants failed to provide the funeral services purchased with the policies by, among other things, offering a casket of inferior quality upon presentation of a policy, and (ii) in connection with the sale of the insurance policy, the insurance companies negligently or fraudulently represented and interpreted the scope and terms of the policies and omitted to provide material information regarding the policy benefits and limitations. Plaintiffs also alleged unfair trade practices in violation of Louisiana's trade practices laws.

  Plaintiffs' petitions seek damages, penalties and attorneys fees. Louisiana law prohibits plaintiffs from alleging specific amounts of damages. Plaintiffs also seek a declaratory judgment compelling defendants to honor the policies.

  On June 13, 1997, the district court in Jefferson Parish dismissed the Feldheim plaintiffs' claim to a class action, and plaintiffs appealed. Briefing of the appeal was completed in December 1997, and oral argument was held in January 1998. On June 30, 1998, the Louisiana Fifth Circuit Court of Appeal affirmed the dismissal of the Feldheim plaintiffs' class-action claims except as to plaintiffs' "Sub Class B's" plaintiffs (the proposed class of current policyholders who are seeking a declaratory judgment). The appellate court found that the trial court's opinion did not consider the validity of class treatment for "Sub Class B's" claim for a declaratory judgment when it dismissed plaintiffs' class-action claims, and it remanded the case to the trial court for a hearing on that issue. As of the date hereof, no discovery has taken place.

  On April 17, 1998 the trial court in the Duffy lawsuit declined to grant the defendants' exception seeking to dismiss the plaintiffs' class action allegations on the face of the pleadings. Instead, the court deferred ruling on those issues until the previously set October 7, 1998 hearing on the class action issues, and the court indicated it would permit some discovery. On April 23, 1998 the defendants filed a Notice of Intent to Seek Supervisory Writs with the Court of Appeal from the trial court's April 17, 1998 judgment, and the trial court granted the defendants' motion for a stay of all proceedings pending a ruling by the Court of Appeal on the supervisory writ application. The defendants filed their Application for Supervisory Writs with the Louisiana Fourth Circuit Court of Appeal on June 5, 1998, but a decision has not yet been rendered. On July 16, 1998, the trial court lifted its previously entered stay of all proceedings in this case; defendants have filed a motion requesting that the trial court reinstitute its stay.

  The Parent Company has determined that it is not possible at this time to predict the final outcome of these legal proceedings, including whether a class will be certified, and that it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to plaintiffs. Accordingly, no provision with respect to this lawsuit has been made in the Parent Company's or LGII's interim consolidated financial statements.

LUENING, ET AL. V. SI-SIFH CORP., ET AL.

  In June 1998, Warren S. Luening and four other individuals filed a lawsuit on behalf of themselves and a class of similarly situated individuals and/or entities against SI-SIFH Corp., SI-SI Insurance Company, Inc., Loewen Louisiana Holdings, Inc., and LGII in the Parish of St. Bernard, State of Louisiana. Plaintiffs seek a class action. Defendants in this case are the same entities against whom complaints were filed in Jefferson Parish, Louisiana (the

                     NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

            TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS

Feldheim case) and in Orleans Parish, Louisiana (the Duffy case), and, aside from the addition of local counsel in St. Bernard Parish, the same lawyers who filed the Feldheim and Duffy complaints filed the Luening complaint.

  Plaintiffs allegedly hold and held funeral insurance policies issued by insurance companies owned, directly or indirectly, by the defendants. Plaintiffs allege that (i) the defendants charged them for certain funeral services, including the services of a funeral director and staff, a funeral ceremony, care of the deceased, automotive services and a casket, even though these services were allegedly covered by their policies, and (ii) the defendants have been unjustly enriched through the payment of services allegedly covered under the plaintiffs' policies, and the plaintiffs are therefore entitled to restitution of those payments. Plaintiffs' complaint seeks compensatory and nonpecuniary damages and attorneys' fees. Louisiana law prohibits plaintiffs from alleging specific amounts of damages in their complaint. As of the date hereof, no discovery has taken place, it is not possible to predict the final outcome of this legal proceeding, and it is not possible to establish a reasonable estimate of possible damages, if any, or reasonably to estimate the range of possible damages that may be awarded to plaintiffs.

OTHER

  No material developments occurred in connection with any other previously reported legal proceedings against LGII during the last fiscal quarter.

  LGII is a party to other legal proceedings in the ordinary course of its business but does not expect the outcome of any other proceedings, individually or in the aggregate, to have a material adverse effect on LGII's financial position, results of operation or liquidity.

ENVIRONMENTAL CONTINGENCIES AND LIABILITIES

  LGII's operations are subject to numerous environmental laws, regulations and guidelines adopted by various governmental authorities in the jurisdictions in which LGII operates. Liabilities are recorded when environmental liabilities are either known or considered probable and can be reasonably estimated. LGII's policies are designed to control environmental risk upon acquisition through extensive due diligence and corrective measures taken prior to acquisition. LGII believes environmental liabilities to be immaterial individually and in the aggregate.

NOTE 3. COMMITMENTS AND CONTINGENCIES

  The shares held by the Company are pledged under a collateral trust arrangement whereby the senior lenders of the Parent Company and an affiliate under common control would share certain collateral and guarantees on a pari passu basis. The collateral and guarantees are held by a trustee for equal and ratable benefit of the various holders of senior indebtedness. At June 30, 1998, the indebtedness owed to the senior lending group subject to the collateral trust arrangement, including holders of certain letters of credit and excluding debt owed to affiliated companies aggregated $1,988,000,000.

                      NEWEOL INVESTMENTS LTD. (SEE NOTE 1)

             TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS


NOTE 4. NON-CASH TRANSACTIONS

  The Company entered into the following non-cash transactions:

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                               ----------------
                                                                1998     1997
                                                               ------- --------
Issuance of 2,867 common shares upon acquisition of minority
 interest in subsidiary from Parent Company..................  $12,789 $    --
Increase in amounts due from Parent Company and decrease in
 notes payable resulting from the sale of a subsidiary.......   15,488      --
Issuance of 21,346 common shares upon acquisition of minority
 interest in subsidiary from Parent Company..................      --   100,911
Sale of subsidiary in exchange for redeemable preferred
 shares of affiliate, the subsequent redemption of the
 preferred shares for a note receivable, and distribution of
 the note receivable to Parent Company.......................      --    53,669
Increase in amounts due to Parent Company for payments made
 by Parent Company on the Company's behalf...................      --     2,877
Dividends declared on preferred shares and settled by
 issuance of notes payable to affiliate......................      --     2,060
Issuance of notes payable upon redemption of redeemable
 preferred shares............................................      --    55,174
Reduction of amount due to Parent Company and assumption of
 liabilities by Parent Company, net of notes receivable from
 Parent Company and unrealized foreign exchange gain thereon
 upon issuance of common shares..............................      --   340,173
Increase in receivables advanced to affiliate resulting from collections and repurchases of installment contract
 receivables.................................................   34,463   18,457

NOTE 5. RECENT ACCOUNTING STANDARD

  Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities" is effective for fiscal years beginning after December 15, 1998. SOP 98-5 states that costs of start-up activities, including organization costs, should be expensed as incurred. Pursuant to SOP 98-5 the Company will write-off the unamortized organization costs, which are contained in other assets, in its 1999 fiscal year.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Loewen Luxembourg (No. 1) S.A.

  We have audited the accompanying consolidated balance sheets of Loewen Luxembourg (No. 1) S.A. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  These consolidated financial statements give retroactive effect to the acquisition by a subsidiary of the Company of Eagle Financial Associates, LLC, on March 10, 1998, which has been accounted for in a manner similar to a pooling of interests as described in Note 1 to the consolidated financial statements.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Loewen Luxembourg (No. 1) S.A. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles of the United States.

Luxembourg, March 20, 1998                KPMG Audit
                                          Reviseurs d'Entreprises

                                          /s/ D.G. Robertson

                         LOEWEN LUXEMBOURG (NO. 1) S.A.

                          CONSOLIDATED BALANCE SHEETS
         EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES

                                          JUNE 30,   DECEMBER 31, DECEMBER 31,
                                            1998         1997         1996
                                         ----------- ------------ ------------
                                         (UNAUDITED)  (RESTATED, SEE NOTE 1)
                 ASSETS
                 ------
Current assets
  Cash.................................. $      254   $      120    $     72
  Installment contract receivables, net
   of allowances........................      8,772       11,607      15,869
  Notes receivable from affiliate.......     91,786      142,763      56,061
                                         ----------   ----------    --------
                                            100,812      154,490      72,002

Long-term installment contract
 receivables, net of allowances.........     20,468       27,084      37,028
Notes receivable from affiliate.........  1,117,314    1,032,516     594,788
Due from affiliated company.............        627          417         904
Investments.............................        --           387       8,285
Other assets............................      1,049        1,206         810
                                         ----------   ----------    --------
                                         $1,240,270   $1,216,100    $713,817
                                         ==========   ==========    ========
   LIABILITIES AND SHAREHOLDER EQUITY
   ----------------------------------
Current liabilities
  Accounts payable and accrued
   liabilities.......................... $    4,918   $    3,796    $  4,346
Redeemable shares of subsidiary.........      9,433        9,433       9,373
Shareholder equity
  Capital stock, $285 par value, 156
   shares authorized,
   issued and outstanding (December 31,
   1997--156,
   December 31, 1996--11)...............         44           44           3
  Additional paid-in capital............  1,050,044    1,050,044     646,104
  Retained earnings.....................    175,831      152,783      53,991
                                         ----------   ----------    --------
                                          1,225,919    1,202,871     700,098
                                         ----------   ----------    --------
                                         $1,240,270   $1,216,100    $713,817
                                         ==========   ==========    ========

Commitments and contingencies (Note 2)


          See accompanying notes to consolidated financial statements

                         LOEWEN LUXEMBOURG (NO. 1) S.A.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                            THREE MONTHS ENDED      SIX MONTHS ENDED
                                 JUNE 30,               JUNE 30,           YEAR ENDED DECEMBER 31,
                          ----------------------  ----------------------  --------------------------
                             1998        1997        1998        1997       1997     1996     1995
                          ----------- ----------  ----------  ----------  -------- --------  -------
                          (UNAUDITED) (UNAUDITED) (UNAUDITED) (UNAUDITED)  (RESTATED, SEE NOTE 1)
Revenue from affiliates:
  Interest on notes
   receivable from
   affiliates...........   $ 33,897    $21,436     $ 65,479    $40,208    $ 98,787 $ 59,419  $34,065
  Financial and other
   services.............      1,305      2,491        2,632      4,849       8,192    2,886    1,372
                           --------    -------     --------    -------    -------- --------  -------
                             35,202     23,927       68,111     45,057     106,979   62,305   35,437
Expenses:
  General and
   administrative.......        266        680          705      1,091       2,518    1,554    1,043
                           --------    -------     --------    -------    -------- --------  -------
Earnings before income
 tax expense and
 minority interest......     34,936     23,247       67,406     43,966     104,461   60,751   34,394
Income tax expense......      2,977      1,462        4,358      3,597       5,609    6,623    5,627
                           --------    -------     --------    -------    -------- --------  -------
                             31,959     21,785       63,048     40,369      98,852   54,128   28,767
Minority interest.......        --          30          --          60          60      130      548
                           --------    -------     --------    -------    -------- --------  -------
Net earnings and
 comprehensive income...   $ 31,959    $21,755     $ 63,048    $40,309    $ 98,792 $ 53,998  $28,219
                           ========    =======     ========    =======    ======== ========  =======
Retained earnings,
 beginning of period....   $183,872    $72,545     $152,783    $53,991    $ 53,991 $ 28,219  $ 6,501
Net earnings............     31,959     21,755       63,048     40,309      98,792   53,998   28,219
Dividends...............    (40,000)       --       (40,000)       --          --   (28,226)  (6,501)
                           --------    -------     --------    -------    -------- --------  -------
Retained earnings, end
 of period..............   $175,831    $94,300     $175,831    $94,300    $152,783 $ 53,991  $28,219
                           ========    =======     ========    =======    ======== ========  =======


          See accompanying notes to consolidated financial statements

                         LOEWEN LUXEMBOURG (NO. 1) S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                            SIX MONTHS ENDED              YEAR ENDED
                                JUNE 30,                 DECEMBER 31,
                         ----------------------  -------------------------------
                            1998        1997       1997       1996       1995
                         ----------- ----------  ---------  ---------  ---------
                         (UNAUDITED) (UNAUDITED)    (RESTATED, SEE NOTE 1)
CASH PROVIDED BY
 (APPLIED TO)
Operations
  Net earnings..........  $  63,048  $  40,309   $  98,792  $  53,998  $  28,219
  Items not affecting
   cash:
    Minority interest...        --          60          60        130        548
  Net changes in other
   non-cash balances....      1,069     (3,754)      2,857     (3,268)     2,864
                          ---------  ---------   ---------  ---------  ---------
                             64,117     36,615     101,709     50,860     31,631
                          ---------  ---------   ---------  ---------  ---------
Investing
  Advances on notes
   receivable from
   affiliate............   (128,904)  (287,216)   (626,002)  (251,406)  (262,999)
  Repayments of notes
   receivable from
   affiliate............    104,534        --      142,763     36,091     64,295
  Investment in
   affiliate............        387        --          --         --      (8,000)
                          ---------  ---------   ---------  ---------  ---------
                            (23,983)  (287,216)   (483,239)  (215,315)  (206,704)
                          ---------  ---------   ---------  ---------  ---------
Financing
  Issue of share
   capital..............        --     250,657     381,578    192,590    191,200
  Redemption of
   redeemable shares of
   subsidiary...........        --         --          --         --      (9,659)
  Dividends paid........    (40,000)       --          --     (28,226)    (6,501)
                          ---------  ---------   ---------  ---------  ---------
                            (40,000)   250,657     381,578    164,364    175,040
                          ---------  ---------   ---------  ---------  ---------
Increase (decrease) in
 cash during the
 period.................        134         56          48        (91)       (33)
Cash, beginning of
 period.................        120         72          72        163        196
                          ---------  ---------   ---------  ---------  ---------
Cash, end of period.....  $     254  $     128   $     120  $      72  $     163
                          =========  =========   =========  =========  =========


          See accompanying notes to consolidated financial statements

                        LOEWEN LUXEMBOURG (NO. 1) S.A.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Loewen Luxembourg (No. 1) S.A. (the "Company") was incorporated on April 23, 1997 under the laws in the Grand-Duchy of Luxembourg as a wholly owned subsidiary of Neweol Investments Ltd. ("Parent Company") and a wholly owned indirect subsidiary of The Loewen Group Inc. ("TLGI"). The principal business activity of the Company is to provide financing to other subsidiaries of The Loewen Group Inc. ("affiliates").

  The interim consolidated financial statements (unaudited) include the accounts of all subsidiary companies and all adjustments including normal recurring adjustments, which in management's opinion are necessary for a fair presentation of the financial results for the interim periods.

  The consolidated financial statements have been prepared in United States dollars in accordance with generally accepted accounting principles in the United States. The consolidated financial statements require the use of management estimates. Actual results could differ from those estimates.

BASIS OF CONSOLIDATION

  The accompanying consolidated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

  The accounts of all subsidiary companies have been included in the consolidated financial statements. All subsidiaries are wholly owned at June 30, 1998, except for redeemable shares of a subsidiary, which are held by an affiliate and have been reflected in the consolidated financial statements as redeemable shares of subsidiary.

  On March 10, 1998, the Company through a subsidiary acquired the Parent Company's 100% interest in Eagle Financial Associates, LLC ("Eagle") and issued one common share. The Company recorded Eagle's assets and liabilities at their carrying value of approximately $85,000,000. Eagle's principal business activity was the purchase of cemetery long-term receivables from affiliates and the subsequent collection of such receivables. This transaction is a reorganization of entities under common control of TLGI and has been accounted for in a manner similar to a pooling of interests.

  Accordingly, the Company's consolidated financial statements have been restated as follows:

                          THREE MONTHS    SIX MONTHS
                         ENDED JUNE 30, ENDED JUNE 30,  YEAR ENDED DECEMBER 31,
                         -------------- --------------- ------------------------
                              1997       1998    1997     1997    1996    1995
                         -------------- ------- ------- -------- ------- -------
                           (UNAUDITED)    (UNAUDITED)
Revenue: The Company....    $21,279     $66,303 $40,375 $ 97,072 $61,254 $35,437
  Eagle.................      2,648       1,808   4,682    9,907   1,051     --
                            -------     ------- ------- -------- ------- -------
                            $23,927     $68,111 $45,057 $106,979 $62,305 $35,437
                            =======     ======= ======= ======== ======= =======
Net earnings: The
 Company................    $19,624     $61,441 $36,301 $ 90,844 $53,269 $28,226
  Eagle.................      2,131       1,607   4,008    7,948     729      (7)
                            -------     ------- ------- -------- ------- -------
                            $21,755     $63,048 $40,309 $ 98,792 $53,998 $28,219
                            =======     ======= ======= ======== ======= =======

  On May 21, 1997, the Company acquired a 100% interest in Loewen Finance (Delaware) Limited Liability Company ("LFD") in exchange for 10 common shares of the Company. LFD's principal asset consisted of $596,021,000 of notes receivable due from an affiliate.

                        LOEWEN LUXEMBOURG (NO. 1) S.A.

TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES


  On May 21, 1997, a subsidiary of the Company acquired a 100% interest in an affiliate, Neweol Finance B.V. ("NFBV"), in exchange for 40 redeemable shares with a redemption value of $9,433,000. NFBV's principal assets were preferred shares of an affiliate and an investment in a partnership. Earnings attributable to the redeemable shares have been reflected as minority interest.

  These transactions constitute a reorganization of entities under the common control of TLGI and, accordingly, have been reflected in the accompanying consolidated financial statements in a manner similar to a pooling of interests. Consequently, the historical results of LFD and NFBV prior to May 21, 1997, have been reflected in the Company's consolidated financial statements as follows:

                            THREE MONTHS    SIX MONTHS
                             ENDED JUNE     ENDED JUNE
                                 30,            30,      YEAR ENDED DECEMBER 31,
                            -------------- ------------- -----------------------
                            1998    1997   1998   1997    1997    1996    1995
                            -----  ------- ----- ------- ------- ------- -------
                             (UNAUDITED)    (UNAUDITED)
Revenue:
  LFD...................... $ --   $10,427 $ --  $29,166 $29,166 $61,070 $34,330
  NFBV.....................   --        29   190      57      77     184   1,107
                            -----  ------- ----- ------- ------- ------- -------
                            $ --   $10,456 $ 190 $29,223 $29,243 $61,254 $35,437
                            =====  ======= ===== ======= ======= ======= =======
Minority interest.......... $ --       $30 $ --  $    60 $    60 $   130 $   548
Net earnings............... $  (9) $ 9,679 $ 117 $26,351 $26,351 $53,269 $28,226

  Investments over which the Company has significant influence are accounted for using the equity method.

  All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. The Company receives administrative support from TLGI at no charge to the Company. Direct costs of the Company's operations are recorded as expenses.

 Foreign Currency Translation

  Transactions denominated in foreign currencies are translated into U.S. dollars at the rate of exchange in effect on the transaction dates, and monetary items are translated at the rate of exchange in effect at the balance sheet date. Exchange gains and losses are included in income in the current year.

 Other assets

  Other assets include organization costs and deferred finance costs, which are amortized over the estimated useful lives of one and one-half to five years.

                        LOEWEN LUXEMBOURG (NO. 1) S.A.

TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES


NOTE 2. NOTES RECEIVABLE FROM AFFILIATES

                                           JUNE 30,   DECEMBER 31, DECEMBER 31,
                                             1998         1997         1996
                                          ----------- ------------ ------------
                                          (UNAUDITED)  (RESTATED, SEE NOTE 1)
Current:
  Unsecured promissory notes at 7.25%,
   due July 31, 1998 (unaudited--amended
   to December 31, 1998)................. $   91,786   $  142,763    $    --
  Secured revolving credit agreement at
   11.5%.................................        --           --       56,061
                                          ----------   ----------    --------
                                          $   91,786   $  142,763    $ 56,061
                                          ==========   ==========    ========
Long-term:
  Unsecured revolving credit agreement
   due in 1999........................... $   51,940   $   45,233    $  3,656
  Unsecured revolving credit agreement
   due in 1999...........................     10,291        9,557       1,092
  Secured revolving credit agreements due
   in 2002...............................    165,178       87,821         --
  Secured term credit agreement due in
   1999..................................    206,000      206,000     206,000
  Secured term credit agreement due in
   2000..................................    199,650      199,650     199,650
  Secured term credit agreement due in
   2001..................................    184,390      184,390     184,390
  Secured term credit agreement due in
   2002..................................    299,865      299,865         --
                                          ----------   ----------    --------
                                          $1,117,314   $1,032,516    $594,788
                                          ==========   ==========    ========

  The current promissory notes at December 31, 1997 are from an affiliate whose principal assets are long-term cemetery installment contract receivables. The long-term notes receivable are from Loewen Group
International, Inc. ("LGII"), an affiliate with funeral and cemetery operations in the United States.

  The unsecured revolving credit agreement due in 1999 bears interest at 5.36% plus the U.S. Treasury rate adjusted to a constant maturity corresponding to the repayment date (Unaudited 10.52% at June 30, 1998). The second unsecured revolving credit agreement due in 1999 bears interest at the prime commercial interest rate charged by the 30 largest banks in the United States plus 2% (Unaudited 10.5% at June 30, 1998) (10.5% at December 31, 1997 and 10.25% at
December 31, 1996). The secured revolving credit agreements due in 2002 bear interest at a floating rate based on U.S. Treasury rates adjusted to a constant maturity of three months plus 5% (Unaudited--9.96% at June 30, 1998) (9.93% at December 31, 1997). The secured term credit agreements bear interest at a fixed rate of 11.5% per annum. The maximum credit available under the unsecured revolving credit agreements and the secured revolving credit agreements is $315,000,000 and $300,000,000, respectively.

  The secured revolving and term credit agreements are secured under a collateral trust arrangement pursuant to which senior lenders to TLGI and LGII would share certain collateral and guarantees on a pari passu basis. The collateral includes (i) a pledge and guarantee for the benefit of the senior lenders of the shares of capital stock held by TLGI of substantially all of its subsidiaries (including the Company and its subsidiaries), and (ii) all of the financial assets of LGII (including the shares of the capital stock held by LGII of various subsidiaries) (collectively, the "Collateral"). The Collateral and guarantees are held by a trustee for the equal and ratable benefit of the various holders of pari passu indebtedness. (Unaudited) At June 30, 1998, the indebtedness owed to the senior lending group subject to the collateral trust arrangement, including holders of certain letters of credit and excluding debt owed to affiliated companies aggregated $1,988,000,000.

                        LOEWEN LUXEMBOURG (NO. 1) S.A.

TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES


NOTE 3. INVESTMENTS

  On November 15, 1994, a subsidiary of the Company made an investment of $99,600 representing a 24.9% interest in a partnership. The investment is carried under the equity method. The partnership's profits were $411,000 for the year ended December 31, 1997 (1996--$373,000). The partnership's principal asset is credit card receivables. At December 31, 1997, the partnership had assets of $161,159,000 and liabilities of $159,604,000 (1996--$149,516,000 and
$148,372,000, respectively). Equity income of approximately $102,000 (1996-- $93,000; 1995--$93,000) has been netted into general and administrative expense.

  (Unaudited) The partnership had no profits for the six months ended June 30, 1998 (approximately $200,000 for the six months ended June 30, 1997). Beginning January 1998, the partnership commenced the process of winding up the partnership's affairs in anticipation of liquidating the partnership's assets. For the six months ended June 30, 1998, no equity income (six months ended June 30, 1997 $62,000) has been netted into general and administrative expense.

  On November 14, 1997, 80 preferred shares of an affiliate were redeemed at their carrying value of $8,000,000 in exchange for a note receivable.

NOTE 4. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments. It is not practicable to determine the fair value of due from affiliated company, notes receivable from affiliate, or redeemable preferred shares due to their related party nature. It is not practicable to estimate the fair value of installment contract receivables, which comprise installment receivables on cemetery sales, which generally have terms of three to five years and bear interest ranging from 8% to 15%.

NOTE 5. REDEEMABLE SHARES OF SUBSIDIARY

  A subsidiary of the Company has issued 40 Class B Ordinary non-voting redeemable shares ("Class B shares") to an affiliate. The Class B shares are redeemable upon demand at their carrying amount of $9,433,000. The Class B shares have no right to earnings of the Company, in excess of the redemption value, in the ordinary course or in connection with the winding up of the Company, unless such dividend or other distribution shall be specifically resolved and declared payable to the Class B shareholders.

NOTE 6. CAPITAL STOCK

                                                     NUMBER CAPITAL ADDITIONAL
                                                       OF   STOCK,   PAID-IN
                                                     SHARES AT PAR   CAPITAL
                                                     ------ ------- ----------
Outstanding December 31, 1995.......................   10    $   3  $  397,197
Issued in exchange for installment contract
 receivables........................................    1      --       56,317
Capital contribution................................  --       --      192,590
                                                      ---    -----  ----------
Outstanding December 31, 1996.......................   11        3     646,104
Issued in exchange for installment contract
 receivables........................................  --       --       18,985
Issued for cash.....................................  145       41     381,537
Capital contribution for amounts paid by Parent on
 the Company's behalf...............................  --       --        3,418
                                                      ---    -----  ----------
Outstanding December 31, 1997.......................  156    $  44  $1,050,044
                                                      ===    =====  ==========

  (Unaudited) For the six months ended June 30, 1998, there has been no activity in the Company's capital stock.

                        LOEWEN LUXEMBOURG (NO. 1) S.A.

TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES


NOTE 7. INCOME TAXES

  Substantially all the Company's income is earned outside of Luxembourg. Income tax differed from amounts computed by applying the Luxembourg income tax rate of 37% on earnings before income taxes and minority interest as a result of the following:

                          THREE MONTHS        SIX MONTHS
                         ENDED JUNE 30,     ENDED JUNE 30,      YEAR ENDED DECEMBER 31,
                         ----------------  ------------------  ---------------------------
                          1998     1997      1998      1997      1997      1996     1995
                         -------  -------  --------  --------  --------  --------  -------
                           (UNAUDITED)        (UNAUDITED)       (RESTATED, SEE NOTE 1)
Expected income tax
 expense................ $12,926  $ 8,601  $ 24,940  $ 16,267  $ 38,650  $ 22,478  $12,726
Foreign income taxed at
 lower rates............  (9,949)  (7,139)  (20,582)  (12,670)  (33,041)  (15,855)  (7,099)
                         -------  -------  --------  --------  --------  --------  -------
                         $ 2,977  $ 1,462  $  4,358  $  3,597  $  5,609  $  6,623  $ 5,627
                         =======  =======  ========  ========  ========  ========  =======

NOTE 8. INSTALLMENT CONTRACT RECEIVABLES

  During 1996 and 1997, the Company purchased cemetery installment contract receivables from affiliates. The Company has recorded installment contract receivables at the gross amount of the installment contract receivables net of the allowance for doubtful accounts, unearned finance income and purchase discount. At June 30, 1998, the total unearned finance income is approximately (unaudited) $5,439,000 (December 31, 1997--$7,590,000) and the total unamortized purchase discount is approximately (unaudited) $4,427,000 (December 31, 1997--$5,623,000). At June 30, 1998, the allowance for contract cancellation doubtful accounts is approximately (unaudited) $4,816,000 (December 31, 1997--$7,031,000). The purchase discount and unearned finance income are recognized as interest income in earnings over the collection period of the contract receivables. During 1998, the Company has recognized interest income of (unaudited) $2,631,000 (year ended December 31, 1997-- $7,384,000) related to purchased receivables.

  (Unaudited) The Company has entered into management and receivables servicing agreements with an affiliate, whereby the affiliate performs specified collection services on the receivables for management and servicing fees calculated at 108.2% of their cost of servicing the receivables.

  Proceeds received from the collection of installment contract receivables are, from time to time, advanced to LGII pursuant to a revolving credit facility. Revolving credit loans may be made up to a maximum of $100,000,000 and bear interest at a floating rate based on U.S. Treasury rates adjusted to a constant maturity of three months plus 5%. (Unaudited) Amounts outstanding under the revolving credit facility are due June 5, 2002. As at June 30, 1998, the Company has advanced $8,277,000 (June 30, 1997--$22,136,000) to LGII pursuant to the revolving credit facility.

NOTE 9. NON-CASH TRANSACTIONS

  The Company entered into the following non-cash transactions:

                                        SIX MONTHS ENDED  YEAR ENDED DECEMBER
                                            JUNE 30,              31,
                                        ---------------- ---------------------
                                              1998        1997    1996   1995
                                        ---------------- ------- ------- -----
                                          (UNAUDITED)
Increase in receivables advanced to
 affiliate resulting from collections
 and repurchases of installment
 contract receivables..................      $9,451      $33,191 $ 3,421 $ --
Purchase of installment contract
 receivables in exchange for capital
 stock.................................         --        18,985  56,317   --

                        LOEWEN LUXEMBOURG (NO. 1) S.A.

TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES

NOTE 10. RECENT ACCOUNTING STANDARD

  (Unaudited) Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities" is effective for fiscal years beginning after December 15, 1998. SOP 98-5 states that costs of start-up activities, including organization costs, should be expensed as incurred. Pursuant to SOP 98-5 the Company will write-off the unamortized organization costs, which are contained in other assets, in its 1999 fiscal year.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Loewen Luxembourg (No. 2) S.A.

  We have audited the accompanying consolidated balance sheets of Loewen Luxembourg (No. 2) S.A. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  These consolidated financial statements give retroactive effect to the acquisition by a subsidiary of the Company of Eagle Financial Associates, LLC, on March 10, 1998, which has been accounted for in a manner similar to a pooling of interests as described in Note 1 to the consolidated financial statements.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Loewen Luxembourg (No. 2) S.A. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles of the United States.

Luxembourg, March 20, 1998                KPMG Audit
                                          Reviseurs d'Entreprises

                                          /s/ D.G. Robertson

                         LOEWEN LUXEMBOURG (NO. 2) S.A.

                          CONSOLIDATED BALANCE SHEETS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS
                            EXCEPT NUMBER OF SHARES

                                          JUNE 30,   DECEMBER 31, DECEMBER 31,
                                            1998         1997         1996
                                         ----------- ------------ ------------
                                         (UNAUDITED)  (RESTATED, SEE NOTE 1)
                 ASSETS
                 ------
Current assets
  Cash..................................  $     99     $     81     $    71
  Installment contract receivables, net
   of allowances........................     8,772       11,607      15,869
  Note receivable from affiliate........    79,161       80,000         --
                                          --------     --------     -------
                                            88,032       91,688      15,940
Long-term installment contract receiv-
 ables, net of allowances...............    20,468       27,084      37,028
Notes receivable from affiliate.........    18,569       57,600       4,748
Investments.............................       --           387       8,285
Other assets............................     1,221        1,288         835
                                          --------     --------     -------
                                          $128,290     $178,047     $66,836
                                          ========     ========     =======
   LIABILITIES AND SHAREHOLDER EQUITY
   ----------------------------------
Current liabilities
  Accounts payable and accrued
   liabilities..........................  $    773     $  1,140     $   374
Redeemable shares of subsidiary.........     9,433        9,433       9,373
Shareholder equity
  Capital stock, $285 par value, 165
   shares authorized,
   issued and outstanding (December 31,
   1997--165,
   December 31, 1996--7)................        47           47           2
  Additional paid-in capital............   102,273      153,953      56,365
  Retained earnings.....................    15,764       13,474         722
                                          --------     --------     -------
                                           118,084      167,474      57,089
                                          --------     --------     -------
                                          $128,290     $178,047     $66,836
                                          ========     ========     =======

Commitments and contingencies (Note 2)


          See accompanying notes to consolidated financial statements

                         LOEWEN LUXEMBOURG (NO. 2) S.A.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                           THREE MONTHS ENDED      SIX MONTHS ENDED             YEAR ENDED
                                JUNE 30,               JUNE 30,                DECEMBER 31,
                         ----------------------  ----------------------  -------------------------
                            1998        1997        1998        1997       1997    1996     1995
                         ----------- ----------  ----------  ----------  -------- -------  -------
                         (UNAUDITED) (UNAUDITED) (UNAUDITED) (UNAUDITED)  (RESTATED, SEE NOTE 1)
Revenue from affiliates
  Interest and other
   income from
   affiliates...........   $ 4,406     $3,263     $ 8,485      $5,325    $ 14,669 $ 1,235  $ 1,107
Expenses
  General and
   administrative.......       119        447         400         528       1,191     337      316
                           -------     ------     -------      ------    -------- -------  -------
Earnings before income
 tax expense and
 minority interest......     4,287      2,816       8,085       4,797      13,478     898      791
Income tax expense......     1,346        100       1,795         174         666      39      250
                           -------     ------     -------      ------    -------- -------  -------
                             2,941      2,716       6,290       4,623      12,812     859      541
Minority interest.......       --          30         --           60          60     130      548
                           -------     ------     -------      ------    -------- -------  -------
Net earnings (loss) and
 comprehensive income...   $ 2,941     $2,686     $ 6,290      $4,563    $ 12,752 $   729  $    (7)
                           =======     ======     =======      ======    ======== =======  =======
Retained earnings,
 beginning of period....   $16,823     $2,599     $13,474      $  722    $    722 $    (7) $   --
Net earnings (loss) and
 comprehensive income...     2,941      2,686       6,290       4,563      12,752     729       (7)
Dividends...............    (4,000)       --       (4,000)        --          --      --       --
                           -------     ------     -------      ------    -------- -------  -------
Retained earnings, end
 of period..............   $15,764     $5,285     $15,764      $5,285    $ 13,474 $   722  $    (7)
                           =======     ======     =======      ======    ======== =======  =======


          See accompanying notes to consolidated financial statements

                         LOEWEN LUXEMBOURG (NO. 2) S.A.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     EXPRESSED IN THOUSANDS OF U.S. DOLLARS

                         SIX MONTHS ENDED JUNE 30,       YEAR ENDED DECEMBER 31,
                         -----------------------------   --------------------------
                             1998            1997          1997      1996    1995
                         -------------   -------------   ---------  ------  -------
                          (UNAUDITED)     (UNAUDITED)     (RESTATED, SEE NOTE 1)
CASH PROVIDED BY (AP-
 PLIED TO)
Operations
  Net earnings..........  $      6,290   $       4,563   $  12,752  $  729  $    (7)
  Items not affecting
   cash:
    Minority interest...           --               60          60     130      548
  Net changes in other
   non-cash balances....          (300)         (4,548)        211  (1,255)  (1,119)
                          ------------   -------------   ---------  ------  -------
                                 5,990              75      13,023    (396)    (578)
                          ------------   -------------   ---------  ------  -------
Investing
  Advances on notes
   receivable from
   affiliate............       (16,755)        (97,701)   (171,660)   (236)     --
  Repayments of notes
   receivable from
   affiliate and
   Parent...............        14,396          78,606     158,606     540   18,182
  Investment in
   affiliate............           387             --          --      --    (8,000)
                          ------------   -------------   ---------  ------  -------
                                (1,972)        (19,095)    (13,054)    304   10,182
                          ------------   -------------   ---------  ------  -------
Financing
  Issue of share
   capital..............           --          250,624     381,578     --        50
  Return of capital to
   Parent...............           --         (231,600)   (381,537)    --       --
  Redemption of
   redeemable preferred
   shares of
   subsidiary...........           --              --          --      --    (9,659)
  Dividends paid........        (4,000)            --          --      --       --
                          ------------   -------------   ---------  ------  -------
                                (4,000)         19,024          41     --    (9,609)
                          ------------   -------------   ---------  ------  -------
Increase (decrease) in
 cash during the
 period.................            18               4          10     (92)      (5)
Cash, beginning of
 period.................            81              71          71     163      168
                          ------------   -------------   ---------  ------  -------
Cash, end of period.....  $         99   $          75   $      81  $   71  $   163
                          ============   =============   =========  ======  =======

          See accompanying notes to consolidated financial statements

                        LOEWEN LUXEMBOURG (NO. 2) S.A.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Loewen Luxembourg (No. 2) S.A. (the "Company") was incorporated on April 23, 1997 under the laws in the Grand-Duchy of Luxembourg as a wholly owned subsidiary of Loewen Luxembourg (No. 1) S.A. ("Parent Company") and a wholly owned indirect subsidiary of The Loewen Group Inc. ("TLGI"). The principal business activity of the Company is to provide financing to other subsidiaries of The Loewen Group Inc. ("affiliates").

  The interim consolidated financial statements (unaudited) include the accounts of all subsidiary companies and all adjustments including normal recurring adjustments, which in management's opinion are necessary for a fair presentation of the financial results for the interim periods.

  The consolidated financial statements have been prepared in United States dollars in accordance with generally accepted accounting principles in the United States. The consolidated financial statements require the use of management estimates. Actual results could differ from those estimates.

BASIS OF CONSOLIDATION

  The accompanying consolidated financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

  The accounts of all subsidiary companies have been included in the consolidated financial statements. All subsidiaries are wholly owned at June 30, 1998, except for redeemable shares of a subsidiary, which are held by an affiliate and have been reflected in the consolidated financial statements as redeemable shares of subsidiary.

  On March 10, 1998, the Company acquired Neweol Investments Ltd.'s ("Neweol") 100% interest in Eagle Financial Associates, LLC ("Eagle") in exchange for 10 common shares of the Company. The Company recorded Eagle's assets and liabilities at their carrying value of approximately $85,000,000. Eagle's principal business activity was the purchase of cemetery long-term receivables from affiliates and the subsequent collection of such receivables. This transaction is a reorganization of entities under common control of TLGI and has been accounted for in a manner similar to a pooling of interests.

  Accordingly, the Company's consolidated financial statements have been restated as follows:

                                             SIX MONTHS
                                                ENDED
                                              JUNE 30,    YEAR ENDED DECEMBER 31,
                         THREE MONTHS ENDED ------------- ------------------------
                           JUNE 30, 1997     1998   1997    1997    1996    1995
                         ------------------ ------ ------ -------- ------- -------
                            (UNAUDITED)      (UNAUDITED)
Revenue: The Company....       $  615       $6,677 $  643 $  4,762 $   184 $ 1,107
  Eagle.................        2,648        1,808  4,682    9,907   1,051     --
                               ------       ------ ------ -------- ------- -------
                               $3,263       $8,485 $5,325 $ 14,669 $ 1,235 $ 1,107
                               ======       ====== ====== ======== ======= =======
Net earnings: The
 Company................       $  555       $4,683 $  555 $  4,804 $   --  $   --
  Eagle.................        2,131        1,607  4,008    7,948     729      (7)
                               ------       ------ ------ -------- ------- -------
                               $2,686       $6,290 $4,563 $ 12,752 $   729 $    (7)
                               ======       ====== ====== ======== ======= =======

  On May 21, 1997, a subsidiary of the Company acquired a 100% interest in an affiliate Neweol Finance B.V. ("NFBV"), in exchange for 40 redeemable shares with a redemption value of $9,433,000. NFBV's principal assets were preferred shares of an affiliate and an investment in a partnership. This transaction

                        LOEWEN LUXEMBOURG (NO. 2) S.A.

TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES

constitutes a reorganization of entities under the common control of TLGI and, accordingly, has been reflected in the accompanying consolidated financial statements in a manner similar to a pooling of interests. Earnings attributable to the redeemable shares have been reflected as minority interest. Consequently, the Company's consolidated financial statements for the years ended December 31, 1996 and 1995 represent the operations of NFBV. The Company's consolidated statement of operations for the year ended December 31, 1997 includes revenue of $77,000 and minority interest expense of $60,000 representing NFBV's results of operations for the period January 1 through May 20, 1997.

  Investments over which the Company has significant influence are accounted for using the equity method.

  All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. The Company receives administrative support from TLGI at no charge to the Company. Direct costs of the Company's operations are recorded as expenses.

FOREIGN CURRENCY TRANSLATION

  Transactions denominated in foreign currencies are translated into U.S. dollars at the rate of exchange in effect on the transaction dates, and monetary items are translated at the rate of exchange in effect at the balance sheet date. Exchange gains and losses are included in income in the current year.

OTHER ASSETS

  Other assets include organization costs and deferred finance costs, which are amortized over the estimated useful lives of one and one-half to five years.

NOTE 2. NOTES RECEIVABLE FROM AFFILIATES

                                           JUNE 30,   DECEMBER 31, DECEMBER 31,
                                             1998         1997         1996
                                          ----------- ------------ ------------
                                          (UNAUDITED)  (RESTATED, SEE NOTE 1)
Current
  Unsecured promissory note at 7.25%, due
   July 31, 1998 (unaudited--amended to
   December 31, 1998)....................   $79,161     $80,000       $  --
Long-term Unsecured revolving credit
 agreement due in 1999...................   $10,292     $ 9,557       $1,092
  Unsecured revolving credit agreement
   due in 1999...........................       --       45,233        3,656
  Secured revolving credit agreement due
   in 2002...............................     8,277       2,810          --
                                            -------     -------       ------
                                            $18,569     $57,600       $4,748
                                            =======     =======       ======

  The current promissory note is from an affiliate whose principal assets include long-term cemetery installment contracts receivable. The long-term notes receivable are from Loewen Group International, Inc. ("LGII"), an affiliate with funeral and cemetery operations in the United States.

  The unsecured revolving credit agreement bears interest at the prime commercial interest rate charged by the 30 largest banks in the United States plus 2% (Unaudited--10.5% at June 30, 1998) (10.5% at December 31, 1997 and 10.25% at December 31, 1996). The second unsecured revolving credit agreement due in 1999 bears interest at 5.36% plus the U.S. Treasury rate adjusted to a constant maturity corresponding to the repayment date. The secured revolving credit agreement bears interest at a floating rate based on U.S. Treasury rates adjusted to a constant maturity of three months plus 5% (Unaudited-- 9.96% at June 30, 1998) (9.93% at December 31, 1997). The maximum credit available under the first unsecured revolving credit agreement and the secured revolving credit agreement is $15,000,000, and $100,000,000, respectively.

                        LOEWEN LUXEMBOURG (NO. 2) S.A.

TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES


  The secured revolving and term credit agreements are secured under a collateral trust arrangement pursuant to which senior lenders to TLGI and LGII would share certain collateral and guarantees on a pari passu basis. The collateral includes (i) a pledge and guarantee for the benefit of the senior lenders of the shares of capital stock held by TLGI of substantially all of its subsidiaries (including the Company and its subsidiaries), and (ii) all of the financial assets of LGII (including the shares of the capital stock held by LGII of various subsidiaries) (collectively, the "Collateral"). The Collateral and guarantees are held by a trustee for the equal and ratable benefit of the various holders of pari passu indebtedness. (Unaudited) At June 30, 1998, the indebtedness owed to the senior lending group subject to the collateral trust arrangement, including holders of certain letters of credit and excluding debt owed to affiliated companies aggregated $1,988,000,000.

NOTE 3. INVESTMENTS

  On November 15, 1994, a subsidiary of the Company made an investment of $99,600 representing a 24.9% interest in a partnership. The investment is carried under the equity method. The partnership's profits were $411,000 for the year ended December 31, 1997 (1996--$373,000). The partnership's principal asset is credit card receivables. At December 31, 1997, the partnership had assets of $161,159,000 and liabilities of $159,604,000 (1996--$149,516,000 and
$148,372,000, respectively). Equity income of approximately $102,000 (1996-- $93,000; 1995--$93,000) has been netted into general and administrative expense.

  (Unaudited) The partnership had no profits for the six months ended June 30, 1998 (approximately $200,000 for the six months ended June 30, 1997). Beginning January 1998, the partnership commenced the process of winding up the partnership's affairs in anticipation of liquidating the partnership's assets. For the six months ended June 30, 1998, no equity income (six months ended June 30, 1997--$62,000) has been netted into general and administrative expense.

  On November 14, 1997, 80 preferred shares of an affiliate were redeemed at their carrying value of $8,000,000 in exchange for a note receivable.

NOTE 4.  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash, accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments. It is not practicable to determine the fair value of notes receivable from affiliate, or redeemable preferred shares due to their related party nature. It is not practicable to estimate the fair value of installment contract receivables, which comprise installment receivables on cemetery sales, which generally have terms of three to five years and bear interest ranging from 8% to 15%.

NOTE 5.  REDEEMABLE SHARES OF SUBSIDIARY

  A subsidiary of the Company has issued 40 Class B Ordinary non-voting redeemable shares ("Class B shares") to an affiliate. The Class B shares are redeemable upon demand at their carrying amount of $9,433,000. The Class B shares have no right to earnings of the Company, in excess of the redemption value, in the ordinary course or in connection with the winding up of the Company, unless such dividend or other distribution shall be specifically resolved and declared payable to the Class B shareholders.

                        LOEWEN LUXEMBOURG (NO. 2) S.A.

TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES


NOTE 6. CAPITAL STOCK

                                        NUMBER   CAPITAL STOCK,   ADDITIONAL
                                       OF SHARES     AT PAR     PAID-IN CAPITAL
                                       --------- -------------- ---------------
Outstanding December 31, 1995........     --         $ --          $      50
Issued in exchange for installment
 contract receivables................       7            2            56,315
                                          ---        -----         ---------
Outstanding December 31, 1996........       7            2            56,365
Issued in exchange for installment
 contract receivables................       3            1            18,984
Issued for cash......................     145           41           381,537
Issued in exchange for assets con-
 tributed by affiliate...............      10            3           674,625
Return of capital for cash...........     --           --           (381,537)
Return of capital by distributing as-
 set to Parent.......................     --           --           (596,021)
                                          ---        -----         ---------
Outstanding December 31, 1997........     165        $  47         $ 153,953
Return of capital by distributing as-
 set to Parent (unaudited)...........     --           --            (51,680)
                                          ---        -----         ---------
Outstanding June 30, 1998 (unau-
 dited)..............................     165        $  47         $ 102,273
                                          ===        =====         =========

NOTE 7. INCOME TAXES

  Substantially all the Company's income is earned outside of Luxembourg. Income tax differed from amounts computed by applying the Luxembourg income tax rate of 37% on earnings before income taxes and minority interest as a result of the following:

                          THREE MONTHS       SIX MONTHS
                         ENDED JUNE 30,    ENDED JUNE 30,    YEAR ENDED DECEMBER 31,
                         ----------------  ----------------  ---------------------------
                          1998     1997     1998     1997      1997      1996     1995
                         -------  -------  -------  -------  ---------  -------  -------
                           (UNAUDITED)       (UNAUDITED)      (RESTATED, SEE NOTE 1)
Expected income tax ex-
 pense.................. $ 1,586  $ 1,042  $ 2,991  $ 1,775  $   4,987  $   332  $  293
Foreign income taxed at
 lower rates............    (240)    (942)  (1,196)  (1,601)    (4,321)    (293)    (43)
                         -------  -------  -------  -------  ---------  -------  ------
                          $1,346  $   100  $ 1,795  $   174  $     666  $    39  $  250
                         =======  =======  =======  =======  =========  =======  ======

NOTE 8. OTHER RELATED PARTY TRANSACTIONS

  On May 21, 1997, a subsidiary of the Company acquired a 100% interest in Loewen Finance (Delaware) Limited Liability Company ("LFD") from Neweol in exchange for a note payable of $596,021,000. Neweol subsequently contributed the note payable to the Company as additional paid-in capital. The assets and liabilities of LFD were recorded at the transferor's carrying value, and the Company recorded capital stock of $3 and additional paid-in capital of $78,604,000 for the difference between the net assets recorded and the note payable. On May 21, 1997, substantially all the net assets of LFD, amounting to $674,625,000, were distributed to the Parent Company, and the Company received a note receivable from the Parent Company of $78,604,000.

NOTE 9. INSTALLMENT CONTRACT RECEIVABLES

  The Company has recorded installment contract receivables at the gross amount of the installment contract receivables net of the allowance for doubtful accounts, unearned finance income and purchase discount. At June 30, 1998, the total unearned finance income is approximately (unaudited) $5,439,000 (December 31, 1997--$7,590,000) and the total unamortized purchase discount is approximately (unaudited) $4,427,000 (December 31, 1997-- $5,623,000). At June 30, 1998, the allowance for contract cancellation doubtful accounts

                        LOEWEN LUXEMBOURG (NO. 2) S.A.

TABULAR AMOUNTS EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT NUMBER OF SHARES

is approximately (unaudited) $4,816,000 (December 31, 1997--$7,031,000). The purchase discount and unearned finance income are recognized as interest income in earnings over the collection period of the contract receivables. During 1998, the Company has recognized interest income of (unaudited) $2,631,000 (year ended December 31, 1997--$7,384,000) related to purchased receivables.

  (Unaudited) The Company has entered into management and receivables servicing agreements with an affiliate, whereby the affiliate performs specified collection services on the receivables for management and servicing fees calculated at 108.2% of their cost of servicing the receivables.

  (Unaudited) Proceeds received from the collection of installment contract receivables are, from time to time, advanced to LGII pursuant to a revolving credit facility. Revolving credit loans may be made up to a maximum of $100,000,000 and bear interest at a floating rate based on U.S. Treasury rates adjusted to a constant maturity of three months plus 5%. Amounts outstanding under the revolving credit facility are due June 5, 2002. As at June 30, 1998, the Company has advanced $8,277,000 (June 30, 1997--$22,136,000) to LGII pursuant to the revolving credit facility.

NOTE 10. NON-CASH TRANSACTIONS

  The Company entered into the following non-cash transactions:

                                                        YEAR ENDED DECEMBER 31,
                                       SIX MONTHS ENDED -------------------------
                                        JUNE 30, 1998     1997     1996    1995
                                       ---------------- -------- -------- -------
                                         (UNAUDITED)
Increase in receivables advanced to
 affiliate resulting from collections
 and repurchases of installment
 contract receivables................      $ 9,451      $ 33,191 $  3,421 $  --
Purchase of installment contract
 receivables in exchange for capital
 stock...............................          --         18,985   56,317    --
Transfer of assets to Parent Company
 as return of capital................       51,680       596,021      --     --
Issuance of capital stock in exchange
 for assets contributed by
 affiliate...........................          --        674,628      --     --

NOTE 11. RECENT ACCOUNTING STANDARD

  (Unaudited) Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities" is effective for fiscal years beginning after December 15, 1998. SOP 98-5 states that costs of start-up activities, including organization costs, should be expensed as incurred. Pursuant to SOP 98-5 the Company will write-off the unamortized organization costs, which are contained in other assets, in its 1999 fiscal year.

================================================================================

 UNTIL NOVEMBER 11, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OB-LIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
About This Prospectus......................................................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................  13
Forward-Looking and Cautionary Statements..................................  14
Use of Proceeds............................................................  16
Consolidated Capitalization................................................  16
The Exchange Offer.........................................................  17
Description of Exchange Notes..............................................  24
Description of Certain Other Indebtedness..................................  49
Plan of Distribution.......................................................  51
Certain U.S. Federal Income Tax Considerations.............................  52
Certain Canadian Federal Tax Considerations................................  54
Where You Can Find More Information........................................  55
Legal Matters..............................................................  56
Experts....................................................................  56
Index to Financial Statements.............................................. F-1

================================================================================

================================================================================

                                 LOEWEN GROUP
                              INTERNATIONAL, INC.

                              EXCHANGE OFFER FOR:

                          $200,000,000 7.20% SERIES 6
                       SENIOR GUARANTEED NOTES DUE 2003

                          $250,000,000 7.60% SERIES 7
                       SENIOR GUARANTEED NOTES DUE 2008

                                ---------------

                           PAYMENT OF PRINCIPAL AND
                           INTEREST UNCONDITIONALLY
                                 GUARANTEED BY
                             THE LOEWEN GROUP INC.

                         [LOGO OF THE LOEWEN GROUP]

                                ---------------

                                  PROSPECTUS

                                ---------------

                              SEPTEMBER 23, 1998

================================================================================